      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 2, 1997


                                                      REGISTRATION NO. 333-20701
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 2
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                          ODYSSEY PICTURES CORPORATION
             (Exact name of registrant as specified in its charter)

            NEVADA                           7820                  95-4269048
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
     or Incorporation or         Classification Code Number)     Identification
        Organization)                                               Number)


                             1875 CENTURY PARK EAST
                         LOS ANGELES, CALIFORNIA 90067
                                 (310) 229-2430
    (Address, including zip code, and telephone number, including area code, of Registrant's Principal Executive Office)

                            ------------------------


                             HOWARD J. KERKER, ESQ.
                               600 MADISON AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 758-0700
  (Address, including zip code, and telephone number, including area code, of
                               Agent for Service)

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

    If any of the securities being registered on this Form are offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                          PROPOSED MAXIMUM      PROPOSED MAXIMUM
              TITLE OF EACH CLASS OF                   AMOUNT TO BE        OFFERING PRICE      AGGREGATE OFFERING
           SECURITIES TO BE REGISTERED                REGISTERED(1)         PER SHARE(2)             PRICE
Common Stock, par value $.01 per share............      1,210,622             $     .44             $532,674
Common Stock, par value $.01 per share............       500,000                   1.06             $530,000

                                                        AMOUNT OF
              TITLE OF EACH CLASS OF                   REGISTRATION
           SECURITIES TO BE REGISTERED                    FEE(3)
Common Stock, par value $.01 per share............         $184
Common Stock, par value $.01 per share............         $183



(1) Includes 1,210,622 shares of Common Stock issued by the Company to selling stockholders (of which 170,455 Shares have been estimated for purposes of determining the amount of the registration fee, but which amount will be finally determined on the effective date), and 500,000 shares of Common Stock underlying warrants issued by the Company.



(2) Estimated solely for the purpose of determining the amount of the registration fee pursuant to Rule 457 under the Securities Act of 1933 on the basis of the closing price of the Company's Common Stock on June 18, 1997 ($.44 per share), as reported on National Association of Securities Dealers, Inc.'s Bulletin Board Trading System, and the exercise price of Common Stock purchase warrants ($1.06 per share), the underlying shares of which are included herein.


(3) Total registration fee of $367 is less than the $1,125 registration fee paid with original filing; no additional fee paid herein.

                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DAY OR DATE AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             CROSS REFERENCE SHEET
                              PURSUANT TO RULE 501

  FORM S-1                                                                        CAPTION AND LOCATION IN
  ITEM NO.               INFORMATION CALLED FOR BY ITEM                    PROSPECTUS OR REGISTRATION STATEMENT
-------------  ---------------------------------------------------  ---------------------------------------------------
          1    Forepart of the Registration Statement and
                 Outside Front Cover Page of Prospectus...........  Forepart of the Registration Statement and
                                                                      Outside Front Cover Page of Prospectus
          2    Inside Front and Outside Back Cover Pages
                 of Prospectus....................................  Additional Information; Outside Back Cover Page of
                                                                      Prospectus
          3    Summary Information, Risk Factors and
                 Ratio of Earnings to Fixed Charges...............  Prospectus Summary, Page    ; Risk Factors, Page
                                                                          ; Ratio of Earnings to Fixed Charges,
                                                                      Inapplicable
          4    Use of Proceeds....................................  Use of Proceeds, Page
          5    Determination of Offering Price....................  Outside Front Cover Page of Prospectus;
                                                                      Determination of Offering Price, Page
          6    Dilution...........................................  Dilution, Page
          7    Selling Security Holders...........................  Selling Stockholders, Page
          8    Plan of Distribution...............................  Outside Front Cover Page of Prospectus; Plan of
                                                                      Distribution, Page
          9    Description of Securities to be Registered.........  Description of Securities, Page
         10    Interests of Named Experts and Counsel.............  Interests of Named Experts and Counsel, Page
         11    Information with Respect to the Registrant.........  Price Range of Common Stock, Page     ; Dividend
                                                                      Policy, Page     ; Selected Consolidated
                                                                      Financial Data, Page     ; Management's
                                                                      Discussion and Analysis of Financial Conditions
                                                                      and Results of Operations, Page     ; Business,
                                                                      Page     ; Legal Proceedings, Page     ;
                                                                      Management, Page     ; Certain Relationships and
                                                                      Related Transactions, Page     ; Principal
                                                                      Stockholders, Page     ; Description of
                                                                      Securities, Page     ; Shares Eligible for Future
                                                                      Sale, Page     ; Index to Financial Statements,
                                                                      Page F-1
         12    Disclosure of Commission Position on
                 Indemnification for Securities Act
                 Liabilities......................................  Undertakings, Page II-
         13    Other Expenses of Issuance and
                 Distribution.....................................  Other Expenses of Issuance and Distribution, Page
                                                                      II-
         14    Indemnification of Directors and Officers..........  Indemnification of Directors and Officers, Page II-
         15    Recent Sales of Unregistered Securities............  Recent Sales of Unregistered Securities,
                                                                      Page II-
         16    Exhibits and Financial Statement Schedules.........  Exhibits, Page II-
         17    Undertakings.......................................  Undertakings, Page II-

                             SUBJECT TO COMPLETION

                   PRELIMINARY PROSPECTUS DATED JULY 2, 1997

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER SECURITIES LAWS OF ANY SUCH STATE.

                                1,710,622 SHARES


                          ODYSSEY PICTURES CORPORATION

                                  COMMON STOCK
                               ------------------


    This Prospectus relates to the subsequent resale or offer for sale by Selling Stockholders (as hereinafter defined) of up to 1,710,622 shares (the Shares) of Common Stock, par value $.01 per share ("Common Stock"), of Odyssey Pictures Corporation ("Odyssey" or the "Company"), a Nevada corporation, including 1,210,622 Shares currently owned by the Selling Stockholders and 500,000 Shares which may be issued to the Selling Stockholders upon the exercise of Common Stock Purchase Warrants granted by the Company (the "Warrants"). The distribution of the Shares may be effected in one or more transactions through one or more brokers or dealers, or in privately negotiated transactions, at market prices prevailing at the time of sale or at prices otherwise negotiated. All of the Shares offered hereby are being offered by certain of the Company's stockholders (the "Selling Stockholders"). The Company will not receive any of the proceeds from the sale of the Shares except in connection with the prior exercise of the Warrants by the Selling Stockholders.


    Upon any sale of the Shares covered by this Prospectus, Selling Stockholders and any participating brokers or dealers may be deemed to be underwriters as that term is defined in the Securities Act of 1933, as amended (the "Act"), and commissions or discounts or any profits realized on the sale of such Shares received by Selling Stockholders and such brokers or dealers may be deemed to be underwriting commissions or discounts within the meaning of the Act.


    The Common Stock of the Company trades in the over-the-counter market on the NASDAQ's OTC Bulletin Board under the symbol "OPIX". On June 18, 1997, the closing price of the Common Stock was $.44 per share. Trading in the Common Stock is subject to specific penny stock rules that impose substantial burdens on the marketability of the Common Stock. See "Risk Factors--Loss of Nasdaq Small Cap Market Listing."



    THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 6.


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE ACCURACY
       OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                         TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                            UNDERWRITING        PROCEEDS TO
                                                                           DISCOUNTS AND          SELLING
                                                     PRICE TO PUBLIC(1)    COMMISSIONS(2)     STOCKHOLDERS(3)
Per Share..........................................          $                   --                  $
Total(4)...........................................          $                   --                  $

(1) Estimated based on the closing bid price of the Common Stock on            ,
    1997. The Shares being offered hereby will be offered from time to time by the Selling Stockholders based on the prevailing market price for the Shares at the time of sale.

(2) There are no underwriting costs involved.


(3) Before deducting estimated offering expenses of $125,000.



(4) Assumes the sale of 1,210,622 Shares currently owned by the Selling Stockholders, the exercise of 500,000 Warrants owned by the Selling Stockholders, and the subsequent sale of the Shares underlying the Warrants.


               THE DATE OF THIS PROSPECTUS IS            , 1997.

                 (This page has been left blank intentionally.)

                               PROSPECTUS SUMMARY
                                  THE COMPANY

    Odyssey Pictures Corporation ("Odyssey" or the "Company") was formed in December 1989 as a holding company. At such time, the Company had no material assets. In September 1990, Double Helix Films, Inc. ("Double Helix"), a producer of low budget films, and Odyssey Entertainment Ltd. ("OEL"), an international film distribution company, were merged with wholly-owned subsidiaries of the Company (the "Mergers"). Subsequent to the Mergers, each of Double Helix and OEL became a wholly-owned subsidiary of the Company. In June 1991, the Company sold Double Helix and thereafter began to focus on the distribution of motion pictures in overseas markets as its primary business. The Company is committed to expanding its activities in the foreign distribution of high quality motion pictures and expects that the international distribution of films will continue to be its primary line of business.

    The foreign distribution of films involves two principal activities--the acquisition of rights from the licensor or the seller, usually the producer of the film, and the licensing of the distribution rights to subdistributors in foreign markets.

    The Company generally acquires its distribution rights from independent producers of motion pictures, rather than from major motion picture studios which generally have their own in-house distribution departments. Typically, the rights obtained from the independent producer cover all overseas markets and relate to all media, including theatrical release, video distribution, and all forms of television including cable and satellite distributed media. The distribution rights acquired by the Company generally break down into two broad categories:

    - SALES AGENCY REPRESENTATION. As a sales agent, the Company typically undertakes to represent and license a motion picture in all markets and media on a best-efforts basis, with no guarantees or advances, for a fee usually ranging from 15-20% of the licensing revenues, and typically for a term ranging from seven to fifteen years.

    - DISTRIBUTION. As a distributor, the Company may provide the producer of the film with a guarantee of a portion of the budget of the project. This guarantee may be in the form of a bank commitment to the producer, secured by license agreements with foreign licensees, which is used by the producer to finance the production. Typically, the Company receives a distribution fee of 25-35% over a term ranging from 15 years to perpetuity. In addition, the Company may acquire a profit participation in the film project.

    The Company's management seeks to identify attractive projects very early in their development, either through relationships with producers, directors and agents or through industry announcements of new productions. In addition, the Company's acquisitions personnel attends festivals and film markets, such as the Sundance Film Festival and the Cannes Film Festival, in order to locate new product. The Company may acquire rights either to "new" films (i.e., films for which production has not yet been commenced or completed or, if completed, not yet released into their initial exhibition market), or "completed" films, sometimes referred to as "library" films (i.e., films which have been completed and released into their initial exhibition market).

    Once the rights to a picture are obtained either as sales agent or distributor, the Company will then seek to license its rights to foreign subdistributors in the territories for which it has acquired distribution rights. In general, the licensing of rights to subdistributors includes all media other than satellite, although satellite is included in some subdistributors' territories. The subdistributor in each territory generally pays for its distribution rights with a down payment at the time the contract is executed with the balance due upon delivery of the picture to the distributor.

    The Company's strategy is to capitalize on its reputation and the experience of its management to expand the scale and scope of its activities in the international film distribution business.

    In January, 1997, the Company changed its name from Communications and Entertainment Corp. to Odyssey Pictures Corporation following approval of the name change at the Company's Annual Meeting of Stockholders in November, 1996.

                                  THE OFFERING


    All of the Shares offered hereby are being offered by Selling Stockholders of the Company, and no Shares are being offered by the Company. This offering includes 1,210,622 Shares owned by the Selling Stockholders and 500,000 Shares which may be acquired by Selling Stockholders upon the exercise of Warrants. The Shares (and Warrants) were acquired by the Selling Stockholders either as a result of direct equity investments in the Company, in consideration of services rendered to the Company, in exchange for existing debt of the Company, or upon the settlement of claims against the Company. See "Business-- Recent Financings."



Common Stock Offered by the Company....  None

Common Stock Offered by Selling
  Stockholders.........................  1,710,622 Shares of Common Stock, consisting of
                                         1,210,622 Shares currently owned and 500,000 Shares
                                         which may be acquired upon exercise of Warrants
                                         (See "Selling Stockholders").

Common Stock to be Outstanding After
  The Offering.........................  4,456,637 shares (does not include the 500,000
                                         Shares registered hereunder which are issuable upon
                                         exercise of the Warrants; also does not include an
                                         additional 1,717,833 shares reserved for issuance
                                         upon the exercise of other outstanding stock
                                         options and warrants issued to officers, directors,
                                         employees and other third parties, ranging in
                                         exercise price from $.625 per share to $18.96 per
                                         share).

Use of Proceeds........................  The Company will not receive any proceeds from the sale of Common Stock by Selling Stockholders,
                                         except to the extent Warrants are exercised. If all
                                         Warrants for which underlying Shares are registered
                                         hereunder were to be exercised, the Company would
                                         receive $530,000 in proceeds from the exercise of
                                         the Warrants.

Nasdaq OTC Bulletin Board Symbol.......  "OPIX"

Fiscal Year End........................  June 30



    Due to the close proximity in time between the acquisition of the Shares by the Selling Stockholders and the offering of those Shares pursuant to this Prospectus, the Selling Stockholders (other than the exchanging noteholders who acquired their notes in a private placement in 1995) may be deemed to be statutory "underwriters" as that term is defined in Section 2(11) of the Act. As statutory "underwriters", the Selling Stockholders may be covered under the civil liability provisions of Section 11 of the Act which may impose a higher degree of due diligence upon the Selling Stockholders with respect to the information contained in this Prospectus than may otherwise exist in the absence of such underwriter status.

                      SUMMARY CONSOLIDATED FINANCIAL DATA


    The summary historical consolidated financial data presented below for each of the five fiscal years in the period ended June 30, 1996 have been derived from the Company's audited Consolidated Financial Statements for the indicated periods. The summary historical consolidated financial data presented below for the nine month periods ended March 31, 1997 and 1996 have been derived from the Company's unaudited Consolidated Financial Statements for the periods indicated, which statements contain all accruals and adjustments (consisting only of normal recurring adjustments) which management considers necessary for a fair presentation of the financial information for such periods. The results of operations for the nine month period ended March 31, 1997 are not necessarily indicative of the operating results that may be expected for the full fiscal year. The finacial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations", the audited Consolidated Financial Statements and Notes thereto, the unaudited Consolidated Financial Statements and Notes thereto, and the other financial information included elsewhere in this Prospectus.


    The information presented below is in thousands, except for per share data.


                                                                                              FOR THE NINE MONTHS
                                                   FOR THE YEARS ENDED JUNE 30,                 ENDED MARCH 31,
                                       -----------------------------------------------------  --------------------
                                         1996       1995       1994       1993       1992       1997       1996
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
INCOME STATEMENT DATA
Revenues.............................  $   1,011  $   1,521  $  14,797  $  31,430  $  29,947  $     130  $     744
Income (loss) from continuing
  operations.........................     (4,960)    (6,852)    (7,607)    (1,450)     1,814        459     (4,382)
Income (loss) from discontinued
  operations.........................                  (458)      (766)       187                --         --
Income (loss) before extraordinary
  gain...............................     (4,960)    (7,310)    (8,373)    (1,263)     1,814     --         --
Extraordinary gain(a)................                                                    725     --         --
Net income (loss)....................  $  (4,960) $  (7,310) $  (8,373) $  (1,263) $   2,539  $     459  $  (4,382)
PER SHARE DATA:*
Income (loss) from continuing
  operations.........................  $   (2.17) $   (2.94) $   (3.18) $   (0.57) $    0.90  $     .16  $   (1.92)
Income (loss) from discontinued
  operations.........................                 (0.20)     (0.32)       .07                --         --
Extraordinary gain(a)................                                                   0.36     --         --
Net income (loss)....................  $   (2.17) $   (3.14) $   (3.50) $   (0.50) $    1.26  $     .16  $   (1.92)
Cash Dividends.......................     --         --         --         --         --         --         --
Weighted average shares*.............      2,284      2,332      2,392      2,551      2,065      2,899      2,282
BALANCE SHEET DATA
Film costs...........................  $   1,001  $  10,656  $  13,127  $  10,614  $  10,736  $     787  $   1,050
Total assets.........................      2,488     15,078     27,949     35,409     50,411      2,006      2,726
Indebtedness.........................        562        249        179        366        179        837        492
Shareholders' Equity (Deficit).......     (2,749)     1,979      9,796     18,786     21,856     (1,835)    (2,403)


------------------------

 (a) Consists of the utilization of a net operating loss carryforward

  * Per Share data and weighted average shares for all periods have been restated to reflect the effect of a one-for-six reverse stock split in March 1996.

                                  RISK FACTORS

    In addition to the other information contained in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing any of the shares of Common Stock offered hereby.


    CONTINUING OPERATING LOSSES. The Company incurred a net loss in each of its fiscal years ended June 30, 1993, 1994, 1995 and 1996 of $1,263,418, $8,373,486,
$7,309,651 and $4,959,716, respectively. Management anticipates that the Company will incur a net loss for the fiscal year ending June 30, 1997, and will continue to incur net operating losses for the fiscal year ending June 30, 1998, and there can be no assurance that the operations of the Company will become profitable in the future. Continued operating losses will materially impair the Company's ability to secure capital funding in the future.



    NEGATIVE NET WORTH; NEED FOR ADDITIONAL FINANCING; GOING CONCERN. As of March 31, 1997, the Company had a negative net worth of $1,835,267. Accordingly, the Company will be totally dependent on outside sources of funding to sustain its business and operations while it continues to incur operating losses. Since the Company does not anticipate that it will be generating sufficient revenues to sustain its operations until July, 1998, the Company will require substantial additional financing to fund its operations during the 1998 fiscal year, and possibly thereafter. However, no assurance can be given that the Company will be successful in obtaining outside financing for future periods on terms deemed favorable to the Company, if at all. If the Company is unable to obtain such additional financing, and is unable to restore itself to profitability in the near future, the Company's ability to meet its ongoing obligations would be materially adversely affected. The Company's independent accountants have included an explanatory paragraph in their report on the Company's financial statements stating that the Company's recurring losses from operations, net capital deficiency and insufficient working capital raise substantial doubts about its ability to continue as a going concern. See Financial Statements.



    DEFAULT ON OUTSTANDING NOTES AND OBLIGATIONS. In August and October of 1995, the Company concluded a private placement pursuant to which it issued unsecured promissory notes to unaffiliated investors in the aggregate amount of $312,500. The notes had a maturity date of one year and were due to be paid by the Company upon their respective due dates on August 28 and October 3, 1996. The Company made a proposal to the noteholders which involved the payment of current interest on the notes and either the deferral of the maturity date of the notes (the first proposal) or the cancellation of the notes in their entirety (the second proposal), in each case in exchange for varying amounts of registered stock of the Company. (See "Business-Recent Financings-1995 Private Placement"). As of the date of this Prospectus, noteholders representing $262,500 in principal amount of the notes elected the second proposal. The remaining note for $50,000 (held by a single investor) has not been paid on its due date, and is currently in default. Although this note is unsecured, a continuing default on the note could impair the Company's ability to raise additional capital in the future.



    On July 17, 1997, a long term note of the Company in the amount of $179,000 will mature. At the present time, the Company does not have the capital resources necessary to pay this note on its scheduled maturity date. Although the Company has received a written proposal from a third party (Kinnevik Media Properties, Ltd.) to provide financing to the Company in the amount of $500,000 (a portion of the proceeds of which would be used to pay the note), the terms of such financing are currently being negotiated and no assurance can be given that such financing will be consummated or, if so, on what terms. See "Business--Recent Financings." If such financing is not completed prior to the scheduled maturity date of the note, then unless alternative financing can be arranged by the Company on or before such date, as to which there can be no assurance, the Company will be in default on the scheduled maturity date of the note.


    LOSS OF NASDAQ SMALLCAP MARKET LISTING. On May 1, 1996, the Nasdaq Stock Market, Inc. ("Nasdaq") notified the Company that its Shares of Common Stock were being deleted from Nasdaq's

SmallCap Market, effective May 2, 1996, because the Company did not maintain a combined capital and surplus of $1,000,000, as required by Section 1(c)(3) of Schedule D of the NASD By-Laws. Since May 2, 1996, the Company's Shares have traded in the over-the-counter market on Nasdaq's OTC Bulletin Board, an NASD sponsored and operated inter-dealer automated quotation system originally introduced as an alternative to "pink sheet" trading of over-the-counter securities. Management does not anticipate that the Company will meet Nasdaq's requirements for re-listing on the SmallCap Market in the near future, and, until such time, the Company's ability to obtain third party financing may be adversely affected by its failure to trade in the SmallCap Market. Moreover, although the Company believes that the OTC Bulletin Board has been recognized as an acceptable alternative to "pink sheet" trading (as published by The National Quotation Bureau Incorporated), there can be no assurance that the liquidity and prices of the Company's Shares in the secondary market will not be adversely affected by the trading of such Shares on the OTC Bulletin Board.

    In addition, as a result of the Common Stock being deleted from Nasdaq, trading in the Common Stock is also subject to the requirements of certain rules promulgated under the Securities Exchange Act of 1934, as amended, which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a penny stock (generally, any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to exceptions). Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith, and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally institutions). For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in the Common Stock, which could severely limit the market price and liquidity of the Common Stock.


    RECENT CHANGE IN MANAGEMENT. A change in the entire Board of Directors of the Company occurred in April 1995 in connection with the settlement of a proxy contest, and an entirely new management team was installed by the newly appointed Board in September, 1995. As a result of the complete turnover both at the Board and management levels of the Company, new management has been unable to focus its attention entirely on prospective business strategies for the Company, having to devote a significant portion of its time to reviewing, documenting and resolving problems attributable to prior management's activities and actions. In many cases, appropriate records have not been available to support prior management actions, impacting not only on new management's time and resources, but also resulting in additional legal, accounting and other professional costs for the company.



    LITIGATION RISK. The Company is presently engaged in several lawsuits, all of which have arisen out of or in connection with certain actions taken by prior management of the Company. (See "Legal Proceedings"). Although the Company believes that the outcome of all current litigation will not have a material impact on its financial condition, such litigation activity nevertheless consumes substantial management time and Company resources, financial and otherwise, and there can be no assurance as to the outcome of such litigation or the amount of damages the Company would sustain if it did not prevail in any of such proceedings.


    RISKS ASSOCIATED WITH THE MOTION PICTURE INDUSTRY. The motion picture industry is highly speculative and inherently risky. There can be no assurance of the economic success of any motion picture since revenues derived from the production and distribution of films (which do not necessarily bear a direct correlation to the production or distribution costs associated therewith) depend primarily upon their acceptance by the public, which cannot be predicted. The commercial success of films also depends upon the quality and acceptance of other competing films released into the marketplace at or near the same time, the availability of alternative forms of entertainment and leisure time activities, general economic conditions and other tangible and intangible factors, all of which can change and cannot be predicted with certainty. For the fiscal year ended June 30, 1996, revenues from the distribution of a single motion picture accounted for approximately 50.2% of the Company's revenues for such period.


    COMPETITION. Film distribution is a highly competitive business with competition coming both from companies within the motion picture industry and companies in other entertainment media. Many of these competitors have significantly greater financial and other resources than the Company. With many of the major motion pictures studios having their own domestic and international distribution departments, the pool of films available to distribution companies such as Odyssey is somewhat limited, and, as a result, the Company is generally forced to look to independent producers of motion pictures for distribution product. Traditionally, with respect to the distribution of independently produced films, the Company has competed primarily with other independent film companies and numerous smaller distribution companies for the acquisition of distribution rights to such films. However, in the wake of the recent commercial success of many independently produced films, major studios and other entertainment companies have shown renewed interest in acquiring the distribution rights to such films, and the Company anticipates increased competition for the acquisition of such distribution rights in the foreseeable future.


    FLUCTUATION OF OPERATING RESULTS. Most of the Company's revenues are expected to be derived from the international distribution of feature-length motion pictures produced by unrelated third parties. Consequently, the Company will not have control over a variety of related factors including, without limitation, the production schedules of new films, the release schedules of the motion pictures it distributes or audience responses. Therefore, the Company's revenues and earnings will fluctuate significantly from quarter to quarter and the revenues and earnings in any particular period may not be indicative of the results for any future period. Revenues for the nine and three month periods ended March 31, 1997 were $130,226 and $42,051 respectively, as compared to $744,374 and $636,352 for the comparable periods in the previous year. Although no new films became available for delivery in any of these periods, the higher revenues generated for the 1996 periods were derived primarily from sales of unexploited rights in the Company's library of previously completed films. In addition, prior management left the Company without any new film projects, and although new management has been somewhat successful in securing the distribution rights to new film projects, such projects generally require a minimum of twelve months of production time prior to delivery of the film, if delivery is made at all. As a result, with respect to any new film project acquired by the Company, there will generally be a significant time lag before the Company realizes any revenues from the distribution of such film, and any delays and/or cancellations during the production of the film may further postpone or eliminate entirely the realization of revenues from such film.


    DEPENDENCE ON KEY PERSONNEL; NO KEY MAN LIFE INSURANCE. The Company's success depends to a significant extent upon the performance of its management team, particularly Stephen R. Greenwald, Co-Chairman and Chief Executive Officer, and Ira N. Smith, Co-Chairman and President. The loss of services of either could have a material adverse impact on the Company. The Company does not maintain key man life or disability insurance on either Mr. Greenwald or Mr. Smith and may not be able to attract and/or retain a suitable replacement in the event of the death or incapacity of either party. The Company's success will also depend upon its ability to motivate and retain other key employees and to attract and retain qualified personnel in the future. See "Management".

    VOLATILITY OF STOCK PRICE. The Company's Common Stock is currently being quoted on Nasdaq's OTC Bulletin Board system, and recently has been subject to limited trading activity. As a result of the limited trading volume, and other factors such as general economic conditions and prevailing market conditions, the Common Stock has experienced and is likely to continue to experience in the future significant price and volume fluctuations which could adversely affect the market price of the Common Stock without regard to the operating performance of the Company.

    NO DIVIDENDS. The Company has not declared or paid any cash dividends on its Common Stock to date and does not anticipate declaring or paying any dividend in the foreseeable future. Any future determination as to payment of dividends by the Company will be at the discretion of the Company's Board of Directors and will be dependent upon the Company's results of operations, financial condition and capital requirements, availability of distributable profits, if any, contractual restrictions and other factors considered relevant by the Board of Directors.

    DILUTION. Based on the Company's current negative net worth, and the sale of Shares by Selling Stockholders rather than by the Company (so that the proceeds of the offering will be for the benefit of Selling Stockholders and there will be no increase in the net tangible book value of the Company's Common Stock as a result of the offering), purchasers of Common Stock offered hereby will experience substantial dilution in the net tangible book value per share of Common Stock from the public offering price. See "Dilution". Additional dilution may also be incurred in the future upon the exercise of outstanding options and warrants granted by the Company.


    AUTHORIZATION OF PREFERRED STOCK. The Company's Articles of Incorporation authorize the issuance of "blank check" Preferred Stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Common Stock. In the event of issuance, the Preferred Stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. See "Description of Capital Stock".



    SHARES ELIGIBLE FOR FUTURE SALE. There will be 4,456,637 shares of Common Stock outstanding upon consummation of the offering, excluding shares issuable upon exercise of outstanding warrants granted by the Company to officers, directors, employees and other third parties. With the exception of 457,896 Shares held by affiliates of the Company ("Affiliate Shares"), and 36,213 restricted shares held by non-affiliates of the Company for a period of less than two years, all such shares are freely tradeable either because they were originally registered in a public offering, have been held by their respective owners for a period in excess of two years (and therefore are eligible for sale in the public markets), or are being registered in this offering. The remaining shares will only be eligible for sale in accordance with the resale limitations of Rule 144 ("Rule 144") under the Securities Act of 1933, as amended (the "Securities Act"), or pursuant to an effective registration statement under the Securities Act or an applicable exemption from the registration requirements of the Securities Act. In addition, there are outstanding options and warrants to purchase a total of 2,217,833 shares of Common Stock, of which 500,000 Shares are being registered pursuant to this offering and will be available for sale in the open market without restriction upon exercise of the Warrants relating thereto. Upon exercise of the remaining warrants, the Shares issuable thereunder will only be eligible for sale in accordance with the resale limitations of Rule 144, or pursuant to an effective registration statement under the Securities Act or an applicable exemption from the registration requirements of the Securities Act. (See "Shares Eligible for Future Sale").


    No prediction can be made as to the effect, if any, that future sales of shares of Common Stock, or the availability of shares for future sale, pursuant to either Rule 144, this Prospectus, future registration statements, or otherwise, will have on the market price of shares of Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock (including the shares issuable upon the exercise of Warrants), or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock.

    LIMITATIONS OF LIABILITY OF DIRECTORS AND OFFICERS. The Company's Articles of Incorporation include provisions to limit, to the full extent permitted by Nevada law, the personal liability of directors of the Company for monetary damages arising from a breach of their fiduciary duties as directors. The Articles of Incorporation also include provisions to the effect that (subject to certain exceptions) the Company shall, to the maximum extent permitted from time to time under the laws of the State of Nevada, indemnify, and upon request shall advance expenses to, any director or officer to the extent permitted under such law as it may from time to time be in effect. In addition, the Company's By-Laws require the Company to indemnify, to the full extent permitted by law, any director, officer, employee or agent of the Company for acts which such persons reasonably believes are not in violation of the Company's corporate purposes as set forth in the Articles of Incorporation. As a result of such provisions in the Articles of Incorporation and the By-Laws of the Company, stockholders may be unable to recover damages against the directors and officers of the Company for actions taken by them which constitute negligence, gross negligence or a violation of their fiduciary duties, which may reduce the likelihood of stockholders instituting derivative litigation against directors and officers and may discourage or deter stockholders from suing directors, officers, employees and agents of the Company for breaches of their duty of care, even though such an action, if successful, might otherwise benefit the Company and its stockholders.

                                USE OF PROCEEDS


    The Company will not receive any of the proceeds from the sale of Common Stock offered by Selling Stockholders pursuant to this Prospectus, and none of such proceeds will be available otherwise for use by the Company or for the Company's benefit. However, to the extent any Warrants are exercised prior to the sale of the underlying Shares offered hereby, the Company will receive the proceeds from the exercise of such Warrants, up to a maximum of $530,000, although no assurance can be given that the Warrants, or any portion thereof, will be exercised at any time, if at all.

                          PRICE RANGE OF COMMON STOCK


    The following table sets forth the range of high and low bid information for the Common Stock of the Company as reported by the Nasdaq Stock Market, Inc. ("Nasdaq") on a quarterly basis for each of the two preceding fiscal years, and for the nine month period ended March 31, 1997. On May 1, 1996, Nasdaq notified the Company that its shares of Common Stock were being deleted from Nasdaq's SmallCap Market, effective May 2, 1996, because the Company did not maintain a combined capital and surplus of $1,000,000, as required by Section 1(c)(3) of Schedule D of the NASD By-Laws. Since May 2, 1996, the Company's shares have traded in the over-the-counter market on the OTC Bulletin Board. The Company's Common Stock trades under the symbol "OPIX".


    No dividends have been declared or paid with respect to the Common Stock.

    On March 6, 1996, the Company declared a reverse one-for-six stock split (the "Reverse Split") of its Common Stock, effective on March 18, 1996. The share prices reflected below for all periods prior to the Reverse Split have been adjusted upward (by a multiple of six) to give effect to the Reverse Split for such prior periods on a pro forma basis.

    The bid quotations represent inter-dealer prices and do not include retail mark-ups, mark-downs or commissions and may not necessarily represent actual transactions.

                                                                                   COMMON STOCK
                                                                               --------------------
FISCAL 1995                                                                      HIGH        LOW
-----------------------------------------------------------------------------  ---------  ---------
First Quarter................................................................  $    6.96  $    3.18
Second Quarter...............................................................       5.64       1.32
Third Quarter................................................................       6.96       1.86
Fourth Quarter...............................................................       5.82       2.28

FISCAL 1996
-----------------------------------------------------------------------------

First Quarter................................................................  $    4.00  $    2.12
Second Quarter...............................................................       2.75       1.37
Third Quarter................................................................       2.37       1.50
Fourth Quarter...............................................................       1.81        .40


FISCAL 1997
-----------------------------------------------------------------------------

First Quarter................................................................  $     .87  $     .50
Second Quarter...............................................................       1.37        .43
Third Quarter................................................................       1.07        .62



    As of March 31, 1997, there were 4,617 record holders of the Company's Common Stock. On March 31, 1997, the closing bid price of the Company's Common Stock was $.84 per share.

                                DIVIDEND POLICY

    The Company has not paid any cash dividends on its Common Stock since its inception. The Company intends to retain its earnings, if any, to finance the growth and development of its business and does not anticipate paying cash dividends on its Common Stock in the foreseeable future. The payment of any future dividends will be at the discretion of the Company's Board of Directors and will depend upon, among other things, the future earnings, capital requirements and financial condition of the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                        DETERMINATION OF OFFERING PRICE

    Although the Selling Stockholders may determine the offering price of the Shares being offered hereunder, it is expected that the offering price will be determined by the market price for the Company's Common Stock as quoted on Nasdaq's OTC Bulletin Board from time to time. There is not expected to be any material disparity between the offering price of the Common Stock being registered and the market price of the Company's Common Stock as quoted from time to time on the OTC Bulletin Board.

                                 CAPITALIZATION


    Since the offering hereunder is being made exclusively by Selling Stockholders, and none of the proceeds of the offering will be received by the Company, the capitalization of the Company will not be affected by the offering, except to the extent that certain of the Shares being offered by the Selling Stockholders have been issued to such Selling Stockholders immediately prior to the date of this Prospectus in exchange and cancellation of certain existing debt of the Company, as follows: (i) 595,455 Shares have been issued in exchange for $262,500 of the Company's 12% senior unsecured promissory notes (see "Business--Recent Financings--1995 Private Placement"); and (ii) 120,000 Shares have been issued to prior counsel of the Company in exchange for a $70,000 promissory note due to such counsel (see "Business--Recent Financings--Settlement with Prior Counsel).


                                    DILUTION


    The difference between the public offering price per share of Common stock and the net tangible book value per share after this offering constitutes the dilution to investors in this offering. Net tangible book value per share is determined by dividing the net tangible book value of the Company (total tangible assets less total liabilities) by the number of outstanding shares of Common Stock. Since all of the Shares offered hereby are being offered by Selling Stockholders, the net tangible book value of the Company will not be affected by this offering, except with respect to the Shares issued to Selling Stockholders immediately prior to the date hereof in exchange and cancellation of existing date (see "Capitalization"), the cumulative effect of which would be to reduce the negative net tangible book value of the Company by an aggregate amount of approximately $332,500 and to increase the number of outstanding Shares of the Company by 715,455 Shares.



    At March 31, 1997, the net tangible book value of the Company was ($1,835,267), or ($.56) per share. After giving effect to the transactions referenced above, the net tangible book value of the Company (on a pro forma basis) would be ($1,502,767), or ($.38) per share. Since the offering by Selling Stockholders will not affect the net tangible book value of the Company, investors in this offering will be subject to dilution in an amount equal to the difference between the selling price of the Shares purchased hereunder and the then existing net tangible book value per share of the Company's Common Stock on the date of purchase.

                      SELECTED CONSOLIDATED FINANCIAL DATA


    The selected historical consolidated financial data presented below for each of the five fiscal years in the period ended June 30, 1996 have been derived from the Company's audited Consolidated Financial Statements for the indicated periods. The selected historical consolidated financial data presented below for the nine month periods ended March 31, 1997 and 1996 have been derived from the Company's unaudited Consolidated Financial Statements for the periods indicated, which statements contain all accruals and adjustments (consisting only of normal recurring adjustments) which management considers necessary for a fair presentation of the financial information for such periods. The results of operations for the nine month period ended March 31, 1997 are not necessarily indicative of the operating results that may be expected for the full fiscal year. The finacial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations", the audited Consolidated Financial Statements and Notes thereto, the unaudited Consolidated Financial Statements and Notes thereto, and the other financial information included elsewhere in this Prospectus.


    The information presented below is in thousands, except for per share data.


                                                                                              FOR THE NINE MONTHS
                                                   FOR THE YEARS ENDED JUNE 30,                 ENDED MARCH 31,
                                       -----------------------------------------------------  --------------------
                                         1996       1995       1994       1993       1992       1997       1996
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
INCOME STATEMENT DATA
Revenues.............................  $   1,011  $   1,521  $  14,797  $  31,430  $  29,947  $     130  $     744
Income (loss) from continuing
  operations.........................     (4,960)    (6,852)    (7,607)    (1,450)     1,814        459     (4,382)
Income (loss) from discontinued
  operations.........................                  (458)      (766)       187                --         --
Income (loss) before extraordinary
  gain...............................     (4,960)    (7,310)    (8,373)    (1,263)     1,814     --         --
Extraordinary gain(a)................                                                    725     --         --
Net income (loss)....................  $  (4,960) $  (7,310) $  (8,373) $  (1,263) $   2,539  $     459  $  (4,382)
PER SHARE DATA:*
Income (loss) from continuing
  operations.........................  $   (2.17) $   (2.94) $   (3.18) $   (0.57) $    0.90  $     .16  $   (1.92)
Income (loss) from discontinued
  operations.........................                 (0.20)     (0.32)       .07                --         --
Extraordinary gain(a)................                                                   0.36     --         --
Net income (loss)....................  $   (2.17) $   (3.14) $   (3.50) $   (0.50) $    1.26  $     .16  $   (1.92)
Cash Dividends.......................     --         --         --         --         --         --         --
Weighted average shares*.............      2,284      2,332      2,392      2,551      2,065      2,899      2,282
BALANCE SHEET DATA
Film costs...........................  $   1,001  $  10,656  $  13,127  $  10,614  $  10,736  $     787  $   1,050
Total assets.........................      2,488     15,078     27,949     35,409     50,411      2,006      2,726
Indebtedness.........................        562        249        179        366        179        837        492
Shareholders' Equity (Deficit).......     (2,749)     1,979      9,796     18,786     21,856     (1,835)    (2,403)


------------------------

 (a) Consists of the utilization of a net operating loss carryforward

  * Per Share data and weighted average shares for all periods have been restated to reflect the effect of a one-for-six reverse stock split in March 1996.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS


    NINE AND THREE MONTHS ENDED MARCH 31, 1997 AND 1996



    Revenues for the nine month and three month periods ended March 31, 1997 decreased to $130,226 and $42,051 from $744,374 and $636,352 for the comparable nine and three month periods ended March 31, 1996. There were no new films which became available for delivery in either periods.



    Costs related to revenues decreased to $391,406 and $263,508 respectively, for the nine and three month periods ended March 31, 1997 from $795,618 and $636,423 for the comparable nine and three month periods ended March 31, 1996. The decrease is primarily related to lower revenues in the current nine and three month periods than in the comparable nine and three month period. Additionally, in the nine and three month period ended March 31, 1997 the Company wrote off $165,425 of unrecoupable film costs. It also expensed $76,297 resulting from the settlement of the litigation with Film Bridge. (See "Legal Proceedings").



    Selling, general and administrative expenses increased by $467,882 (46.3%) to $1,477,677 for the nine month period from $1,009,795 for the comparable 1996 period. For the 1997 three month period such expenses increased by $321,674 (114.8%) to $601,781 from $280,107 for the comparable 1996 three month period. The increase is primarily related to higher salaries, legal and accounting fees and because, in the comparable nine and three month period there were significant decreases in personnel and related expenses, due to the closure of the Company's New York office and the relocation of its Los Angeles office.



    Other income for the nine month period ended March 31, 1997 consisted of a $818,776 gain from the sale of certain distribution and subdistribution rights in certain films to a third party, recognition of a $1,345,758 gain from the cancellation of a contractual obligation related to the Company's distribution rights in "Wuthering Heights", and recognition of a gain in the amount of $198,567 from the settlement of an outstanding litigation with Generale Bank (formerly known as Credit Lyonnais Bank Nederland N.V.) and Cinecom Entertainment Group Inc. There was no other income recognized in the respective nine month period ended March 31, 1996.



    On January 2, 1996 the Company entered into an agreement with it joint venture partner to sell its related joint ventures through which it held approximately 50% ownership interests in four theatrical motion pictures. As a result of this the company incurred a loss of $3,262,478 and $186,415 respectively in the nine and three month period ended March 31, 1996.



    Interest expense increased by $5,204 to $64,798 for the nine month period ended March 31, 1997 from $59,594 for the comparable 1996 period. Interest expense decreased by $6,657 to $18,017 for the three month period ended March 31, 1997 from $24,674 for the comparable 1996 period.



    The Company did not recognize any tax benefits related to its losses from operations for either period due to its inability to carry-back such losses to prior years.



    As of March 31, 1997, the Company had a federal net operating loss carryforward, for tax purposes, of approximately $26,000,000, expiring through 2010, available to be used to reduce future tax liability. Due to limitations imposed by the Internal Revenue Service, the utilization of approximately $4,900,000 of these net operating losses will be limited to approximately $350,000 per year.



    The Company's principal activities have been the acquisition of rights in either completed or incomplete motion pictures and the licensing of these rights to sub-distributors in foreign countries. As of March 31, 1997, the Company had agreements in principle with sub-distributors relating to distribution commitments or guarantees of approximately $3.7 million that had not been recognized in the statement of operations. The Company will recognize these guarantees in revenues and the costs related to such revenues when motion pictures are completed and available for delivery. It is possible that changes in schedules and cancellations of pictures may defer and/or reduce the amounts of revenues that will be recognized in later periods.



    Included in the Company's film costs is approximately $683,000 related to a film project entitled "Downrange". Pre-production on the picture was suspended in April, 1997 due to the lack of adequate production financing. Pre-production on the picture is scheduled to resume in the Fall of 1977, subject to completion of financing. Although no assurance can be given, the Company believes that it will be able to secure the necessary funding to resume pre-production on the picture. However, in the event that the Company cannot arrange such financing, the project would be terminated and the Company would be required to take a write down on film costs associated with the picture in the amount of approximately $683,000.


RESULTS OF OPERATIONS

    YEARS ENDED JUNE 30, 1996 AND 1995

    Operations for the fiscal year ended June 30, 1996 ("fiscal 1996") resulted in a loss from continuing operations of $4,959,716, compared to a loss from continuing operations of $6,851,458 for the fiscal year ended June 30, 1995 ("fiscal 1995"). The loss for fiscal 1996 is primarily the result of a $3,262,478 loss on the sale of interests in joint ventures relating to four theatrical films, and from the continued decline in film distribution revenue. The loss for fiscal 1995 is due to a substantial decline in revenues, as compared to the previous fiscal year, and certain write-offs, including film costs and receivables resulting from the settlement of litigation with Home Box Office Inc. ("HBO"), costs associated with the sale or abandonment of film development projects and unrecoverable distribution costs.

    Revenues declined 34% to $1,010,826 for fiscal 1996 from $1,521,434 for fiscal 1995. Revenues for both periods reflect the continued licensing of rights in the Company's library of feature films. There were no new films which became available for delivery to the Company in either period, partly due to prior management's failure to acquire rights to new film projects.

    Costs related to revenues for fiscal 1996 exceeded film distribution revenues by $35,473, primarily due to the write-off of unrecoverable distribution costs. For fiscal 1995 costs related to revenues exceeded revenues by $3,223,896, primarily due to write-offs of approximately $2,518,000 associated with the settlement of litigation with Home Box Office, Inc., and write-offs of film development projects, film assets acquired in settlement of loans receivable and unrecoverable distribution costs.

    As of January 2, 1996, the Company entered into an agreement with its joint venture partner to sell its related joint ventures through which it held approximately 50% ownership interests in four theatrical motion pictures. As a result of the sale, the assets and obligations of the joint ventures, heretofore included in the consolidated financial statements of the Company, were eliminated, including approximately $3,485,000 of funds held in joint venture accounts, net film costs of approximately $6,051,000, payable due to producers and participants of approximately $7,244,000, deferred income of $520,000 and other net obligations of approximately $272,000.

    Selling, general and administrative expenses decreased $2,140,156 (58%) to $1,565,307 for fiscal 1996 from $3,705,463 for fiscal 1995. The reductions in expenses is a direct result of new management's efforts to eliminate unnecessary overhead. Expenses for fiscal 1996 reflect significant decreases in personnel and related expenses, rent (due to the closure of the New York office and the relocation of the Los Angeles office) and professional fees.

    The decrease in interest income for fiscal 1996 is due to a reduction in the average available cash balances, including funds held in joint venture accounts.

    Interest expense increased to $97,701 for fiscal 1996 from $19,498 for fiscal 1995. The increased interest resulted primarily from the private placement sale of an aggregate of $312,500 principal amount of 12% Senior Unsecured Promissory Notes in August and October 1995.

    The Company did not recognize any tax benefits related to its losses from operations for the 1996 and 1995 fiscal years due to its inability to carry-back such losses to prior years.

    As of June 30, 1996, the Company had federal net operating loss carryforwards, for tax purposes, of approximately $27,000,000, expiring through 2011, available to be used to reduce future tax liability. Due to limitations imposed by the Internal Revenue Service, the utilization of approximately $4,900,000 of these net operating losses will be limited to approximately $350,000 per year.

    The Company's principal activity has been the acquisition of rights in either completed motion pictures or motion pictures in development or pre-production, and the licensing of these rights to subdistributors in foreign countries. As of June 30, 1996, the Company had agreements in principle with subdistributors relating to distribution commitments or guarantees of approximately $6 million that had not been recognized in the statement of operations, an increase of $4.9 million from June 30, 1995. The Company will recognize these guarantees in revenues and the costs related to such revenue when motion pictures are completed and available for delivery. It is possible that changes in schedules and cancellations of pictures may defer and/or reduce the amounts of revenues that will be recognized in later periods.

    YEARS ENDED JUNE 30, 1995 AND 1994

    Revenues declined 90% to $1,521,434 for fiscal 1995 from $14,797,040 for the fiscal year ended June 30, 1994 ("fiscal 1994"). The decline in revenues is due to the unavailability of financing to acquire rights to new film projects, and the cancellation of the output agreement with HBO. There were no films which became available for delivery in fiscal 1995. Revenues for fiscal 1994 were largely attributable to the initial availability of four motion pictures produced by HBO.

    Film costs exceeded film distribution revenues for fiscal 1995 due primarily to the write-off of approximately $2,518,000 of film costs and receivables resulting from the settlement of a lawsuit with HBO, the write-off of approximately $401,000 associated with the sale or abandonment of film development projects, and the write-off of approximately $394,000 of film assets acquired in settlement of loans receivable for ATC II, Inc. and the write-off of unrecoverable distribution costs on films of approximately $357,000. Film costs as a percentage of revenues for fiscal 1994 were 91%. Film costs for fiscal 1994 also reflect provision for doubtful accounts, the write-downs of two pictures to net realizable value and the write-off of costs related to certain abandoned film projects.

    Selling, general and administrative expenses decreased 36% to $3,705,463, compared to $5,757,010 for fiscal 1994. The decrease in expenses is largely due to cost cutting measures implemented by management because of the decline in revenues, partially offset by increased legal and professional fees and costs associated with the proxy contest. Fiscal 1994 expenses also included the write-off of $311,000 of costs incurred in connection with an abandoned financing transaction and the write-off of $203,000 of costs associated with an abandoned acquisition.

    The loss for fiscal 1994 includes a provision for loss on investment of $3,363,829 attributable to its investment in ATC II Corp.

    The Company did not recognize any tax benefits related to its loss from operations for fiscal 1995 due to its inability to carryback such losses to prior years. The Company recorded benefits for income taxes of $179,000 for fiscal 1994 attributable to pretax losses from continuing operations. The benefit is lower than expected based on the pretax losses due to limitations on the Company's ability to carryback such losses to prior years.

    The loss from discontinued operations of $458,193 for fiscal 1995 includes the write off of $393,588 of film rights acquired in settlement of loans made by ComEnt Funding Corp. ("CFC"), the Company's finance subsidiary, and $64,605 of loss from operations of Global Intellicom, the shares of which were acquired in December 1994 and sold in April 1995. The loss from discontinued operations of $765,566 for fiscal 1994 was associated with the discontinued operations of CFC and includes the write-off of deferred costs, including the balance of deferred start up costs related to the formation of CFC.


    LIQUIDITY AND CAPITAL RESOURCES



    At March 31, 1997, the Company held approximately $79,000 of cash.



    In many instances, the Company acquires the rights to motion picture productions prior to their completion. As a result, there may be a substantial delay between the time the Company enters into distribution agreements with producers and sub-distribution agreements with foreign sub-distributors and the time it recognizes revenues and generates cash from each production.



    In the past, the Company has been dependent on obtaining outside financing to acquire distribution rights to films. New management has reduced the Company's reliance on outside financing by placing more emphasis on acquiring distribution rights through arrangements which require lower or no advance payments. At present, the Company may not be able to secure distribution rights by issuing letters of credit or advancing significant production funds, as it has in the past.



    In December, 1996, the Company settled the outstanding litigation with Generale Bank ("Generale") (formerly known as Credit Lyonnais Bank Nederland N.V.) and Cinecom Entertainment Group Inc. Pursuant to the settlement agreement with Generale, the Company agreed to pay to Generale the sum of $275,000 in complete satisfaction of the claim, payable $25,000 upon execution of the settlement agreement, $25,000 on each of June 30 and December 31 in the years 1997, 1998 and 1999, and $100,000 on June 30, 2000. Interest on the installments (at the floating rate of LIBOR plus 1% per annum) will be waived provided the Company remains in compliance with the agreed upon payment schedule. The Company has not yet paid either the initial $25,000 payment or the first installment due June 30, 1997.



    The Company presently has outstanding a note receivable from Kinnevik Media Properties, Ltd. ("Kinnevik") in the amount of $300,000 which is due on April 7, 1998 (the "Kinnevik Note"). Through June 16, 1997, the Company has secured interim financing against the Kinnevik Note in the amount of $125,000. Such interim financing has been provided on a demand loan basis primarily from certain officers and directors of the Company. Although no assurance can be given, the Company anticipates that within the next 60 days it will be able to discount the Kinnevik Note with Kinnevik for approximately $285,000, thereby generating net proceeds to the Company of approximately $160,000 (after payment of the interim financing). In the event the Kinnevik Note is not discounted by the issuer, the Company will seek additional interim financing against the balance of the Kinnevik Note from third parties, although no assurance can be given that such financing could be arranged.



    Kinnevik has also agreed to provide the Company with a $500,000 revolving line of credit to be secured by accounts receivable and other contractual rights acquired by the Company. The Company may access this line of credit provided the accounts receivable and/or contractual rights offered as collateral by the Company are acceptable to Kinnevik based on generally accepted lending practices in the motion picture industry. To date, the Company has not presented any receivables for financing under this credit arrangement.



    The Company has also received a written proposal from Kinnevik for additional financing in the amount of $500,000 (the "Kinnevik Financing"), the terms of which are currently being negotiated by the Company. Such additional financing would be in the form of a long term loan or convertible preferred stock which could be prepaid or redeemed upon the occurrence of certain events. Although there can be no assurance that this transaction will be consummated, the Company anticipates that the financing will be completed prior to September 1, 1997. If completed, the proceeds of this financing, together with the net proceeds generated from the financing or discounting of the Kinnevik Note, would provide the Company with approximately $650,000 in additional funding. Such additional funding (if available) would be used to pay a long term note of the Company in the amount of $179,000 which matures in July, 1997, and to fund the Company's operating costs over a period of four to six months. However, even if the Kinnevik Financing is completed (as to which there can be no assurance), since the Company does not anticipate that it will be generating sufficient revenues to sustain its operations until approximately July, 1998, the Company will require substantial additional financing to fund its operations over the next fiscal year. Accordingly, if the Company fails to consummate either the Kinnevik Financing or any alternative or additional financing which would be required to fund the Company's operations over such period of time, there is substantial doubt that the Company would have the ability to continue as a going concern throughout the next fiscal period.



    Net increase (decrease) in cash were $419,480 and $(1,402,578) for the years ended June 30, 1996 and 1995 respectively. Net cash used in operations was $(1,343,970) and $(1,062,971) for the years ended June 30, 1996 and 1995 respectively. Net cash provided by (used in) investing activities was $1,493,450 and $(339,607) for the years ended June 30, 1996 and 1995, respectively. The net cash increase for the year ended June 30, 1996 was primarily related to the sale of the Company's approximately 50% interests in four theatrical motion pictures, of which the proceeds were $1,500,000, and from the sale of Senior Notes in the net amount of $270,000. The net cash decrease for the year ended June 30, 1995 was primarily due to the investment in Global Intellicom, Inc. shares in the amount of $1,049,002 which was partially offset by the proceeds from the sale of that stock for $326,440.



    Net increase (decrease) in cash were $(383,711) and $834,849 for the nine months ended March 31, 1997 and 1996, respectively. Net cash provided by (used in) operations was $(1,025,231) and $570,161 for the nine months ended March 31, 1997 and 1996 respectively. Net cash used in investing activities was $8,480 and $5,312 for the nine months ended March 31, 1997 and 1996, respectively. The net cash decrease for the nine months ended March 31, 1997 was primarily related to the use of funds in order to sustain its current operation. This was partially offset by proceeds from the private placement sale of common stock in the amount of $375,000 and from the receipt of the $500,000 initial payment related to the granting to Kinnevik Media Properties, Ltd. of certain subdistribution rights in, and other distribution rights to, certain films for which the Company was acting as distribution agent, and from receipt of a second installment from Kinnevik in the amount of $266,826 ($275,000 minus a discount of $8,174 for early payment). The net cash increase for the nine months ended March 31, 1996 was primarily related to the sale of the Company's approximately 50% interests in four theatrical motion pictures, of which the proceeds were $1,500,00, and from the sale of Senior Notes in the net amount of $270,000.

                                    BUSINESS

GENERAL DEVELOPMENT OF BUSINESS

    Odyssey Pictures Corporation ("Odyssey" or the "Company"), formerly known as Communications and Entertainment Corp., was formed in December 1989 as a holding company. At such time, the Company had no material assets. In September 1990, Double Helix Films, Inc. ("Double Helix"), a producer of low budget films, and Odyssey Entertainment Ltd. ("OEL"), an international film distribution company, were merged with wholly-owned subsidiaries of the Company (the "Mergers"). Subsequent to the Mergers, each of Double Helix and OEL became a wholly-owned subsidiary of the Company. In June 1991, the Company sold Double Helix and thereafter began to focus on the distribution of motion pictures in overseas markets as its primary business.

    A change in the entire Board of Directors of the Company (the "Board") occurred on April 12, 1995 pursuant to the terms of a Settlement Agreement, dated as of March 31, 1995 (the "Settlement Agreement"), by and among Robert Hesse, Shane O'Neil, Lawrence I. Schneider, Henry N. Schneider, Robert E. Miller, Jr., Russell T. Stern, Jr. (collectively, a group of shareholders originally formed to effect a change in management control of the Company and known as the "CECO Shareholders Committee"), and the Company, OEL, Global Intellicom, Inc., each of Jerry Silva, Robert Ferraro, N. Norman Muller, Thomas
W. Smith and David A. Mortman (constituting all the directors of the Company at the time of the execution of the Settlement Agreement and hereinafter referred to collectively as the "Former Directors"), and others.


    As contemplated by the Settlement Agreement, on April 11, 1995, the Former Directors increased the size of the Board from five to six directors and elected Henry N. Schneider, a designee of the CECO Shareholders Committee, a new director effective upon the closing of the Settlement Agreement. The closing of the Settlement Agreement occurred on April 12, 1995 and, upon the closing, the resignations of the Former Directors became effective. After the closing, Henry
N. Schneider, as sole remaining director of the Company, elected Lawrence I. Schneider, Russell T. Stern, Jr., Patrick J. Haynes, III and Robert E. Miller, Jr. as new directors of the Company. In addition to the change in the composition of the Board, the Settlement Agreement provided for the settlement of all outstanding litigation between the Company and the CECO Shareholders Committee. The CECO Shareholders Committee disbanded upon the closing of the Settlement Agreement. Effective September 8, 1995, each of Messrs. Haynes, Stern and Henry N. Schneider resigned as directors of the Company and were replaced by Stephen R. Greenwald and Ira N. Smith, each of whom was appointed to the Board by the remaining members thereof on such date. See "Management--Executive Officers and Directors."


    During the early 1990s, the Company developed an excellent reputation in overseas markets for the distribution of quality motion picture entertainment, a reputation which the Company's management believes it continues to enjoy despite its recent difficulties. Past films distributed by the Company which enjoyed considerable success in the overseas market include such well-known productions as Sidney Lumet's "Q & A," Blake Edward's "Switch," Michael Caton Jones' "This Boy's Life," Irwin Winkler's "Guilty by Suspicion" and "Sniper." The Company is committed to expanding its activities in the foreign distribution of high quality motion pictures and expects that the international distribution of films will continue to be its primary line of business.


    On March 6, 1996, the Company declared a reverse one-for-six stock split of its Common Stock (the "Reverse Split"), effective March 18, 1996. All share amounts and per share prices reflected in this Prospectus have been adjusted to give effect to the Reverse Split.


    The Company's principal executive offices are located at 1875 Century Park East, Suite 2130, Los Angeles, California 90067. The Telephone number is 310-229-2430, and the fax number is 310-229-2434.

FINANCIAL INFORMATION ABOUT INDUSTRY SEGMENTS

    Since the sale of its Double Helix subsidiary in 1991, the Company has been engaged in only one industry segment and line of business, the international distribution of motion pictures. See "Selected Consolidated Financial Data."

FOREIGN SALES AND DISTRIBUTION OPERATIONS

    GENERAL:

    The foreign distribution of films involves two principal activities--the acquisition of rights from the licensor or the seller, usually the producer of the film, and the licensing of the distribution rights to subdistributors in foreign markets. In general, the rights obtained from the producer relate to all media, including theatrical distribution, video and all forms of television.

    Other than with respect to films produced and distributed directly by major motion picture studios, it is unlikely that subdistributors in foreign territories would bypass the Company and deal directly with the licensors of film rights. Historically, independent licensors of film rights prefer to deal with a single sales agent/distributor rather than deal with various subdistributors in foreign markets. Consequently, even if a particular subdistributor attempted to perform the function of the Company, it is unlikely that the film's licensor would be willing to deal with such subdistributor. Furthermore, with respect to any particular film, the Company typically enters into an exclusive distributorship arrangement, thereby precluding others from competing with the Company with respect to that film.

    TERMS OF LICENSE AGREEMENTS WITH PRODUCERS OF FILMS:

    The acquisition of film distribution rights by the Company generally breaks down into two broad categories:

    - SALES AGENCY REPRESENTATION. As a sales agent, the Company will undertake to represent and license a motion picture in all markets and media on a best-efforts basis, with no guarantees or advances, for a fee of 15-20%, and typically for a term ranging from seven to fifteen years.

    - DISTRIBUTION. As a distributor, the Company may provide the producer of the film with a guarantee of a portion of the budget of the project. This guarantee may be in the form of a bank commitment to the producer, secured by license agreements with foreign licensees, which is used by the producer to finance the production. Typically, the Company receives a distribution fee of 25-35% over a term ranging from 15 years to perpetuity. In addition, the Company may acquire a profit participation in the film project.

    TERMS OF SUBDISTRIBUTION AGREEMENTS WITH FOREIGN DISTRIBUTORS:

    Foreign distribution is generally handled by a distributor such as the Company which coordinates worldwide sales in all territories and media. Once the rights to a picture are obtained either as sales agent or distributor, the Company will then seek to license its rights to subdistributors in the territories for which it has acquired distribution rights. In general, the grant of rights to the subdistributors includes all media other than satellite, although satellite is included in some subdistributors' territories. The Company relies on local subdistributors to physically deliver the motion picture and related marketing materials and to collect revenues from local exhibitors and other local distributors of the film. Typically, the territorial rights for a specific medium such as television exhibition are sold for a "cycle" of approximately seven years, after which the rights become available for license for additional cycles. The subdistributor in each territory generally pays for its distribution rights with a down payment at the time the contract is executed with the balance due upon delivery of the picture to the subdistributor. (Delivery soccurs upon the Company's acceptance of the master negative and its obtaining access to the interpositive and certain other items necessary for the distribution of the film). In certain instances, the subdistributors' obligations for the payment due on delivery are secured by a letter of credit. Sales take place primarily at three film markets--

Cannes, France in May; MIFED in Milan, Italy in October; and the American Film Market ("AFM") in Los Angeles in February.

    In general, after financing (if any) is repaid, the Company applies the distribution receipts from its subdistributors to the payment of commissions due to the Company and to the recovery of any distribution expenses advanced by the Company. Additional distribution receipts, if any, are shared by the Company and the producer according to the percentages negotiated in the agreement between the Company and the producer.

INDEPENDENT FILM PRODUCTION AND PRODUCT ACQUISITION

    Overseas film distribution companies such as the Company primarily represent independent producers of motion pictures (rather than major motion picture studios) in all overseas markets and all media, including theatrical release, television and home video distribution, and cable or satellite-distributed media.

    Producers seek to be independent producers of motion pictures for a variety of reasons, including greater creative control of a project and potentially a greater profit participation through the retention of the copyright or the ability to sell the film directly in particular markets. Often, young, new directors and producers have no choice but to independently produce their projects, and the motion picture industry has a long history of "breakthrough" films produced at very low cost by first time producers and directors which subsequently achieve considerable revenues. Recent examples include "Pulp Fiction", "Four Weddings and a Funeral" and "The Crying Game". The Company generally obtains its product from among these independently produced films rather than from major motion picture studios which typically have their own in-house distribution networks. Nevertheless, from time to time, the Company may enter into a "split rights" arrangement with a studio to represent a film in the overseas market.

    The Company's management seeks to identify attractive projects very early in their development, either through relationships with producers, directors and agents or through industry announcements of new productions. In addition, the Company's acquisitions personnel attends festivals and film markets, such as the Sundance Film Festival and the Cannes Film Festival, in order to locate new product. The Company may acquire rights either to "new" films (i.e., films for which production has not yet been commenced or completed or, if completed, not yet released into their initial exhibition market), or "completed" films, sometimes referred to as "library" films (i.e., films which have been completed and released into their initial exhibition market).

BUSINESS STRATEGY

    The Company's strategy is to capitalize on its reputation and the experience of its management to expand the scale and scope of its activities in the international film distribution business.

    The Company's film acquisition strategy is to seek out and acquire quality films with broad appeal in overseas markets. In addition, the Company intends to maximize the risk/return profile of its film assets by building a portfolio of films with minimal levels of risk and financial exposure. In the past, the Company has been dependent on obtaining outside financing to acquire distribution rights to films. New management has reduced the Company's reliance on outside financing by placing more emphasis on acquiring distribution rights through arrangements which require lower or no advance payments. At present, the Company is not able to secure distribution rights by issuing letters of credit or advancing significant production funds, as it has in the past. Generally, the films that the Company represents are financed by the producers of the film, through independent loan or equity financing, utilizing the license agreements generated by the Company as collateral for production loans.

    To ensure a flow of quality film projects to the Company and to create opportunities for the Company to acquire ownership interests in films, the Company intends to enter into certain "first-look" and "second-look" agreements with successful film producers. Under these arrangements, the producers agree to give the Company a first or second (after a major studio) "look" at any film projects they are developing. This

"look" gives the Company the right to acquire foreign and/or domestic distribution rights, to serve as an executive producer on the project for a fee and to acquire an ownership interest in the project with little or no financial risk. See "Business--Producer Agreements".

    As part of its overall business strategy, the Company will consider selling portions of its distribution rights from time to time for current cash consideration, thereby accelerating all or part of the future revenues that may be derived from the distribution of these films in foreign markets. See "Business--Sales of Distribution Rights".

SALES OF DISTRIBUTION RIGHTS

    On January 2, 1996, the Company entered into an agreement with Regency International Pictures, B.V. ("Regency"), the Company's joint venture partner, to sell the Company's interest in the related joint ventures through which it held approximately 50% ownership interests in four theatrical motion pictures, entitled "Switch", "Q & A," "Guilty by Suspicion" and "This Boy's Life". Pursuant to the agreement with Regency, the Company received $1,000,000 on January 23, 1996 and $500,000 on February 14, 1996, in exchange for all of the Company's interests in the joint ventures. In addition, the Company retained a contingent interest in certain receivables, not to exceed $212,500, and a contingent interest in future revenues from the pictures.

    On October 7, 1996, the Company consummated an agreement with Kinnevik Media Properties, Ltd. ("Kinnevik"), pursuant to which the Company granted to Kinnevik subdistribution rights in, and sold to Kinnevik other distribution rights to, certain films for which the Company was acting as distribution agent. In exchange for these rights, Kinnevik agreed to pay to the Company a total cash consideration of $1,075,000, payable $500,000 on closing, $275,000 six months after closing, and $300,000 eighteen months after closing. In addition, the Company retained a continuing right to receive revenues from certain of the films, valued by management at a minimum of approximately $150,000. Kinnevik also agreed to provide the Company with a $500,000 revolving line of credit to be secured by accounts receivable and other contractual rights acquired by the Company. As part of the transaction, Kinnevik received stock options (exercisable over a three year period) to purchase 100,000 Shares of the Company's Common Stock at an exercise price of $.625 per share. The closing bid price of the Company's Common Stock on October 7, 1996 was $1.375 per share.


    Through June 16, 1997, the Company had secured interim financing of $125,000 against the final Kinnevik installment of $300,000. Such interim financing was provided on a demand loan basis primarily from certain officers and directors of the Company. See "Certain Relationships and Related Transactions." Although no assurances can be given, the Company anticipates that it will be able to discount the final installment with Kinnevik itself (in which event the Company will repay the interim financing), or secure additional interim financing against the balance of the Kinnevik obligation from other third parties.



    On June 17, 1997, the Company also received a written proposal from Kinnevik for additional financing in the amount of $500,000, the terms of which are currently being negotiated by the Company. Such additional financing would be in the form of a long term loan or convertible preferred stock which could be prepaid or redeemed, as the case may be, upon the occurrence of certain events. Although there can be no assurance that this financing will be consummated, the Company anticipates that it will be completed prior to September 1, 1997. If completed, the proceeds of this financing, together with the net proceeds of the financing or discounting of the final Kinnevik installment, if available, would be used to pay a long term note of the Company in the amount of $179,000 which matures in July, 1997, and to fund the Company's operating costs over a period of four to six months. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." See "Risk Factors--Negative Net Worth; Need for Additional Financing; Going Concern."

CURRENT "INVENTORY" OF DISTRIBUTION RIGHTS


    The Company's current inventory of film distribution rights consists of 11 films, two of which are "library" films (i.e., films already in distribution), and nine of which are new films which have either recently been completed (but not yet released) or are in various stages of pre-production.


    The two "library" films are as follows:


    - "Mr. Write", a high energy romantic comedy about an aspiring playwright who falls hopelessly in love with a stunning actress. The film stars Paul Reiser, Martin Mull and Jessica Tuck and was originally released in the U.S.



    - "Rich Girl", a romantic film about a spoiled rich girl who leaves home and falls in love with a rock star from the wrong side of the tracks.



    The Company has acquired overseas distribution rights to the following nine new films, three of which are recently completed but not yet released ("Up, Down & Sideways," "Danger in Paradise," and "Mujeres Infieles"), and six of which are in various stages of pre-production with delivery anticipated in 1997 and/or 1998:



    - "Up, Down and Sideways", an urban comedy set in Athens, Greece directed by Michael Cacoyannis, who directed "Zorba the Greek", and starring Irene Papas;



    - "Danger in Paradise", an action/adventure film in which "paradise" turns into a danger zone for two men on a sailing trip; starring Frank Stallone.



    - "Mujeres Infieles," a film concerning the romantic and erotic adventures of three women; directed by internationally recognized Adolfo Martinez Solares and winner of Best Foreign Film Award at Worldfest Houston.



    - "Dark Angel 2" (in pre-production), a sequel to the successful science fiction thriller starring Dolph Lundgren, "Dark Angel I (I Come In Peace)". The film is budgeted at $3 million and was written by Harv Zimmel, who wrote "Shoot to Kill";



    - "Wasteland" (in pre-production), an action, adventure film starring Jonathon Schaech in which dark skies fall upon a man who travels down a desert road to escape his past, only to find that his past is infinitely brighter than his future. The film is budgeted at $5 million and will be directed by Cameron Thor.



    - "King Lear" (in pre-production), a contemporary adaptation of the Shakespearean play starring Paul Sorvino and Mira Sorvino. This film is tentatively budgeted at $8-10 million.



    - "Downrange" (in pre-production), an action, adventure film in which two women accidentally stumble upon military maneuvers and an ex-Green Beret must save the day. This film is budgeted at $3 million.



    - "Corrigan" (in pre-production), a romantic drama in which a handsome provocateur, posing as a cripple, brings new love and excitement to the life of a sophisticated widow who allows his charade to continue for her own purposes. The film is tentatively budged at $3 million and will be directed by Peter Markham, who directed "The English Patient."



    - "Hostage" (in pre-production), an action thriller starring Jeff Fahey and William Devane, in which an expert hostage negotiator (Jeff Fahey) is lured out of seclusion and finds himself hunting down the renegade bomber responsible for his wife's death. The film is tentatively budgeted at $3 million.



    - "Winter" (in pre-production), a drama set in the small village of Kirchen, Germany in 1944, in which a group of SS art thieves overthrow the corrupt local boss which, in turn, inspires his assistant to mastermind the daring escape of a fugitive Jewish doctor. The film is tentatively budgeted at $5 million.



    As of March 31, 1997, the Company had agreements in principle with subdistributors relating to distribution commitments or guarantees of approximately $3.7 million that had not been recognized in the statement of operations. The Company will recognize these guarantees as revenues and the costs related to such revenues when the motion pictures to which they relate are completed and available for delivery. It is possible that changes in production schedules and/or cancellations of pictures may defer and/or reduce the amount of revenues that will be recognized in later periods.

PRODUCER AGREEMENTS


    The Company will seek to implement its strategy by entering into "first-look" and "second look" agreements with certain producers. In exchange for these "look" rights, the Company may agree to cover certain overhead expenses of the producers, recoupable out of revenues from the films developed. In addition, the Company may grant certain of its producers stock options on the commencement of production of a film. The Company has entered into a "first look" agreement with Presto Productions. Presto is one of the producers of "Dark Angel 2" and "Winter," and produced "Mr. Write", a Paul Reiser comedy film which Presto has licensed to the Company for both domestic and foreign sales. Presto will receive compensation at the rate of $2,000 per month during the term of its agreement with the Company. The original one year term of the agreement has expired but the Company has extended the agreement on a month-to-month basis. Stephen R. Greenwald, a Director and Chief Executive Officer of the Company, has an interest in Presto which varies on a film-by-film basis between 16% and 50%. Mr. Greenwald has no indirect interest (through Presto) in the film "Mr. Write," a one-third share in Presto's interest in the film "Winter," and a 50% share of Presto's interest in the film "Dark Angel 2." The Company believes that the terms of its arrangement with Presto are no less favorable than could be arranged with other independent third party producers. See "Certain Relationships and Related Transactions."


RECENT FINANCINGS

    1995 PRIVATE PLACEMENT:


    In August and October of 1995, the Company concluded a private placement pursuant to which it issued unsecured promissory notes to unaffiliated investors in the aggregate amount of $312,500. The notes have a maturity date of one year and bear interest at the rate of 12% per annum. A total of 6.25 units were sold at a purchase price of $50,000 per unit. In addition, warrants were issued to the purchasers at the rate of 4,167 warrants for each unit sold, or a total of 26,042 warrants (on a post Reverse Split basis). Each warrant certificate entitles the holder thereof to purchase one share of common stock at an exercise price of either $2.83 per share (the August warrants) or $2.37 per share (the October warrants) over a three year period commencing one year after the closing of the private placement. After paying expenses and commissions of $42,500, the Company received net proceeds of $270,000 from the private placement. The notes issued in the private placement were due to be paid by the Company upon their respective due dates on August 28 and October 3, 1996. The Company has made alternative proposals to the noteholders which would involve the payment of current interest and either the deferral of the maturity date of the notes (the first proposal) or the cancellation of the notes in their entirety (the second proposal), in each case in exchange for varying amounts of registered stock of the Company. In the first proposal, the maturity date of the notes would be deferred until December 15, 1997 and the warrants would be exchanged for registered shares in an amount equal to 20% of the principal amount of the notes, with shares valued at $.75 per share. In the second proposal, the notes and warrants would be cancelled and the notes would be exchanged for registered shares in an amount equal to 150% of the principal amount of the notes, with shares valued at either $.75 per share or at current market value on the date of the exchange. As of the date of this Prospectus, noteholders representing $262,500 in principal amount of the notes elected the second proposal (collectively, the "Exchanging Noteholders"), with all but one Exchanging Noteholder electing to exchange at $.75 per share, resulting in the issuance of an aggregate of 595,455 Shares of Common Stock to the Exchanging Noteholders, which Shares are included in the within offering. See "Selling Stockholders". The remaining notes for $50,000 (held by a single investor) have not been paid and are in default. (See "Risk Factors"). The Company has paid current interest on all of the notes through the first anniversary date of the respective notes.

    PARAMOUNT PICTURES SETTLEMENT:



    In 1992, the Company gave a $2.7 million contractual guarantee to Paramount Pictures to acquire all of the foreign distribution rights to the film "Wuthering Heights". The payment was never made by the Company and new management of the Company had been negotiating with Paramount since October 1995 with respect to a resolution of this matter. In December, 1996, the Company and Paramount executed a settlement agreement pursuant to which Paramount agreed to cancel the outstanding indebtedness of $2.7 million in full, in exchange for which the Company agreed to (i) relinquish all further distribution rights to "Wuthering Heights"; (ii) assign to Paramount all of its rights in any outstanding distribution agreements for the film, and any receivables to be generated therefrom; and (iii) guarantee that Paramount will collect a total of $500,000 in sales revenue from existing distribution agreements no later than January 15, 1997. Although existing license agreements yielded approximately $420,000 in net revenues prior to January 15, 1997, such net revenues were being held by Film Bridge International (the Company's sales agent) in connection with certain disputes between the parties and were not available to be paid over to Paramount on January 15. The Company resolved its dispute with Film Bridge in May 1997, at which time the Company paid $250,000 to Paramount. The Company is currently negotiating with Paramount regarding the timing of the remaining $250,000 payment, although the Company anticipates that the payment will be due within one year. See discussion of the Film Bridge litigation under "Business--Legal Proceedings."


    GENERALE BANK SETTLEMENT:


    In December, 1996, the Company settled an outstanding claim with Generale Bank ("Generale"), as successor in interest to Credit Lyonnais Bank Nederland N.V. and Cinecom Entertainment Group, Inc. ("Cinecom"). Essentially, Cinecom had claimed that the Company, through one of its subsidiaries (operating at the time under the direction of prior management), had failed to remit to Cinecom assigned distribution proceeds in the amount of $566,283.33 from the foreign distribution of two films entitled "Aunt Julia and the Scriptwriter" and "The Handmaiden's Tale". Pursuant to the settlement agreement with Generale, the Company agreed to pay to Generale the sum of $275,000 in complete satisfaction of the claim, payable $25,000 upon execution of the settlement agreement, $25,000 on each of June 30 and December 31 in the years 1997, 1998 and 1999, and $100,000 on June 30, 2000. Interest on the installments (at the floating rate of LIBOR plus 1% per annum) will be waived provided the Company remains in compliance with the agreed upon payment schedule. The Company has not yet paid either the initial $25,000 payment or the first installment payment due on June 30, 1997.


    SETTLEMENT WITH PRIOR COUNSEL:


    In January, 1997, prior counsel to the Company agreed to exchange a promissory note in the face amount of $70,000 (and waive an additional claim of approximately $15,000 for services rendered) in exchange for 120,000 Shares of the Company's Common Stock, provided such Shares were included in the Registration Statement of which this Prospectus forms a part. Such Shares have been issued upon the effectiveness of this registration and are included herein for the benefit of prior counsel. See "Selling Stockholders".



    1997 FINANCING:



    On February 26, 1997, the Company completed the sale of 500,000 shares of its Common Stock, and 500,000 Common Stock purchase warrants, to four (4) offshore European investors in consideration of an aggregate purchase price of $375,000, paid all cash at closing. The warrants are exercisable over a three-year period (expiring February 25, 2000) at a purchase price of $1.06 per share. One of the investors, Johann Schotte, was also retained by the Company as a financial consultant for a period of one year from the date of closing at the rate of $2,500 per month. The investors were also given the right to designate one of the investors (or another third party) to serve as a member of the Board of Directors of the Company, although such right has not been exercised to date.

    INTERIM FINANCING:



    In April, 1997, Stephen R. Greewald, Lawrence I. Schneider and Robert E. Miller, Jr., all directors of the Company, made loans to the Company in the amounts of $50,000, $25,000 and $25,000, respectively. Each loan is payable on demand, bears interest at the rate of 9.25% per annum, and is secured by a collateral assignment of the Company's $300,000 receivable from Kinnevik. See "Business--Sales of Distribution Rights." In consideration of making such loans, the lenders received five-year warrants to purchase shares of Common Stock of the Company, exercisable at $1.00 per share. Messrs. Schneider and Miller each received 25,000 warrants in consideration of their respective $25,000 loans to the Company, and Mr. Greenwald (or his designee) received 50,000 warrants in consideration of his $50,000 loan to the Company. In addition to the foregoing, an independent, unaffiliated third party made a $25,000 loan to the Company in June, 1997 on the same terms and conditions as the loans made by Messrs. Greenwald, Schneider and Miller. See "Certain Relationships and Related Transactions."


COMPETITION

    The entertainment industry generally, and the film industry in particular, are highly competitive. The Company competes both for the acquisition of film product to distribute in overseas markets as well as with other distributors for the placement of its product with overseas subdistributors and users. The Company's competition includes the smaller independent producers as well as the major motion picture studios, many of which have their own in-house domestic and international distribution departments. Many of the Company's competitors have financial and other resources which are significantly greater than those available to the Company.

    Management believes that the Company will be able to compete in this environment as it continues to enjoy a favorable reputation overseas and, as a result of the consolidation in the film industry, is one of relatively few reliable overseas distributors of independently produced motion pictures.

OPERATIONS


    The Company's operations have been greatly reduced as a result of the restructuring of the Company by new management. The Company maintains a single office in Los Angeles (see "Properties") and maintains a small staff of fewer than ten full-time employees and such additional part-time employees as may be needed from time to time.


TAX LOSS CARRYFORWARD

    The Company is entitled to the benefits of certain net operating loss carryforwards to reduce its tax liability. The utilization by the Company of such tax loss carryforwards is limited under applicable provisions of the Internal Revenue Code of 1986, as amended, and the applicable regulations promulgated thereunder. As of June 30, 1996, there were approximately $27 million in net operating loss carryforwards remaining to be used to reduce tax liability. The utilization of approximately $4.9 million of these losses in future periods will be limited to approximately $350,000 per year.

FACILITIES

    On May 9, 1996, the Company entered into a two year lease, commencing June 1, 1996, for office premises located at 1875 Century Park East, Suite 2130, Los Angeles, California 90067. The monthly rental is $5,301 per month and the premises consist of 3,272 square feet of rentable space. The Company conducts all of its operations out of these leased premises, although Messrs. Greenwald, Smith and Schneider, the principal executive officers of the Company, devote a significant portion of their time to the Company's business out of their respective New York offices without additional charge or expense to the Company other than reimbursement of $1,000 per month to an affiliate of Mr. Greenwald for the use of office space at 380 Lexington Avenue, New York, New York.

    Rent expense for each of the fiscal years ended June 30, 1996, 1995 and 1994 was $38,772, $297,287, and $489,559, respectively.

                               LEGAL PROCEEDINGS

    On December 20, 1990, Hibbard Brown & Company, Inc. ("Hibbard Brown") filed a complaint entitled HIBBARD BROWN & COMPANY, INC. V. DOUBLE HELIX FILMS, INC., ODYSSEY ENTERTAINMENT LTD. AND COMMUNICATIONS AND ENTERTAINMENT CORP. in the Supreme Court of the State of New York, County of New York. The Complaint sought payment of $300,000 under an agreement with the Company, Odyssey, Double Helix and Hibbard Brown dated December 21, 1989 for certain investment banking services allegedly performed in introducing Odyssey and Double Helix and assisting them in consummation of the Mergers by which they became wholly-owned subsidiaries of the Company. A counterclaim seeking recovery of $50,000 paid to Hibbard Brown upon execution of the Agreement was asserted.

    Hibbard Brown's motion for summary judgment was granted in October, 1991. On January 30, 1992, the Company moved, by order to show cause, to renew and thereupon deny, dismiss or stay Hibbard Brown's previously granted motion for summary judgment on the ground that Hibbard Brown had intentionally concealed the fact that it was an unauthorized foreign corporation transacting business in New York. By Order dated March 2, 1992, the court granted the Company's motion in part by renewing the action and staying judgment pending Hibbard Brown's qualification in New York. On October 29, 1992, Hibbard Brown moved for an order vacating the stay of judgment, a declaration that it was now an authorized foreign corporation and reinstatement of the summary judgment granted in October, 1991 or, in the alternative, to rehear its motion for summary judgment on the original papers and grant judgment in its favor.

    On January 29, 1993, Double Helix, Odyssey and the Company cross-moved for an order granting reargument and/or renewal of Hibbard Brown's motion for summary judgment and consolidating the litigation with an action that the Company had brought against Hibbard Brown (described below), or staying the issuance, entry and execution of judgment pending the resolution and trial of the Company's action against Hibbard Brown.

    On March 26, 1993, the court issued a Decision and Order vacating the stay of entry of the $300,000 judgment against the Company and granting the Company's cross-motion for a stay of execution pending the determination of the Company's action against Hibbard Brown. The Company's cross-motions for reargument and renewal and consolidation were denied.

    By Decision and Order dated June 18, 1993, the court affirmed the stay of execution of the judgment, but required the Company to obtain a bond to secure the stay. The Company obtained a non-collateral bond.

    On March 5, 1992, the Company instituted an action entitled COMMUNICATIONS AND ENTERTAINMENT CORP. V. HIBBARD BROWN & COMPANY in the Supreme Court, New York County, for the return of 150,000 shares of Common Stock previously issued on the ground that Hibbard Brown failed to perform the required services. Hibbard Brown counterclaimed for breach of contract.

    In July 1993, after considerable pre-trial discovery, the Company and Hibbard Brown moved for summary judgment. By Decision and Order dated August 11, 1993, the court denied both motions. Both parties appealed. On March 3, 1994, the appellate court affirmed the denial of summary judgment.

    On or about October 14, 1994, Hibbard Brown filed a voluntary petition for relief under Chapter 11, Title 11 of the United States Code with the United States Bankruptcy Court, Southern District of New York. Consequently, the Company's action against Hibbard Brown has been automatically stayed. The Company has filed a Proof of Claim.

    On or about December 30, 1994, Krishna Shah, who allegedly served as President of Double Helix from about July 1991 until about March 1993, brought an action in the Superior Court of California, Los Angeles County, entitled KRISHNA SHAH V. NORMAN MULLER, COMMUNICATIONS AND ENTERTAINMENT CORP., ATC II, CARNEGIE FILM GROUP, INC., JERRY MINSKY, PERRY SCHEER, SUSAN BENDER, LARRY MYERS, ROBERT HESSE, DOUBLE HELIX FILMS, INC. AND DOES 1-100. Mr. Muller, a former Chairman of the Board and CEO of the Company, had demanded that the Company indemnify him against any expenses, judgments and amounts paid in settlement of the litigation. The Company contends that, by virtue of Mr. Muller's wrongful actions and failure to comply with various obligations to the Company, it is not required to provide indemnification. The Complaint alleges claims for breach of an oral agreement to pay Mr. Shah $152,000 (which he allegedly advanced for the benefit of Double Helix) and to give him a 19.5% ownership interest in its corporate successors, and money paid, services rendered and fraud against the Company, Double Helix and Mr. Muller. Mr. Shah also alleges a claim for intentional infliction of emotional distress against Mr. Muller. Mr. Shah seeks to recover unspecified compensatory, punitive, exemplary and emotional distress damages. A trial has been scheduled for July 28, 1997.



    In August 1995, G.P. Productions, Inc. ("GP") and Greenwich Subject Films, Inc. ("Greenwich") commenced an action entitled G.P. PRODUCTIONS, INC. AND GREENWICH STUDIOS, INC. V. DOUBLE HELIX FILMS, INC., COMMUNICATIONS AND ENTERTAINMENT, INC., KRISHNA SHAW, GERALD MULLER AND NORMAN MULLER in the United States District Court, Southern District of Florida (Case No. 95-1188). Mr. Muller has demanded that the Company indemnify him against any expenses, judgements and amounts paid in settlement of the action. The Company contends that, by virtue of Mr. Muller's breaches of fiduciary duty and violation of his obligations to the Company, it is not required to provide indemnification.



    GP and Greenwich allege that they are the exclusive owners of the films "The Gallery" and "South Beach". They assert claims for copyright infringement, unfair competition, breach of contract, accounting, conversion, civil theft, conspiracy and fraudulent conveyance. The Complaint demands a recall of the films, an attachment, preliminary and permanent injunctive relief, an accounting, and unspecified compensatory, punitive and treble damages. The Company's motion to transfer venue of the action was granted in November 1995, and the case was transferred to the United States District Court for the Southern District of New York. There has been no activity in this matter since the transfer of venue in 1995.



    On or about September 18, 1995, the agent for the landlord for the premises formerly occupied by the Company at 800 Third Avenue, New York, New York, filed a Summons and Verified Complaint against the Company in the Supreme Court of the State of New York, County of New York, entitled JOSEPH P. DAY REALTY CORP. V. COMMUNICATIONS AND ENTERTAINMENT CORP. The plaintiff alleged that it was due $66,694 from the Company (plus interest) for rent allegedly owed during the period from April through September, 1995. The Company had vacated the premises on April 12, 1995. Summary judgment was awarded to the plaintiff on May 22, 1996 and a judgment was entered for $74,142 on May 31, 1996. The Company's motion for reconsideration of the matter on the grounds that the landlord wrongfully refused to consider and accept a subtenant for the lease was denied by the Court and is currently under appeal. In December, 1996, the Company made application for a stay of enforcement of the judgment pending the Company's appeal. Such application is currently pending before the court. On July 8, 1996, the plaintiff commenced a second action against the Company in the same court for $121,000 for rent allegedly owed during the period from October 1995 through July 1996. The Company has filed an Answer in this action and plaintiff has filed a motion for summary judgment. Such motion is being opposed by the Company and is currently pending before the Court. In June, 1997, a settlement was reached between the parties with respect to both actions, pursuant to which the plaintiff agreed to accept 355,000 shares of the Company's Common Stock in full settlement of the actions, provided the shares are fully registered and delivered prior to August 15, 1997. Such shares have been issued upon the effective date of this Prospectus and are included herein for the benefit of plaintif and its designees. See "Selling Stockholders."


    On or about October 10, 1995, Canon Financial Services filed a Complaint in the Superior Court of New Jersey entitled CANON FINANCIAL SERVICES, INC. V. COMMUNICATIONS AND ENTERTAINMENT CORP. The plaintiff is claiming that it is due $47,499.83, plus damages, pursuant to a lease agreement. The Company has filed an Answer in this action and plaintiff's motion for summary judgment has been denied by the Court. No trial date has yet been set in this matter.

    On or about December 5, 1995, Robert F. Ferraro, a former director of the Company, brought an action against the Company in the Supreme Court of the State of New York, New York County. The action was brought on a promissory note in the amount of $25,000 and plaintiff obtained a judgment on a summary judgment motion. The plaintiff has not yet moved to enforce the judgment and the Company is considering whether or not it has a claim for indemnification against prior management (including the plaintiff) in connection with the issuance of the note.


    On or about January 23, 1996, an action was filed in the Los Angeles Superior Court entitled GREENBERG, GLUSKER, FIELDS, CLAMAN & MACHTINGER V. ODYSSEY DISTRIBUTORS LTD., ODYSSEY ENTERTAINMENT LTD. AND COMMUNICATIONS AND ENTERTAINMENT CORPORATION, in which the plaintiff seeks damages in the amount of $33,849.98 for legal services rendered to the Company and its subsidiaries. In June, 1997, the parties reached a settlement pursuant to which the plaintiff agreed to accept $7,000 in cash and 40,000 fully registered shares of the Company's Common Stock (plus an additional cash amount to the extent the aggregate market value of the shares on the date of delivery is less than $20,000). Such shares have been issued on the effective date of this Prospectus
(with an aggregate market value of $    ) and are included herein for the
benefit of plaintiff. See "Selling Stockholders".


    On or about March 12, 1996, an action was filed in Los Angeles Municipal Court entitled JUDY HART V. ODYSSEY DISTRIBUTORS, LTD. The plaintiff is claiming that she is due $17,920.49 pursuant to a promissory note previously issued to her by the Company. The Company has filed a cross-claim against the plaintiff seeking offsets against the amount due and other damages.


    On or about March 25, 1996, a class action complaint was filed in Los Angeles Superior Court entitled DENNIS BLEWITT V. N. NORMAN MULLER, JERRY MINSKY, DORIAN INDUSTRIES, INC. AND COMMUNICATIONS AND ENTERTAINMENT CORPORATION. The complaint seeks damages in connection with the Company's treatment in its financial statements of the disposition of its Double Helix subsidiary in June 1991. The complaint seeks unspecified damages on behalf of all persons who purchased shares of the Company's common stock from and after June 1992. The complaint was served on the Company on or about July 8, 1996. A second action, alleging substantially similar grounds, was filed in December, 1996 in the United States District Court for the Southern District of California under the caption heading "Diana Pfannebecker v. N. Norman Muller, Communications and Entertainment Corp., Jay Behling, Jeffrey S. Konvitz, Tom Smith, Jerry Silva, David Mortman, Price Waterhouse & Co., Todman & Co., and Renato Tomacruz." (Following the filing of the second action, the first action was dismissed by stipulation in May, 1997). The Company has filed a motion to dismiss the Complaint in the second action and a hearing on the motion has been scheduled for July, 1997. In connection with this matter, Messrs. Muller, Smith and Mortman, former directors of the Company, have demanded that the Company indemnify them against any expenses, judgments, and amount paid in settlement of the litigation. The Company contends that, by virtue of their wrongful actions and failure to comply with various obligations to the Company, it is not required to provide such indemnification.



    On March 11, 1996, the Company and Film Bridge International, Inc. ("Film Bridge") executed a memorandum regarding the proposed formation of a joint venture for the purpose of acquiring and exploiting film distribution rights. Shortly thereafter, the Company advised Film Bridge that it was terminating the proposed joint venture but desired to enter into negotiations for a consulting agreement with Film Bridge. Negotiations continued until August, 1996 but did not result in a new agreement between the parties. On September 18, 1996, Film Bridge filed a complaint in Los Angeles County Superior Court, entitled FILM BRIDGE INTERNATIONAL V. COMMUNICATIONS AND ENTERTAINMENT CORP., AND DOES 1 THROUGH 50, INCLUSIVE, contending that the Company had breached the terms of the proposed joint venture agreement with Film Bridge. On December 19, 1996, the Company filed a cross-complaint against Film

Bridge alleging that, since the end of June, 1996, Film Bridge had failed to furnish the Company with a proper accounting of its revenues and expenses in connection with the sale to foreign licensees of various films in which the Company had an interest (including "Wuthering Heights", among others) and had failed to make payment of at least $450,000 to the Company for monies due and owing to the Company from the foreign sales of such films. An agreement was reached between the parties in May, 1997, as a result of which the Company received $336,000 of the monies being held by Film Bridge, with the balance being retained by Film Bridge as sales commissions and in full settlement of the litigation.



    On November 21, 1996, Jerry Silva, a former director of the Company, commenced two actions against the Company, one in the Supreme Court of the State of New York, and one in the Civil Court of the State of New York. In the Supreme Court action, the plaintiff is seeking money damages in the amount of $500,000 for indemnification of plaintiff as a past officer and director of the Company, unjust enrichment, tortious interference with plaintiff's rights to sell his shares in the Company, and attorneys fees. The Civil Court matter is an action to collect on a promissory note in the amount of $22,500, plus attorneys fees. The Company has filed an Answer in each action. The Company intends to vigorously contest both actions and to assert affirmative defenses and counterclaims for fraud in the inducement, failure of consideration and breach of fiduciary duty.


    On November 21, 1996, the law firm of Halperin, Klein & Halperin (counsel to Mr. Silva) commenced an action against the Company in the Civil Court of the State of New York on a returned check in the amount of $5,000 for legal services allegedly rendered to the Company. The check was originally issued to plaintiff in April, 1995 in connection with the change of control of the Company at that time. The Company has filed an Answer in the action and intends to defend the matter on the basis of a failure of consideration.

    Other than the foregoing, there are no material legal proceedings pending to which the Company is a party or pursuant to which any of its properties is subject.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The following are the executive officers and directors of the Company:

NAME                                                       AGE                            POSITION
-----------------------------------------------------      ---      -----------------------------------------------------

Stephen R. Greenwald.................................          57   Chief Executive Officer; Co-Chairman in the Office of
                                                                    the Chairman; and Director

Ira N. Smith.........................................          56   President; Co-Chairman in the Office of the Chairman;
                                                                    and Director

Lawrence I. Schneider................................          59   Co-Chairman in the Office of the Chairman; and
                                                                    Director

Robert E. Miller, Jr.................................          49   Director

Marvin Grossman......................................          50   Executive Vice-President and Chief Financial Officer

    STEPHEN R. GREENWALD (57) has served as Chief Executive Officer and Co-Chairman in the Office of the Chairman of the Company since September, 1995. Since 1990, Mr. Greenwald has been a consultant to banks and other clients in the media and film business, most recently having served as Chief Executive Officer of Vision International, an international film distribution company based in Los Angeles, from February 1994 through June, 1996. Mr. Greenwald has also been involved in financing and distributing independently produced motion pictures, including, among others, "Blue Velvet," "Dune," "King of Comedy," "Ragtime," "Crimes of the Heart" and "Manhunter." Together with Ira Smith, Mr. Greenwald co-produced the film "Amityville II: The Possession." Mr. Greenwald devotes substantially all of his time to the business of the Company.

    IRA N. SMITH (56) has served as Co-Chairman in the Office of the Chairman of the Company since September, 1995, and as President of the Company since March, 1996. During the period from 1987 through 1994, Mr. Smith served in various executive capacities (including Chairman, Chief Executive Officer and Chief Financial Officer) of Music Theater International, an organization which licenses rights to musicals in secondary markets. During the period from 1988 through June 1995, Mr. Smith also served as Vice-Chairman and Chief Executive Officer of the Alexander Doll Company ("Alexander"), a manufacturer of collectible and specialty dolls. In April 1995, Alexander filed a voluntary petition for bankruptcy under Chapter 11 of the federal bankruptcy laws. The company remained as a debtor in possession and in June, 1995, the bankruptcy court authorized the sale of all of the assets of the company to an unaffiliated third party. In December 1995, following the sale of the company's assets, the court signed an order directing the company to pay to creditors 100% of allowed priority claims and 85% of allowed general unsecured claims. During the period from 1992 to date, Mr. Smith has also served as Co-Chairman of SESAC, Inc., one of three United States performing rights licensing organizations. Prior to 1987, Mr. Smith was actively engaged in financing motion pictures and film projects, including, among others, "Three Days of the Condor," "Dune," "King of Comedy," "SOB," "Amityville 3-D," "Conan the Barbarian," "Halloween II" and "Halloween III." Together with Mr. Greenwald, Mr. Smith co-produced the film "Amityville
II: The Possession." Mr. Smith devotes substantially all of his time to the business of the Company.

    LAWRENCE I. SCHNEIDER (59) has served as Co-Chairman in the Office of the Chairman of the Company since September, 1995. Mr. Schneider is a private investor and has been Chairman of Global Capital since January 1994. from 1987 to December 1993, Mr. Schneider was a principal of S&S Investments, a private investment firm. Mr. Schneider devotes a portion of his time to the business of the Company.

    ROBERT E. MILLER JR. (49) is a private investor and principal shareholder of Word Power Incorporated d/b/a Hollywood North Productions, a privately-held development company for feature films and movies-of-the-week. Mr Miller is also Associate Director of Trade Task Group, Inc., a strategic planning consulting firm where he has served as manager of client development since 1984. He is also a board member emeritus of the International Standards Institute and a member of the board of advisors of the World Film Institute, sponsors of "The Family Film Awards."

    MARVIN GROSSMAN (50) has served as Executive Vice-President and Chief Financial Officer of the Company since June 1996. For the two year period prior thereto, Mr. Grossman served as Executive Vice-President and Chief Financial Officer of Vision International, a company engaged in the international film distribution business. Prior thereto, Mr. Grossman maintained an independent accounting practice and served as a consultant to Credit Lyonnais Bank and Bank of America in connection with bankruptcy matters and workout arrangements. During the period from 1991 through 1993, he also served as Chief Financial Officer of Post Logic, a company engaged in audio and post production services.

CHANGE IN MANAGEMENT CONTROL

    A change in the entire Board of Directors of the Company (the "Board") occurred on April 12, 1995 pursuant to the terms of a Settlement Agreement, dated as of March 31, 1995 (the "Settlement Agreement"), by and among Robert Hesse, Shane O'Neil, Lawrence I. Schneider, Henry N. Schneider, Robert E. Miller, Jr., Russell T. Stern, Jr. (collectively, the "CECO Shareholders Committee"), and the Company, Global Intellicom, Inc., and each of Jerry Silva, Robert Ferraro, N. Norman Muller, Thomas W. Smith and David A. Mortman (constituting all the directors of the Company at the time of the execution of the Settlement Agreement and hereinafter referred to collectively as the "Former Directors") and others.

    As contemplated by the Settlement Agreement, on April 11, 1995, the Former Directors increased the size of the Board from five to six directors and elected Henry N. Schneider, a designee of the CECO Shareholders Committee, a new director effective upon the closing of the Settlement Agreement. The closing of the Settlement Agreement occurred on April 12, 1995 and, upon the closing, the resignations of the Former Directors became effective. After the closing, Henry
N. Schneider, as the sole remaining director of the Company, elected Lawrence I. Schneider, Russell T. Stern, Jr., Patrick J. Haynes, III and Robert E. Miller, Jr. as new directors of the Company. In addition to the change in the composition of the Board, the Settlement Agreement provided for the settlement of all outstanding litigation between the Company and the CECO Shareholders Committee. The CECO Shareholders Committee was a group of stockholders of the Company originally formed to effect a change in the Company's management. The CECO Shareholders Committee disbanded upon the closing of the Settlement Agreement. Effective September 8, 1995, each of Messrs. Haynes, Henry N. Schneider and Stern resigned as directors of the Company and were replaced by Stephen R. Greenwald and Ira N. Smith, each of whom was appointed to the Board by the remaining members thereof on such date. At a meeting of the Board on March 6, 1996, the number of Directors was fixed at four (4).

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

    For the fiscal year ended June 30, 1996, there were six meetings and/or written consents in lieu of meetings of the Board of Directors. All Directors attended or consented to each of the meetings (and consents in lieu of meetings) of the Board of Directors during said fiscal year. The Board of Directors does not presently have any standing nominating, audit or compensation committees, the customary functions of such committees being performed by the entire Board of Directors.

EXECUTIVE COMPENSATION

    The following table sets forth, for the fiscal years indicated, all compensation awarded to, earned by or paid to the chief executive officer of the Company, the four (4) most highly compensated executive officers who were executive officers as of June 30, 1996, and two (2) other individuals who held executive positions with the Company during a portion of the fiscal year ended June 30, 1996.

                           SUMMARY COMPENSATION TABLE

                                                                                              LONG-TERM
                                                                                            COMPENSATION
                                                            ANNUAL COMPENSATION             -------------
                                                 -----------------------------------------   SECURITIES
             NAME AND                 FISCAL                               OTHER ANNUAL      UNDERLYING      ALL OTHER
        PRINCIPAL POSITION             YEAR       SALARY       BONUS       COMPENSATION        OPTIONS     COMPENSATION
----------------------------------  -----------  ---------  -----------  -----------------  -------------  -------------

Stephen R. Greenwald..............        1996      60,000   (2)     --         --              216,667(2)      75,000(1)(2)
  Chief Executive Officer;                1995      --          --              --               --             --
  Co-Chairman                             1994      --          --              --               --             --

Ira N. Smith......................        1996      60,000(1)     --            --              216,667         75,000(1)
  President; Co-Chairman                  1995      --          --              --               --             --
                                          1994      --          --              --               --             --

Lawrence I. Schneider(2)..........        1996      60,000(1)     --            --              216,667         75,000(1)
  Co-Chairman                             1995      --          --              --                8,333         --
                                          1994      --          --              --               --             --

Joshua B. Grode(3)................        1996      24,872      --              --               33,333         --
  Executive Vice-President                1995      --          --              --               --             --
                                          1994      --          --              --               --             --

Marvin Grossman(4)................        1996      --          --              --               --             --
  Chief Financial Officer                 1995      --          --              --               --             --
                                          1994      --          --              --               --             --

Shane O'Neil(5)...................        1996     167,214      --              --               15,000         --
  President                               1995      85,519      --              --               16,666         --
                                          1994      --          --              --               --             --

Jay Behling(6)....................        1996     135,385      --              --               12,500         --
  Chief Financial Officer                 1995      95,573      --              --               --             --
                                          1994     127,250      --              --               --             --

------------------------

(1) Messrs. Greenwald, Smith and Schneider each deferred $75,000 of their annual compensation during the fiscal year ended June 30, 1996 pursuant to the terms of their respective compensation agreements with the Company. Pursuant to such agreements, Messrs. Greenwald, Smith and Schneider were issued convertible promissory notes for the amount of such deferred compensation, payable in full within twelve months from the date of issue with interest at 2% over prime. Such notes were converted into shares of Common Stock of the Company on June 10 and June 30, 1996 at the average closing bid price in effect for the Common Stock for the 10-day trading period immediately preceding the date of each respective election. On June 10, $60,000 of each note (plus accrued interest) was converted into 83,120 shares of Common Stock at a price of $.75 per share, and on June 30, $15,000 of each note was converted into 19,231 shares of Common Stock at a price of $.78 per share. See "Compensation Agreements, Termination of Employment and Change-in-Control Arrangements" for a more detailed explanation of the terms of the compensation agreements between the Company and each of Messrs. Greenwald, Smith and Schneider, and for additional information with respect to the conversion of deferred compensation notes during the 1997 fiscal year. Such compensation agreements became effective on October 1, 1995.

(2) The cash compensation, stock awards and stock options reflected as being paid to or received by Mr. Greenwald in the foregoing table were actually paid to or received by G & H Media, Ltd., a consulting firm of which Mr. Greenwald is a principal and controlling party. The compensation to Mr. Greenwald does not include compensation paid to a law firm of which Mr. Greenwald is a member, and the compensation to Mr. Schneider does not include compensation (in the form of stock options) paid to an affiliated corporation for financial consulting services rendered to the Company. See "Certain Relationships and Related Transactions."

(3) Mr. Grode commenced employment with the Company on April 1, 1996. His present salary is at the rate of $60,000 per annum.


(4) Although Mr. Grossman was elected to his present position with the Company on May 22, 1996, he did not begin to receive compensation from the Company until the beginning of the 1997 fiscal year (i.e., July 1, 1996). Mr. Grossman is presently employed on an hourly basis by the Company.


(5) Mr. O'Neil was replaced by Mr. Smith as President of the Company effective March 26, 1996, although Mr. O'Neil continued to receive consulting compensation through the end of the 1996 fiscal year through an affiliated company, Cerberus, Inc.

(6) Mr. Behling resigned as Chief Financial Officer of the Company effective May 22, 1996, although he continued to receive consulting compensation from the Company through October, 1996.

OPTIONS/STOCK APPRECIATION RIGHTS

    The following table provides information with respect to stock options and stock appreciation rights ("SARs") granted to the named executive officers during the fiscal year ended June 30, 1996.

                                                        INDIVIDUAL GRANTS
                                       ----------------------------------------------------    POTENTIAL REALIZED
                                                     % OF TOTAL                                 VALUE AT ASSUMED
                                        NUMBER OF      OPTIONS                               ANNUAL RATES OF STOCK
                                       SECURITIES    GRANTED TO                              PRICE APPRECIATION FOR
                                       UNDERLYING     EMPLOYEES     EXERCISE                      OPTION TERMS
                                         OPTIONS      IN FISCAL     PRICE PER   EXPIRATION   ----------------------
NAME                                     GRANTED        YEAR          SHARE        DATE          5%         10%
-------------------------------------  -----------  -------------  -----------  -----------  ----------  ----------

Stephen R. Greenwald.................      16,667(1)         2.3%   $   2.832     10/28/98   $    7,433  $   15,617
                                          200,000(1)        28.1%   $   1.875      3/06/01   $  103,200  $  228,800

Ira N. Smith.........................      16,667           2.3%    $   2,832     10/28/98   $    7,433  $   15,617
                                          200,000          28.1%    $   1.875      3/06/01   $  103,200  $  228,800

Lawrence I. Schneider(3).............      16,667           2.3%    $   2.832     10/28/98   $    7,433  $   15,617
                                          200,000          28.1%    $   1.875      3/06/01   $  103,200  $  228,800

Joshua B. Grode......................      33,333           4.7%    $   1.875      3/06/01   $   17,200  $   38,132

Marvin Grossman......................      --            --            --           --           --          --

Shane O'Neil.........................      15,000(2)         2.1%   $    1.50      3/26/99   $    3,525  $    7,350

Jay Behling..........................      12,500           1.7%    $   2,832      8/28/99   $    5,424  $   11,626

------------------------

(1) The stock options reflected as being issued to Stephen R. Greenwald in the foregoing table were actually issued to G & H Media, Ltd., a consulting firm of which Mr. Greenwald is a principal and controlling party.

(2) The stock options reflected as being issued to Shane O'Neil in the foregoing table were actually issued to Cerberus, Inc., a consulting firm of which Mr. O'Neil is a principal and controlling party.

(3) The chart does not reflect options for 83,333 shares issued to Global Capital Resources, Inc., an affiliate of Mr. Schneider, for financial consulting services rendered to the Company. See "Certain Relationships and Related Transactions."

AGGREGATED OPTION/SAR EXERCISES AND FISCAL YEAR-END OPTIONS/SAR VALUE TABLE

    The following table provides information on options/SAR exercises in the fiscal year ended June 30, 1996 by the named executive officers and the value of such officers' unexercised options/SARs at June 30, 1996.

                                                                                                         VALUE OF
                                                                           NUMBER OF SECURITIES         UNEXERCISED
                                                                          UNDERLYING UNEXERCISED       IN-THE-MONEY
                                       SHARES                              OPTIONS AT YEAR END            OPTIONS
                                     ACQUIRED ON          VALUE       ------------------------------  ---------------
NAME                                  EXERCISE          REALIZED      EXERCISABLE    UNEXERCISABLE      EXERCISABLE
--------------------------------  -----------------  ---------------  -----------  -----------------  ---------------

Stephen R. Greenwald............         --                --            216,667          --                 0

Ira N. Smith....................         --                --            216,667          --                 0

Lawrence I. Schneider(1)........         --                --            225,000          --                 0

Joshua B. Grode.................         --                --             33,333          --                 0

Marvin Grossman.................         --                --             --              --                --

Shane O'Neil....................         --                --             31,666          --                 0

Jay Behing......................         --                --             12,500          --                 0


NAME                                UNEXERCISABLE
--------------------------------  -----------------
Stephen R. Greenwald............         --
Ira N. Smith....................         --
Lawrence I. Schneider(1)........         --
Joshua B. Grode.................         --
Marvin Grossman.................         --
Shane O'Neil....................         --
Jay Behing......................         --

------------------------

(1) The chart does not reflect options for 83,333 shares issued to Global Capital Resources, Inc., an affiliate of Mr. Schneider, for financial consulting services rendered to the Company. See "Certain Relationships and Related Transactions."

REPRICING OF OPTIONS

    On December 2, 1996, the Board of Directors voted to lower the exercise price of the following Warrants to $1.00 per share to create further incentives for management of the Company and to bring the warrant exercise price into line with Warrants granted to other parties performing services for the Company: With respect to Lawrence Schneider, 8,333 Warrants granted in April, 1995 at an exercise price of $3.91 per share; 16,667 Warrants granted in October, 1995 at an exercise price of $2.83 per share; and 200,000 Warrants granted in March, 1996 at an exercise price of $1.87 per share; with respect to Robert Miller, 8,333 Warrants granted in April, 1995 at an exercise price of $3.91 per share; 33,333 Warrants granted in October, 1995 at an exercise price of $2.83 per share; and 25,000 Warrants granted in March, 1996 at an exercise price of $1.87 per share; with respect to each of Ira Smith and G&H Media, Ltd. (an affiliate of Stephen R. Greenwald), 16,667 Warrants granted in October, 1995 at an exercise price of $2.83 per share; and 200,000 Warrants granted in March, 1996 at an exercise price of $1.87 per share; and with respect to Josh Grode, 33,333 Warrants granted in March, 1996 at an exercise price of $1.87 per share. The closing bid price of the Company's Common Stock on December 2, 1996 was $.69 per share.

DIRECTOR COMPENSATION

    The Company does not have any standard arrangements pursuant to which directors of the Company are compensated for services provided as a director. Nevertheless, during the fiscal year ended June 30, 1996, Messrs. Schneider, Greenwald and Smith were each issued 16,667 stock options in consideration of serving on the Board of Directors of the Company. Such options are exercisable for the three year period commencing October 28, 1995 at an original exercise price of $2.83 per share (subsequently lowered to

$1.00 per share by action of the Board in December 1996). In addition, during the 1996 fiscal year, the Board of Directors granted to Robert Miller, the only outside director on the Company's Board of Directors, stock options to purchase 25,000 shares of the Company's Common Stock at an exercise price of $1.875 per share (subsequently lowered to $1.00 per share by action of the Board in December, 1996). Such options were issued on March 6, 1996 and are exercisable for the five-year period ending March 6, 2001. Mr. Miller abstained on the voting which authorized the issuance of such stock options to Mr. Miller.

    All directors are entitled to reimbursement for expenses reasonably incurred in attending Board of Directors' meetings.

COMPENSATION AGREEMENTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
  ARRANGEMENTS.

    On October 1, 1995, Messrs. Greenwald, Smith and Schneider executed compensation agreements with the Company (the "Agreements") pursuant to which the named parties agreed to render management services to the Company for a three year period ending October 1, 1998. Pursuant to these Agreements, each of the parties agreed to serve as a Co-Chairman in the Office of the Chairman of the Company and, in addition, Mr. Greenwald agreed to serve as Chief Executive Officer. (In March, 1996, Mr. Smith also agreed to serve as President of the Company). The Agreements were superseded by agreements executed on March 6, 1996. The subsequent agreements (also defined as the "Agreements") were substantially identical to the original Agreements in all material respects with respect to cash compensation but modified the provisions regarding the issuance of stock options. (In the subsequent Agreement with Mr. Greenwald, the named party is G & H Media, Ltd. rather than Mr. Greenwald individually; G & H Media, Ltd. is a consulting firm of which Mr. Greenwald is a principal and controlling party).

    The Agreements provide for compensation at the rate of $15,000 per month, $20,000 per month and $25,000 per month during the first, second and third years of the respective terms of the Agreements. In addition, in the event the annual budget and income projections of the Board are met for any 12 month period during the term of the Agreements, then each party will be entitled to receive one-third of 2% of the budgeted gross income for such twelve month period, and an additional one-third of 5% of the gross income, if any, in excess of the budgeted gross income. Messrs. Greenwald, Smith & Schneider have agreed to defer the implementation of the bonus provisions of the Agreements until the fiscal year ending June 30, 1998.

    In the event any Agreement is terminated due to death or disability, then the estate of the decedent or the representatives of the disabled party will be entitled to receive full compensation for the greater of twelve months or the balance of the term of the Agreement.

    Each of Messrs. Greenwald, Smith and Schneider agreed that with respect to each calendar quarter during the term of his respective Agreement, the following percentage of his compensation would be paid: (i) no payment if the current assets of the Company as of the end of the previous calendar quarter are less than $500,000; (ii) one-third if the current assets as of the end of the previous calendar are more than $500,000, but less than $1,000,000; (iii) two-thirds if the current assets as of the end of the previous calendar quarter are more than $1,000,000 but less than $1,500,000; and (iv) full payment if the current assets as of the end of the previous calendar quarter are more than $1,500,000. For purposes of the Agreement, "current assets" are defined as accounts and contract receivables due within 12 months plus cash and cash equivalents. Any portion of the compensation not paid would be deferred and would be paid in twelve months with interest pursuant to a promissory note issued by the Company, provided that the note could be converted into Common Stock of the Company at any time prior to payment in full at the average closing bid price in effect for the Common Stock for the 10-day trading period immediately preceding the date of the conversion election.

    During the quarter ended December 31, 1995, each of Messrs. Greenwald, Smith and Schneider deferred 100% of their compensation for the quarter, or $45,000 each. During each of the next two quarters, they deferred one-third of their compensation, or a total of $30,000 each. On June 10 and

June 30, 1996, each of Messrs. Greenwald, Smith and Schneider converted their deferred compensation notes of $75,000 (plus accrued interest) into a total of 102,351 shares of Common Stock at prices of $.75 and $.78 per share, respectively. On September 30, 1996, they each converted deferred compensation notes of $15,000 for the quarter then ended into a total of 26,316 Shares of Common Stock at a conversion price of $.57 per Share. For the quarters ended December 31, 1996 and March 31, 1997, they each deferred $30,618 and $25,202, respectively, of additional compensation, none of which has yet been converted into Common Stock of the Company. See "Executive Compensation."


    The Agreements also provided for the issuance of 200,000 stock options to each of Messrs. Greenwald, Smith and Schneider, exercisable during the five year period commencing March 6, 1996 at an exercise price of $1.875 per share (subsequently lowered to $1.00 per share by action of the Board in December
1996). See "Options/Stock Appreciation Rights."


    On December 2, 1996, the Board of Directors granted 100,000 Common Stock purchase warrants to each of Stephen R. Greenwald, Ira N. Smith and Lawrence I. Schneider in consideration of services rendered to the Company. The warrants were granted for a five-year period and are exercisable at a purchase price of $1.00 per share.



    In April, 1997, the Company granted additional Common Stock purchase warrants to Stephen R. Greenwald (or his designee), Lawrence I. Schneider and Robert E. Miller, Jr. in consideration of providing certain interim financing to the Company. See "Certain Relationships and Related Transactions."


COMPENSATION COMMITTEE REPORT AND COMPENSATION COMMITTEE INTERLOCKS AND INSIDER
  PARTICIPATION

    Executive officer compensation is determined by the entire Board of Directors, consisting of Messrs. Greenwald, Smith, Schneider and Miller. The Board has not appointed or designated a separate compensation committee to determine or set executive compensation. With the exception of Robert Miller, all members of the Board of Directors are executive officers of the Company and all are subject to compensation agreements containing substantially the same terms and provisions. See "Compensation Agreements, Termination of Employment and Change-in-Control Arrangements." The Board's executive compensation policy is intended to attract and retain key executives, compensate them at appropriate levels and provide them with both cash and equity incentives to enhance the Company's value for all of its stockholders. Although the compensation agreements entered into by Messrs. Greenwald, Smith and Schneider were not determined by arms-length negotiation between such individuals and the Company, the Board of Directors believes that the compensation paid to such individuals is comparable to, if not less than, the compensation paid to executives of other comparable companies in the film and entertainment industry.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Lawrence I. Schneider, a member of the Board of Directors of the Company and one of three Co-Chairmen in the Office of the Chairman of the Company, is a principal of Global Capital Resources, Inc., a New York based financial consulting services firm ("Global Capital"). During the 11 month period from May, 1995 through March, 1996, Global Capital rendered financial consulting services to the Company in connection with the change of management control of the Company. Such services were rendered to the Company at the agreed upon rate of $15,000 per month. However, in order to conserve the cash resources of the Company, Global Capital agreed to accept stock options from the Company in lieu of a cash payment. On March 6, 1996, the Board of Directors of the Company (with Mr. Schneider abstaining from the voting) authorized the issuance to Global Capital of stock options to purchase 83,333 shares of Common Stock of the Company, exercisable over a five-year period at the exercise price of $1.875 per share. Global Capital has not rendered any additional services to the Company since March, 1996 and is not under any contract or agreement to do so.

    On August 1, 1996, the Board of Directors of the Company offered to reimburse the members of the CECO Shareholders Committee in kind for all expenses incurred by such members in connection with the change of management control of the Company effected in April, 1995. (See "Change in Control"). The Board offered to reimburse such expenses by issuing stock options to the committee members in an amount equal to one and one-third times the amount of such expenses. Robert Miller, a director of the Company, agreed to accept options to purchase 40,000 shares of the Company's Common Stock, exercisable over a five-year period at an exercise price of $.75 per share, representing the then current market price of the Company's Common Stock on the date of grant. In exchange, Mr. Miller released his claim for reimbursement of approximately $30,000 of expenses incurred by Mr. Miller in connection with the change of control. Lawrence I. Schneider, a director of the Company and also a member of the CECO Shareholders Committee, has not agreed to accept options in lieu of his claim for reimbursement of expenses in connection with the change of control.


    During the fiscal year ended June 30, 1996, the law firm of Herbst & Greenwald, of which Mr. Greenwald, a director of the Company, is a member, received fees for legal services rendered to the Company in the amount of $2,500. During the nine month period ended March 31, 1997, such firm received additional fees for legal services rendered to the Company in the amount of $21,564. The firm of Herbst & Greenwald (or an affiliate thereof) is also reimbursed $1,000 per month by the Company for providing office space to Mr. Greenwald while he attends to the Company's affairs in his New York office.



    The Company has entered into a "first look" agreement with Presto Productions, a production company in which Stephen R. Greenwald, Director and Chief Executive Officer of the Company, has an interest. (See "Business-Producer Agreements"). Mr. Greenwald's interest in Presto varies on a film-by-film basis between 16% and 50%. Of the three films being produced by Presto in which the Company has an interest (i.e., "Mr. Write," "Winter" and Dark Angel 2"), Mr. Greenwald has no indirect interest (through Presto) in "Mr. Write," a one-third share of Presto's interest in "Winter," and a 50% share of Presto's interest in "Dark Angel 2." The Company believes that the terms of its arrangement with Presto are no less favorable than could be arranged with other independent third party producers.



    In April, 1997, Stephen R. Greenwald, Lawrence I. Schneider and Robert E. Miller, Jr. made loans to the Company in the amounts of $50,000, $25,000, and $25,000, respectively. Each loan is payable on demand, bears interest at the rate of 9.25% per annum, and is secured by a collateral assignment of the Company's $300,000 receivable due from Kinnevik. See "Business-Sales of Distribution Rights." In consideration of making such loans, the lenders received five-year warrants to purchase shares of Common Stock of the Company, exercisable at $1.00 per share. Messrs. Schneider and Miller each received 25,000 warrants in consideration of their respective $25,000 loans to the Company, and Mr. Greenwald (or his designee) received 50,000 warrants in consideration of his $50,000 loan to the Company. In addition to the foregoing, an independent, unaffiliated third party made a $25,000 loan to the Company in June, 1997 on the same terms and conditions as the loans made by Messrs. Greenwald, Schneider and Miller.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth information concerning ownership of Common Stock, as of the date of this Prospectus, by each person known by the Company to be the beneficial owner of more than five percent of the Common Stock, each director and executive officer and by all directors and executive officers of the Company as a group.


                                                                                         SHARES
NAME AND ADDRESS                                                                      BENEFICIALLY     PERCENTAGE
OF BENEFICIAL OWNER                                                 STATUS                OWNED         OF CLASS
----------------------------------------------------------  ----------------------  -----------------  -----------
Lawrence I. Schneider.....................................  Director,                      563,434(1)       11.80%
450 Park Avenue                                             Co-Chairman
New York, NY 10022
Robert E. Miller, Jr......................................  Director                       202,333(2)        4.52%
900 4th Avenue
Seattle, WA 98164
Ira N. Smith..............................................  Director,                      445,231(3)        9.54%
421 W 54th Street                                           President,
New York, NY 10019                                          Co-Chairman
Stephen R. Greenwald......................................  Director, CEO,                 495,231(4)       10.52%
380 Lexington Ave.                                          Co-Chairman
New York, NY 10168
Marvin Grossman...........................................  Exec. V-P, Tres.,               35,000(5)            (6)
1875 Century Park East                                      CFO
Los Angeles, CA 90067
Each of the Equity Investors(7)...........................            --                   250,000(7)        5.60%
All Executive Officers & Directors as a Group (5
  Persons)................................................                               1,741,229(8)       30.96%


------------------------


(1) Includes presently exercisable options to purchase 433,333 shares of Common Stock, 83,333 of which are held by Global Capital Resources, Inc., an affiliated corporation.



(2) Includes presently exercisable options to purchase 131,666 shares of Common Stock; also includes 61,167 shares held jointly with Mr. Miller's wife, and 9,500 shares held in an individual retirement account for Mr. Miller's wife, as to which latter shares Mr. Miller disclaims beneficial ownership.


(3) Includes presently exercisable options to purchase 316,667 shares of Common Stock.


(4) Includes presently exercisable options to purchase 366,667 shares of Common Stock.


(5) Includes presently exercisable options to purchase 35,000 shares of Common Stock.

(6) Less than 1%.


(7) On February 26, 1997, the Company completed the sale of 500,000 shares of its Common Stock, and 500,000 Common Stock purchase warrants, to the following four investors, each of whom received 125,000 shares of Common Stock and 125,000 warrants: Johann Schotte, A Hero from Zero N.V., Gold Leaf Pictures Belgium bvba and Chardonnay Enterprises, Ltd. Accordingly, the 250,000 shares reflected in the above table for each of the equity investors includes presently exercisable warrants to purchase 125,000 shares of Common Stock. Although management is not aware of any agreement or understanding requiring the investors to act in concert with respect to their Shares, management believes that the equity investors have either business or personal relationships with each other, and therefore there exists the possibility that the equity investors may act as a group with respect to their Shares.



(8) Includes presently exercisable options to purchase 1,283,333 shares of

    Common Stock.

                              SELLING STOCKHOLDERS


    None of the Selling Stockholders has ever held any position or office with the Company or had any other material relationship with the Company, other than providing services on a contract basis.



                                                                             NUMBER OF     NUMBER OF     NUMBER OF
                                                               NUMBER OF     WARRANTS      SHARES TO     SHARES TO
                                                             SHARES OWNED      OWNED        BE SOLD      BE OWNED
                                                               PRIOR TO      PRIOR TO     PURSUANT TO      AFTER
NAME OF SELLING STOCKHOLDER                                    OFFERING      OFFERING    PROSPECTUS(1)  OFFERING(2)
-----------------------------------------------------------  -------------  -----------  -------------  -----------
Equity Investors(3)........................................       500,000      500,000        500,000      500,000
Exchanging Noteholders(4)..................................       595,455            0        595,455            0
Olshan Grundman et al. ....................................       120,000       50,000        120,000            0
Greenberg, Glusker et al. .................................        40,000            0         40,000            0
Corporate Imaging..........................................        26,000            0         26,000            0
Lloyd Trufelman............................................         7,500            0          7,500            0
David A. Somerstein........................................        91,667            0         66,667       25,000
Marylou Paolucci, As Attorney(5)...........................       177,500            0        177,500            0
Amos Weinberg, As Attorney(5)..............................       177,500            0        177,500            0
Total......................................................     1,735,622      550,000      1,710,622      525,000


------------------------

(1) Assumes the exercise of all Warrants held by the Equity Investors and the sale of the Shares issuable upon exercise of the Warrants; does not include the 50,000 Shares underlying the warrants held by Olshan Grundman, which Shares are not being registered hereunder.

(2) Assumes the sale of all Shares covered by this Prospectus.


(3) Each of the following four Equity Investors owns 125,000 Shares of Common Stock and 125,000 Warrants: Johan Schott, A Hero from Zero N.V., Gold Leaf Pictures Belgium bvba, and Chardonnay Enterprises, Ltd. The shares included in this Prospectus on behalf of the Equity Investors include only the Shares underlying the warrants.


(4) The Exchanging Noteholders consist of the following persons: William M. Tucker (50,000 Shares), Ken Chamberlin (100,000 Shares), Harold Fogelquist (50,000 Shares), Martha & Craig London (50,000 Shares), Lois & Alan Bauer (50,000 Shares), Jack Spitzer (100,000 Shares), Brian & Helen Meyers (50,000 Shares), Marilyn & Robert Chandross (25,000 Shares) and William Schwartz (50,000 Shares).


(5) Marylou Paolucci is the attorney for 800 Third Avenue Associates; Amos Weinberg is the attorney for Joseph P. Day Realty Corp.


                              PLAN OF DISTRIBUTION


    The Shares covered by this Prospectus are being registered by the Company for the respective accounts of the Selling Stockholders. Although the Company will receive proceeds upon exercise of Warrants by the Equity Investors (if and when exercised), the Company will not receive any of the proceeds from sales of Shares by the Selling Stockholders. The Company understands that none of such Shares will be offered through underwriters.



    The Shares may be offered and sold from time to time as market conditions permit in the over-the-counter market at prices and terms then prevailing or at prices related to the then-current market price, or in privately negotiated transactions. The Shares may be sold by one or more of the following methods, without limitation: (a) a block trade in which a broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions; and
(d) face-to-face transactions between
sellers and purchasers without a broker/dealer. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from Selling Stockholders in amounts to be negotiated. Such brokers and dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. As of the date of this Prospectus, the Company understands that the Selling Stockholders do not have any agreement, arrangement or understanding with any brokers or dealers concerning the distribution of their respective shares.


    Due to the close proximity in time between the acquisition of the Shares by the Selling Stockholders and the offering of those Shares pursuant to this Prospectus, the Selling Stockholders (other than the Exchanging Noteholders) may be deemed to be statutory "underwriters" as that term is defined in Section 2(11) of the Act. As statutory "underwriters," the Selling Stockholders may be covered under the civil liability provisions of Section 11 of the Act which may impose a higher degree or due diligence upon the Selling Stockholders with respect to the information contained in this Prospectus than may otherwise exist in the absence of such underwriter status. The Company has agreed to indemnify the Selling Stockholders against such potential liabilities.


                           DESCRIPTION OF SECURITIES

COMMON STOCK


    The Company is authorized to issue 40,000,000 shares of Common Stock, par value $.01 per share. As of the date of this Prospectus, there were outstanding 4,456,637 shares of Common Stock.


    Subject to preferences that may be applicable to any Preferred Stock (as hereinafter defined) outstanding at the time, the holders of outstanding shares of Common Stock are entitled to receive dividends out of assets legally available therefor at such time and in such amounts as the Board may, from time to time, determine in its sole discretion. Holders of Common Stock are also entitled to one vote for each share of Common Stock held of record on all matters submitted to a vote of stockholders. The Common Stock is not entitled to preemptive rights and is not subject to redemption. Upon liquidation, dissolution or winding up of the Company, the assets legally available for distribution to stockholders are distributable ratably among the holders of the Common Stock and of any participating Preferred Stock outstanding at that time after payment of the liquidation preferences, if any, on all outstanding Preferred Stock and payment of creditors' claims. Each outstanding share of Common Stock is fully paid and nonassessable.

PREFERRED STOCK

    The Company is authorized to issue 10,000,000 shares of Preferred Stock, par value $.10 per share (the "Preferred Stock"), from time to time in one or more series. As of the date of this Prospectus, there were no shares of Preferred Stock outstanding.

    The Board is authorized to provide for the issuance of Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences and privileges of the shares of each such series and any qualifications, limitations or restrictions thereon, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding), without any further vote or action by stockholders. The Board may authorize and issue Preferred Stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of Common Stock, because the terms of the Preferred Stock that might be issued could conceivably prohibit the Company's consummation of any merger, reorganization, sale of substantially all its assets, liquidation or other extraordinary corporate transaction, absent approval of the outstanding shares of Preferred Stock. Thus, the issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company. The Company has no current plan to issue any shares of Preferred Stock, except perhaps in connection with a possible transaction with Kinnevik. See "Business--Sales of Distribution Rights."


OPTIONS AND WARRANTS


    The Company presently has outstanding a total of 2,217,833 options and warrants, exercisable at prices ranging from $.625 per share to $18.96 per share. Of the 1,710,622 shares of Common Stock to be offered pursuant to this Prospectus, included therein are shares of Common Stock underlying 500,000 of the Company's outstanding warrants (see "Selling Stockholders").


CERTAIN PROVISIONS OF THE ARTICLES OF INCORPORATION AND BY-LAWS

    The Company's Articles of Incorporation provide for indemnification of the Company's officers and directors to the fullest extent permitted by law. As permitted by the Nevada Revised Statutes, the Company's Articles of Incorporation also provide that directors of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for acts or omissions not in good faith or which involve intentional misconduct, fraud or a knowing violation of law, or (ii) under certain sections of Nevada law relating to prohibited dividends or distributions. As a result of this provision, the Company and its stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care to the Company. The foregoing provision of the Articles of Incorporation may reduce the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from instituting a lawsuit against directors for breaches of their fiduciary duties, even though such an action, if successful, otherwise might have benefited the Company and its stockholders.

DIVIDEND POLICY

    Holders of Common Stock are entitled to receive such dividends as may be declared and paid from time to time by the Board of Directors out of funds legally available therefor. The Company intends to retain any earnings for the operation and expansion of its business and does not anticipate paying cash dividends in the foreseeable future. Any future determination as to the payment of cash dividends will depend upon future earnings, results of operations, capital requirements, the Company's financial condition and such other factors as the Board of Directors may consider.

NOTES AND LOANS PAYABLE

    On July 15, 1997, $179,000 in principal amount of 6% Convertible Subordinated Debentures will become due. When originally issued in July, 1987, the debentures were convertible into shares of Common Stock of the Company at the conversion price of $12.50 per share. After giving effect to changes in the capitalization of the Company since the issuance of the debentures, and the one-for-six Reverse Split in March, 1996, the current conversion price for the debentures is approximately $117.65 per share.


    In April, 1995, the Company issued a note in the principal amount of $70,000 to its outside counsel for legal services rendered. The note was repayable in October, 1995, together with interest at the rate of 7%. In February 1996, the noteholder agreed to extend the due date to December 31, 1996. In connection with the extension, the Company granted warrants to purchase 16,667 shares of the Company's Common Stock at an exercise price of $1.88 per share, exercisable over a three year period. Upon the effective date of this Prospectus, the note was exchanged for 120,000 Shares of the Company's Common Stock, which Shares are included in this offering. See "Selling Stockholders."


    In August and October of 1995, the Company concluded a private placement pursuant to which it issued unsecured promissory notes to unaffiliated investors in the aggregate amount of $312,500. The notes have a maturity date of one year and bear interest at the rate of 12% per annum. A total of 6.25 units were sold at a purchase price of $50,000 per unit. In addition, warrants were issued to the purchasers at the rate of 4,167 warrants for each unit sold, or a total of 26,042 warrants (on a post Reverse Split basis). Each warrant certificate entitles the holder thereof to purchase one share of common stock at an exercise price of either $2.83 per share (the August warrants) or $2.37 per share (the October warrants) over a three year period commencing one year after the closing of the private placement. After paying expenses and commissions of $42,500, the Company received net proceeds of $270,000 from the private placement. The notes issued in the private placement were due to be paid by the Company upon their respective due dates on August 28 and October 3, 1996. The Company has made a proposal to the noteholders which would involve the payment of current interest and either the deferral of the maturity date of the notes (the first proposal) or the cancellation of the notes in their entirety (the second proposal), in each case in exchange for varying amounts of registered stock of the Company. In the first proposal, the maturity date of the notes would be deferred until December 15, 1997 and the warrants would be exchanged for registered shares in an amount equal to 20% of the principal amount of the notes, with shares valued at $.75 per share. In the second proposal, the notes and warrants would be cancelled and the notes would be exchanged for registered shares in an amount equal to 150% of the principal amount of the notes, with shares valued either at $.75 per share or at current market value on the date of the exchange. As of the date of this Prospectus, noteholders representing $262,500 in principal amount of the notes have elected the second proposal (with all but one Exchanging Noteholder electing to exchange at $.75 per Share), resulting in the issuance of an aggregate of 595,455 Shares of Common Stock to the Exchanging Noteholders, which Shares are included in the within offering. See "Selling Stockholders." The remaining notes for $50,000 (held by a single investor) have not been paid and are in default. (See "Risk Factors"). The Company has paid current interest on all of the notes through the first anniversary date of the respective notes.



    In April, 1997, Stephen R. Greenwald, Lawrence I. Schneider and Robert E. Miller, Jr., all directors of the Company, made loans to the Company in the amounts of $50,000, $25,000 and $25,000, respectively. Each loan is payable on demand, bears interest at the rate of 9.25% per annum, and is secured by a collateral assignment of the Company's $300,000 receivable from Kinnevik. See "Business--Sales of Distribution Rights." In consideration of making such loans, the lenders received five-year warrants to purchase shares of Common Stock of the Company, exercisable at $1.00 per share. Messrs. Schneider and Miller each received 25,000 warrants in consideration of their respective $25,000 loans to the Company, and Mr. Greenwald (or his designee) received 50,000 warrants in consideration of his $50,000 loan to the Company. In addition to the foregoing, an independent, unaffiliated third party made a $25,000 loan to the Company in June, 1997 on the same terms and conditions as the loans made by Messrs. Greenwald, Schneider and Miller. See "Certain Relationships and Related Transactions."


TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the Common Stock of the Company, and the indenture agent for the 6% notes due in July, 1997, is Continental Stock Transfer & Trust Company, Two Broadway, New York, New York 10004.

                        SHARES ELIGIBLE FOR FUTURE SALE


    There will be 4,456,637 shares of Common Stock outstanding upon consummation of the offering, excluding shares issuable upon exercise of outstanding warrants granted by the Company to the Equity Investors, to officers, directors, employees and other third parties. With the exception of 457,896 Shares held by affiliates of the Company ("Affiliate Shares"), and 36,213 restricted shares held by non-affiliates of the Company for a period of less than two years, all such shares are freely tradeable either because they were originally registered in a public offering, have been held by their respective owners for a period in excess of two years (and therefore are eligible for sale in the public markets), or are being registered in this offering. The remaining shares will only be eligible for sale in accordance with the resale limitations of Rule 144 ("Rule 144") under the Securities Act of 1933, as amended (the "Securities Act"), or pursuant to an effective registration statement under the Securities Act or an applicable exemption from the registration requirements of the Securities Act. In addition, there are outstanding options and warrants to purchase a total of 2,217,833 shares of Common Stock, of which 500,000 Shares are being registered pursuant to this offering and will be available for sale in the open market without restriction upon exercise of the Warrants relating thereto. Upon exercise of the remaining warrants, the Shares issuable thereunder will only be eligible for sale in accordance with the resale limitations of Rule 144, or pursuant to an effective registration statement under the Securities Act or an applicable exemption from the registration requirements of the Securities Act.



    In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned restricted shares for at least one year, including persons who may be deemed "affiliates" of the Company, will be entitled to sell in any three-month period a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock or (ii) the average weekly trading volume of the Common Stock during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the Securities and Exchange Commission. Sales pursuant to Rule 144 are also subject to certain other requirements relating to manner of sale, notice and availability of current public information about the Company. A person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of the Company at any time during the three months immediately preceding the sale is entitled to sell restricted shares pursuant to Rule 144(k) without regard to the limitations described above, provided that two years have expired since the later of the date on which such restricted shares were first acquired from the Company or from an affiliate of the Company.


    No prediction can be made as to the effect, if any, that future sales of shares of Common Stock, or the availability of shares for future sale, pursuant to either Rule 144, this Prospectus, future registration statements, or otherwise, will have on the market price of shares of Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock (including the shares issuable upon the exercise of stock options), or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock.

                                 LEGAL MATTERS

    The validity of the securities being offered hereby and certain other legal matters in connection therewith will be passed upon for the Company by Howard J. Kerker, P.C., 45 West 45th Street, New York, New York 10036.

                                    EXPERTS

    The consolidated financial statements of the Company as of June 30, 1996 and 1995 and for each of the three years in the period ended June 30, 1996 included in this Prospectus have been so included in reliance on the report (which contains explanatory paragraphs relating to the Company's ability to continue as a going concern, loan defaults and litigation as described in Notes 3, 10 and 11, respectively, to the consolidated financial statements) of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                     INTEREST OF NAMED EXPERTS AND COUNSEL

    During the calendar year 1996, the Company's legal counsel, Howard J. Kerker, P.C., received 10,000 shares of the Company's Common Stock and warrants to purchase 41,667 shares of the Company's Common Stock at $1.87 per share (subsequently lowered to $1.00 per share by action of the Board in December, 1996) for a period of five years, expiring on March 5, 2001, in consideration of legal services rendered to the Company.

                             ADDITIONAL INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, or at its Regional Offices located at Room 1400, 500 West Madison Street, Chicago, Illinois 60661, and 7 World Trade Center, 13th Floor, New York, New York 10048, and copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Additionally, copies of reports, proxy statements and other information filed with the Commission electronically by the Company may be inspected by accessing the Commission's Internet site at http://www.sec.gov. Since May 2, 1996, the Company's Common Stock has been quoted on Nasdaq's OTC Bulletin Board, and such reports, proxy statements and other information can also be inspected at the office of Nasdaq Operations, 1735 K Street, NW, Washington, DC 20006, with respect to filings made prior to May 2, 1996, the date the Company's Shares of Common Stock were delisted from Nasdaq's SmallCap Market.

    The Company has filed with the Commission a Registration Statement on Form S-1 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete and are qualified in their entirety by reference to each such contract, agreement or other document which is filed as an exhibit to the Registration Statement. The Registration Statement, including the exhibits and schedules thereto, may be inspected without charge, and copies thereof may be made at prescribed rates, at the principal and regional offices of the Commission referenced above.

                          ODYSSEY PICTURES CORPORATION
                              (FORMERLY KNOWN AS)
                     COMMUNICATIONS AND ENTERTAINMENT CORP.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                                                          PAGE
                                                                                                      ------------

Report of Independent Accountants...................................................................  F-2

Financial Statements:

  Consolidated Balance Sheets as of June 30, 1996 and 1995, and March 31, 1997......................  F-3

  Consolidated Statements of Operations for the Years Ended June 30, 1996, 1995 and 1994 and the      F-4
    Nine Month Periods Ended March 31, 1996 and 1997................................................

  Consolidated Statements of Changes in Shareholders' Equity (Deficit) for the Years Ended June 30,   F-5
    1996, 1995 and 1994 and the Nine Month Periods Ended March 31, 1996 and 1997....................

  Consolidated Statements of Cash Flows for the Years Ended June 30, 1996, 1995 and 1994 and the      F-6
    Nine Month Periods Ended March 31, 1996 and 1997................................................

  Notes to Consolidated Financial Statements........................................................  F-7 - F-24


    All schedules have been omitted because the requested information is not required, or, because the information required is included in the financial statements or notes thereto.

                       REPORT OF INDEPENDENT ACCOUNTANTS

                                PRICE WATERHOUSE

To the Board of Directors and
Shareholders of
Communications and Entertainment Corp.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Communications and Entertainment Corp. and its subsidiaries at June 30, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1996 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinon on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

As discussed in Note 10 to the financial statements, the Company has defaulted on payments due in August and October 1996 relating to notes payable. The Company has proposed to the noteholders to defer the maturity of the notes and exchange existing warrants for shares, or to cancel the notes in their entirety in exchange for shares. Both proposals are subject to registration statements becoming effective. As of October 6, 1996 several noteholders had accepted the first proposal and one noteholder had accepted the second proposal; however as some noteholders have not accepted either of the proposals, the ultimate outcome of this matter cannot be determined at present.

As dicussed in Note 11, the Company is a defendant in various lawsuits. The Company has filed several counteractions and preliminary hearings and discovery proceedings on several actions are in progress. The ultimate outcome of the litigation cannot be determined at present. Not all liabilities that may result upon adjudication have been accrued in the accompanying financial statements.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has suffered recurring losses from operations, has a net capital deficiency and has insufficient working capital to meet its current obligations and liquidity needs. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

PRICE WATERHOUSE LLP

Los Angeles, California
October 14, 1996

                          ODYSSEY PICTURES CORPORATION
                              (FORMERLY KNOWN AS)
                     COMMUNICATIONS AND ENTERTAINMENT CORP.


                          CONSOLIDATED BALANCE SHEETS


                                                                      JUNE 30,        JUNE 30,       MARCH 31,
                                                                        1996            1995            1997
                                                                   --------------  --------------  --------------
                                                                                                    (UNAUDITED)
ASSETS:
  Cash...........................................................  $      462,971  $       43,491  $       79,260
  Funds held in joint venture accounts...........................                       3,836,732
  Note receivable................................................                                         300,000
  Accounts receivable, net of allowances of $53,788, $288,687 and
    $53,788......................................................         996,574         524,510         818,825
  Film costs, net................................................       1,000,968      10,655,863         786,615
  Other assets...................................................          27,945          17,702          20,848
                                                                   --------------  --------------  --------------
                                                                   $    2,488,458  $   15,078,298  $    2,005,548
                                                                   --------------  --------------  --------------
                                                                   --------------  --------------  --------------

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT):
  LIABILITIES:
    Accounts payable and accrued expenses........................  $      912,629  $    1,210,455  $    1,643,205
    Due to producers and participants............................       3,760,142      11,119,560       1,399,177
    Deferred revenues............................................           3,000         520,000          21,933
    Notes and loans payable......................................         561,500         249,000         836,500
                                                                   --------------  --------------  --------------
                                                                        5,237,271      13,099,015       3,840,815
                                                                   --------------  --------------  --------------
  COMMITMENTS AND CONTINGENCIES

  SHAREHOLDERS' EQUITY (DEFICIT):
    Preferred stock, par value $.10;
      Authorized--10,000,000 shares
      Issued--none...............................................
    Class A stock, par value $.01;
      Authorized--10,000,000 shares
      Issued--none...............................................
    Common stock, par value $.01;
      Authorized--6,666,666 shares
      Issued and outstanding--2,591,242
      2,284,189 and 3,279,515 shares.............................          25,913          22,842          32,796
    Capital in excess of par value...............................      25,911,366      25,682,817      26,358,583
    Accumulated deficit..........................................     (28,686,092)    (23,726,376)    (28,226,646)
                                                                   --------------  --------------  --------------
    Total shareholders' equity (deficit).........................      (2,748,813)      1,979,283      (1,835,267)
                                                                   --------------  --------------  --------------
                                                                   $    2,488,458  $   15,078,298  $    2,005,548
                                                                   --------------  --------------  --------------
                                                                   --------------  --------------  --------------


        The accompanying notes are an integral part of these statements.

                          OSYSSEY PICTURES CORPORATION
                              (FORMERLY KNOWN AS)
                     COMMUNICATIONS AND ENTERTAINMENT CORP.

                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                       FOR THE YEARS                     FOR THE NINE MONTHS
                                                      ENDED JUNE 30,                       ENDED MARCH 31,
                                        -------------------------------------------  ----------------------------
                                            1996           1995           1994           1997           1996
                                        -------------  -------------  -------------  -------------  -------------
                                                                                             (UNAUDITED)
REVENUES:.............................  $   1,010,826  $   1,521,434  $  14,797,040  $     130,226  $     744,374
                                        -------------  -------------  -------------  -------------  -------------
EXPENSES:
  Costs related to revenues...........      1,046,299      4,745,330     13,514,864        391,406        795,618
  Selling, general and administrative
    expenses..........................      1,565,307      3,705,463      5,757,010      1,477,677      1,009,795
                                        -------------  -------------  -------------  -------------  -------------
                                            2,611,606      8,450,793     19,271,874      1,869,083      1,805,413
                                        -------------  -------------  -------------  -------------  -------------
  Operating loss......................     (1,600,780)    (6,929,359)    (4,474,834)    (1,738,857)    (1,061,039)
OTHER INCOME (EXPENSES):
  Other income........................                                                   2,263,101       --
  Interest income.....................          1,243         97,399         79,959                         1,212
  Interest expense....................        (97,701)       (19,498)       (28,216)       (64,798)       (59,594)
  Loss on sale of joint venture
    interest..........................     (3,262,478)                                                 (3,262,478)
  Provision for loss on investment....                                   (3,363,829)
                                        -------------  -------------  -------------  -------------  -------------
  Income (Loss) from continuing
    operations before provision for
    income taxes......................     (4,959,716)    (6,851,458)    (7,786,920)       459,446     (4,381,899)
  Benefit for income taxes............                                      179,000
                                        -------------  -------------  -------------  -------------  -------------
  Income (Loss) from continuing
    operations........................     (4,959,716)    (6,851,458)    (7,607,920)       459,446     (4,381,899)
  Loss from discontinued operations...                      (458,193)      (765,566)
                                        -------------  -------------  -------------  -------------  -------------
  Net income (loss)...................  $  (4,959,716) $  (7,309,651) $  (8,373,486) $     459,446  $  (4,381,899)
                                        -------------  -------------  -------------  -------------  -------------
                                        -------------  -------------  -------------  -------------  -------------
LOSS PER SHARE:
  Income (Loss) from continuing
    operations........................  $       (2.17) $       (2.94) $       (3.18) $        0.16  $       (1.92)
  Loss from discontinued operations...                         (0.20)         (0.32)
                                        -------------  -------------  -------------  -------------  -------------
  Net income (loss)...................  $       (2.17) $       (3.14) $       (3.50) $        0.16  $       (1.92)
                                        -------------  -------------  -------------  -------------  -------------
                                        -------------  -------------  -------------  -------------  -------------
  Weighted average common shares
    outstanding*......................      2,283,611      2,331,579      2,391,550      2,898,573      2,282,294
                                        -------------  -------------  -------------  -------------  -------------
                                        -------------  -------------  -------------  -------------  -------------
  Fully diluted net income (loss) per
    share.............................  $       (2.17) $       (3.14) $       (3.50) $        0.14  $       (1.92)
                                        -------------  -------------  -------------  -------------  -------------
                                        -------------  -------------  -------------  -------------  -------------
  Weighted average common shares
    outstanding.......................      2,282,611      2,331,579      2,391,550      3,398,573      2,282,294
                                        -------------  -------------  -------------  -------------  -------------
                                        -------------  -------------  -------------  -------------  -------------


------------------------

* Shares outstanding for all periods have been adjusted to give effect to a 1 for 6 reverse stock split on March 18, 1996.

        The accompanying notes are an integral part of these statements.

                          ODYSSEY PICTURES CORPORATION
                              (FORMERLY KNOWN AS)
                     COMMUNICATIONS AND ENTERTAINMENT CORP.


      CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)

                                           CLASS A STOCK                COMMON STOCK
                                      ------------------------  ----------------------------
                                                      AMOUNT                       AMOUNT       CAPITAL IN
                                                    ($.01 PAR                    ($.01 PAR       EXCESS OF       ACCUMULATED
                                         SHARES       VALUE)        SHARES         VALUE)        PAR VALUE         DEFICIT
                                      ------------  ----------  --------------  ------------  ---------------  ---------------
Balances--June 30, 1993.............     2,554,132  $   25,541       2,241,482  $     22,414  $    28,046,619  $    (8,043,239)
  Purchase of 402,200 shares of
    treasury stock..................
  Treasury shares retired and
    cancelled.......................                                  (162,833)       (1,628)      (1,880,173)
  Conversion of Class A stock.......      (213,429)     (2,134)         22,676           227            1,907
  Net loss..........................                                                                                (8,373,486)
                                      ------------  ----------  --------------  ------------  ---------------  ---------------
Balances--June 30, 1994.............     2,340,703      23,407       2,101,325        21,013       26,168,353      (16,416,725)
  Conversion of Class A stock.......      (254,148)     (2,541)         27,002           270            2,271
  Cancellation of unexchanged
    shares..........................      (520,740)     (5,207)        (10,496)         (105)           5,312
  Automatic conversion of Class A
    stock to Common.................    (1,565,815)    (15,659)        166,358         1,664           13,995
  Dividend of shares of
    subsidiary......................                                                                 (507,114)
  Net loss..........................                                                                                (7,309,651)
                                      ------------  ----------  --------------  ------------  ---------------  ---------------
Balances--June 30, 1995.............       --           --           2,284,189        22,842       25,682,817      (23,726,376)
  Issuance of shares to officers in
    payment of notes................                                   307,053         3,071          228,949
  Cash payments in lieu of
    fractional shares on conversion
    of Class A stock................                                                                     (400)
  Net loss..........................                                                                                (4,959,716)
                                      ------------  ----------  --------------  ------------  ---------------  ---------------
Balances--June 30, 1996.............       --           --           2,591,242  $     25,913  $    25,911,366  $   (28,686,092)
  Issuance of shares to officers in
    payment of notes................                                    78,948           789           44,211
  Re-issue of unexchanged shares
    previously cancelled............                                    65,825           659             (659)
  Issuance of shares in
    consideration for services
    rendered........................                                    43,500           435           33,665
  Sale of shares to equity
    investors.......................                                   500,000         5,000          370,000
  Net income........................                                                                                   459,446
                                      ------------  ----------  --------------  ------------  ---------------  ---------------
Balances--March 1997 (Unaudited)....       --           --           3,279,515  $     32,796  $    26,358,583  $   (28,226,646)
                                      ------------  ----------  --------------  ------------  ---------------  ---------------
                                      ------------  ----------  --------------  ------------  ---------------  ---------------


                                                          TOTAL
                                         TREASURY     SHAREHOLDERS'
                                          STOCK           EQUITY
                                         AT COST        (DEFICIT)
                                      --------------  --------------
Balances--June 30, 1993.............  $   (1,264,986) $   18,786,349
  Purchase of 402,200 shares of
    treasury stock..................        (616,815)       (616,815)
  Treasury shares retired and
    cancelled.......................       1,881,801
  Conversion of Class A stock.......
  Net loss..........................                      (8,373,486)
                                      --------------  --------------
Balances--June 30, 1994.............        --             9,796,048
  Conversion of Class A stock.......
  Cancellation of unexchanged
    shares..........................
  Automatic conversion of Class A
    stock to Common.................
  Dividend of shares of
    subsidiary......................                        (507,114)
  Net loss..........................                      (7,309,651)
                                      --------------  --------------
Balances--June 30, 1995.............        --             1,979,283
  Issuance of shares to officers in
    payment of notes................                         232,020
  Cash payments in lieu of
    fractional shares on conversion
    of Class A stock................                            (400)
  Net loss..........................                      (4,959,716)
                                      --------------  --------------
Balances--June 30, 1996.............        --        $   (2,748,813)
  Issuance of shares to officers in
    payment of notes................                          45,000
  Re-issue of unexchanged shares
    previously cancelled............                        --
  Issuance of shares in
    consideration for services
    rendered........................                          34,100
  Sale of shares to equity
    investors.......................                         375,000
  Net income........................                         459,446
                                      --------------  --------------
Balances--March 1997 (Unaudited)....        --        $   (1,835,267)
                                      --------------  --------------
                                      --------------  --------------


        The accompanying notes are an integral part of these statements.

                          ODYSSEY PICTURES CORPORATION
                              (FORMERLY KNOWN AS)
                     COMMUNICATIONS AND ENTERTAINMENT CORP.


                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                    FOR THE YEARS           FOR THE NINE MONTHS
                                                                   ENDED JUNE 30,             ENDED MARCH 31,
                                                           -------------------------------  --------------------
                                                             1996       1995       1994       1997       1996
                                                           ---------  ---------  ---------  ---------  ---------
                                                                                                (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss from continuing operations....................  $(4,959,716) $(6,851,458) $(7,607,920) $(459,446) $(4,381,899)
    Adjustments to reconcile net income to net cash
      provided by (used in) operating activities:
      Loss on sale of joint venture interest.............  3,262,478
      Amortization of film costs.........................    634,179  2,149,723  1,465,593    951,711  3,815,641
      Decreases in (additions to) film costs.............   (185,401)   (72,259) (3,978,027)  (737,358) 5,790,699
      Other depreciation and amortization................     44,307    187,219     94,539     16,082     28,439
      Provision for loss on investment...................                        3,363,829
      Equity in losses of subsidiary held for sale.......                64,605
      Gain on sale of shares of subsidiary...............                (5,062)
      Issuance of shares of subsidiary stock in payment
        of legal fees and services.......................               155,905
      Issuance of Common Stock in payment of legal fees
        and services.....................................                                      34,100
      Issuance of shares of stock to officers in payment
        of deferred compensation.........................    232,020                           45,000
      Cash payments in lieu of fractional shares.........       (400)
      Decrease (increase) in assets net of sale of joint
        venture interest:
        Funds held in joint venture accounts.............    352,723  (1,799,603) (1,586,376)          3,836,732
        Accounts receivable, net.........................   (406,331) 9,998,736  4,134,846    177,749   (239,498)
      Note Receivable....................................                                     300,000
        Other............................................     (5,500)   258,007     98,023       (505)     2,616
      (Decrease) increase in liabilities net of sale of
        joint venture interest:
        Accounts payable and accrued expenses............   (199,628)  (576,731)   221,572    730,576   (203,111)
        Issuance of note in payment of legal fees........                70,000
        Due to producers and participants................   (115,701) (4,616,323) 2,671,157 (2,420,965) (7,559,458)
        Deferred revenues................................      3,000     38,875  (1,144,621)    18,933  (520,000)
                                                           ---------  ---------  ---------  ---------  ---------
  Net cash provided by (used in) continuing operations...  (1,343,970)  (998,366) (2,267,385) (1,025,231)   570,161
                                                           ---------  ---------  ---------  ---------  ---------
  Discontinued operations:
    Net loss.............................................              (458,193)  (765,566)
    Amortization.........................................               393,588    368,971
                                                           ---------  ---------  ---------  ---------  ---------
  Total from discontinued operations.....................     --        (64,605)  (396,595)    --         --
                                                           ---------  ---------  ---------  ---------  ---------
  Net cash provided by (used in) operations..............  (1,343,970) (1,062,971) (2,663,980) (1,025,231)   570,161
                                                           ---------  ---------  ---------  ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Collections of loans relating to lending activities....               393,588  1,421,172
  Acquisition of fixed assets............................     (6,550)   (10,633)   (26,092)    (8,480)    (5,312)
  Investment in Global Intellicom, Inc...................             (1,049,002)
  Proceeds from the sale of Global Intellicom, Inc.
    shares...............................................               326,440
  Proceeds on sale of joint venture interest.............  1,500,000
  Costs relating to investment...........................                         (119,961)
                                                           ---------  ---------  ---------  ---------  ---------
  Net cash provided by (used in) investing activities....  1,493,450   (339,607) 1,275,119     (8,480)    (5,312)
                                                           ---------  ---------  ---------  ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net proceeds from the sale of Senior Notes.............    270,000                                     270,000
  Net repayment of debt relating to finance subsidiary
    lending activities...................................                         (187,217)
  Purchase of treasury stock.............................                         (616,815)
  Note payable in settlement of Generale Bank
    complaint............................................                                     275,000
  Net proceeds from private placement sale of common
    stock................................................                                     375,000
                                                           ---------  ---------  ---------  ---------  ---------
  Net cash provided by (used in) financing activities....    270,000     --       (804,032)   650,000    270,000
Net increase (decrease) in cash..........................    419,480  (1,402,578) (2,192,893)  (383,711)   834,849
Cash at beginning of period..............................     43,491  1,446,069  3,638,962    462,971     43,491
                                                           ---------  ---------  ---------  ---------  ---------
Cash at end of period....................................  $ 462,971  $  43,491  $1,446,069 $  79,260  $ 878,340
                                                           ---------  ---------  ---------  ---------  ---------
                                                           ---------  ---------  ---------  ---------  ---------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the year for--
    Interest.............................................  $  10,778  $  19,498  $  20,260  $  42,870  $  10,778
                                                           ---------  ---------  ---------  ---------  ---------
                                                           ---------  ---------  ---------  ---------  ---------
    Income taxes.........................................  $       0  $   3,200  $  11,196  $       0  $       0
                                                           ---------  ---------  ---------  ---------  ---------
                                                           ---------  ---------  ---------  ---------  ---------
NON CASH INVESTING AND FINANCING ACTIVITIES:
  Dividend of shares of Global Intellicom, Inc...........             $(507,114)
                                                                      ---------
                                                                      ---------
  Receipt of film assets in settlement of loans
    receivable from ATC II, Inc..........................               393,588
                                                                      ---------
                                                                      ---------


        The accompanying notes are an integral part of these statements.

                          ODYSSEY PICTURES CORPORATION
                              (FORMERLY KNOWN AS)
                     COMMUNICATIONS AND ENTERTAINMENT CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    A) PRINCIPLES OF CONSOLIDATION:

    The consolidated financial statements include the accounts of the Company, its wholly-owned subsidiaries and majority owned or controlled joint ventures. All significant intercompany accounts have been eliminated.

    In March 1989, the Company entered into a joint venture pursuant to which the Company and a non-affiliated entity co-financed and co-produced a theatrical motion picture entitled "Q&A", in which the Company had a 50.01% ownership interest. In March 1990, the Company entered into two 50% joint ventures (in which the Company exercised contractual control) with the same entity to acquire the foreign distribution rights of and distribute two motion pictures, "Switch" and "Guilty By Suspicion". In December 1991, the Company entered into a 50% joint venture (in which the Company exercised control) with the same entity to acquire the foreign distribution rights of and to distribute the motion picture "This Boy's Life". The assets, liabilities, revenues and expenses of the joint ventures have been included in the consolidated financial statements of the Company. Minority interests in operations and in net assets in these joint ventures have been included in film costs and due to producers and participants in the consolidated statements of operations and of financial condition, respectively. In January 1996, the Company sold its interests in the joint ventures (See Note 4).

    Certain reclassifications have been made to prior year amounts to conform to the current year presentation.

    B) REVENUE RECOGNITION:

    Revenues from foreign theatrical, home video, television and pay television licensing contracts are recognized when the film is available for exhibition by the licensee and when certain other conditions are met. Revenues from domestic theatrical distribution of films are recognized as the films are exhibited.

    Virtually all of the Company's revenues for the fiscal year ended June 30, 1996 and approximately 62% of the revenues for the fiscal year ended June 30, 1995, were from foreign distribution rights. For fiscal 1996, approximately 50.2% of revenues were derived from one picture. One picture accounted for approximately 28.3 % of revenues for the year ended June 30, 1995. For the year ended June 30, 1994, four movies, all of which were produced by HBO, accounted for 23.5%, 21.3%, 19.3% and 16.8% of revenues.

    C) FUNDS HELD IN JOINT VENTURE ACCOUNTS:

    Funds held in joint venture accounts represent cash in accounts which require signatures of both joint venture partners for withdrawals. Sufficient balances are maintained in the accounts to cover estimated obligations for residuals and profit participations relating to motion pictures produced under the joint ventures.

    D) FILM COSTS:

    Film costs include (1) cost of production, (2) investment in distribution rights, (3) marketing and distribution expenses, and (4) development costs. Film costs are amortized, and estimated residual and participation costs are accrued, on an individual film basis in the ratio that the current year's gross film revenues bear to management's estimate of total ultimate gross film revenues from all sources.

                          ODYSSEY PICTURES CORPORATION
                              (FORMERLY KNOWN AS)
                     COMMUNICATIONS AND ENTERTAINMENT CORP.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    Film costs are stated at the lower of cost or estimated net realizable value on an individual film basis. Ultimate revenue and cost forecasts for films are periodically reviewed by management and revised when warranted by changing conditions. When estimates of total revenues and costs indicate that a film will result in an ultimate loss, additional amortization is provided to fully recognize such loss.

    E) PROPERTY AND EQUIPMENT:

    Depreciation of property and equipment is provided by the straight-line method over their estimated useful lives of up to eight years.

    Maintenance and repairs are expensed as incurred. The cost of renewals and betterments are capitalized. When assets are sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any resultant gain or loss is included in current year operations.

    F) EARNINGS (LOSS) PER SHARE:

    Earnings (loss) per share are computed using the weighted average number of common shares outstanding during the respective periods, adjusted for the dilutive effect, if any, of outstanding stock options and warrants. On March 6, 1996, the Board of Directors announced a one-for-six reverse stock split (the "Reverse Stock Split") which became effective on March 18, 1996. For comparative purposes, the number of weighted average common shares outstanding and loss per share reported in the accompanying consolidated statements of operations, and share data included in the notes to the consolidated financial statements, have been adjusted to reflect the effect of the Reverse Stock Split for all periods presented.

    G) USE OF ESTIMATES:

    The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts and disclosures in financial statements. Actual results could differ from those estimates.

    H) FAIR VALUE OF FINANCIAL INSTRUMENTS:

    The carrying value of cash, accounts receivable, accounts payable and accrued expenses approximates fair value because of their short-term maturity.

    I) IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS:

    In March 1995, the Financial Accounting Standards Board released Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("FAS 121"). This Statement establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles to be disposed of and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed of. FAS 121 is effective for financial statements for fiscal years beginning after December 15, 1995. The Company will apply this Statement beginning in fiscal 1997. The adoption of FAS 121 is not expected to have a material effect on the financial statements of the Company.

    In October 1995, the Financial Accounting Standards Board released Statement of Financial Accounting Standards No. 123 "Accounting for Stock Based Compensation ("FAS 123"). This statement establishes methods of accounting for stock-based compensation plans. FAS 123 is effective for fiscal years beginning

                          ODYSSEY PICTURES CORPORATION
                              (FORMERLY KNOWN AS)
                     COMMUNICATIONS AND ENTERTAINMENT CORP.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) after December 15, 1995. The Company expects to continue to apply Accounting Principles Board Opinion 25 for measurement of stock compensation and will provide the disclosure required by FAS 123 beginning in fiscal 1997. The adoption of FAS 123 is not expected to have a material effect on the financial statements of the Company.


    J) The accompanying balance sheet at March 31, 1997, the statements of operations and of cash flows for the nine months ended March 31, 1996 and 1997, and the statement of shareholders' equity(deficit) for the nine months ended March 31, 1997 are unaudited. In the opinion of management, these statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the results of the interim period. The Company's results of operations and cash flows for the interim periods are not necessarily indicative of the results to be expected for any other interim period or the full year. The data disclosed in these notes to financial statements at such date and for such periods are also unaudited.


2. CHANGE IN MANAGEMENT CONTROL:

    In January 1995, a group of shareholders of the Company (the "CECO Shareholders Committee") launched an effort to change the senior management and Board of Directors of the Company.

    Pursuant to a settlement agreement (the "Settlement Agreement") dated as of March 31, 1995, among the members of the CECO Shareholders Committee, the Company, the Company's subsidiary, Odyssey Entertainment Ltd. ("Odyssey"), Global Intellicom, Inc. and each of the directors of the Company at the time of signing, a change in the entire Board of Directors occurred on April 12, 1995.

3. RESULTS OF OPERATIONS AND MANAGEMENT'S PLANS:

    The Company's continued existence is dependent upon its ability to resolve its liquidity problems. The Company must achieve and sustain a profitable level of operations with positive cash flows and must continue to obtain financing adequate to meet its ongoing operation requirements.

    Operations for the year ended June 30, 1996 resulted in a loss primarily due to a loss of approximately $3.3 million on the sale of the Company's interest in joint ventures relating to four theatrical motion pictures, and due to insufficient revenues to offset normal expenses.

    Since the change in management control in April 1995, new management has embarked on a program to reverse the unfavorable results by significantly reducing overhead, taking steps to recapitalize the Company, and acquiring rights to existing film libraries and new pictures in development or pre-production.

    Overhead has been significantly reduced by closing the New York office and by making significant reductions in personnel related costs.

    In August and October 1995, the Company received net proceeds of $219,250 and $50,750, respectively, from the private placement of an aggregate of $312,500 principal amount of 12% Senior Unsecured Promissory Notes (See Note
10).

    In January 1996, the Company entered into an agreement to sell its interest in joint ventures relating to four theatrical motion pictures pursuant to which it received net proceeds of $1,500,000 (See Note 4).

                          ODYSSEY PICTURES CORPORATION
                              (FORMERLY KNOWN AS)
                     COMMUNICATIONS AND ENTERTAINMENT CORP.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

3. RESULTS OF OPERATIONS AND MANAGEMENT'S PLANS: (CONTINUED)
    In August 1996, the Company entered into an agreement, pursuant to which the Company agreed to grant subdistribution rights in, and to sell other distribution rights to, certain films in the Company's film library. In exchange for these rights, the Company will receive a total cash consideration of $1,075,000, payable $500,000 on closing, $275,000 six months after closing, and $300,000 eighteen months after the closing. In addition, the Company will retain a continuing right to receive revenues from certain of the films, valued by management at a minimum of approximately $150,000. Additionally, the purchaser will provide the Company with a $500,000 revolving line of credit to be secured by accounts receivable and other contractual rights acquired by the Company. As part of the transaction, the Company will grant 100,000 stock options, exercisable over a three year period at the bid price of the Company's common stock in effect on August 5, 1996 ($.625). The transaction closed on October 7, 1996 (See Note 15).

    In September 1996, the Company entered into an agreement with an unaffiliated third party for the purchase of 1 million shares of the Company's common stock in consideration for $750,000 cash and warrants to purchase up to 2 million shares of common stock (See Note 15).

    During fiscal 1996, the Company acquired rights in twenty one films, including eleven completed films, nine of which were disposed of in accordance with the August 1996 agreement discussed above, and ten new films, which will be available for distribution in 1997. Additionally, the Company has entered into certain "first-look" and "second-look" agreements with film producers with respect to new film projects. The amount that the Company has expended with regards to these pictures is minimal. Generally the films that the company represents are financed by the producers of the film, through independent bank financing, utilizing the license agreements generated by the Company as collateral for production loans. The Company has assumed no financial obligation with respect to these pictures as of this date, except for commitments for writing services in the amount of $40,000 of which $20,000 has already been paid.

4. SALE OF JOINT VENTURE ASSETS:

    As of January 2, 1996, the Company entered into an agreement (the "Agreement") with Regency International Pictures, B.V., its joint venture partner, to sell its interest in the related joint ventures through which it held approximately 50% ownership interests in four theatrical motion pictures, entitled "Q&A," "Switch", "Guilty By Suspicion" and "This Boy's Life." The joint venture is defined as the distribution agreements related to the aforementioned four motion pictures. Individual agreements were created to finance, produce and distribute each picture and to share in revenues generated from the exploitation of them. Joint venture pictures were accounted for in the same manner as any other picture that the Company distributed. Pursuant to the Agreement, the Company received $1,500,000 in exchange for all of its interest in the net assets and obligations of the joint ventures. In addition, the Company retained a contingent interest in certain receivables, not to exceed $212,500, and a contingent interest in future revenues from the pictures.

    Results of operations for the fiscal year ended June 30, 1996 reflect write-downs of approximately $3,262,000 in the carrying value of the Company's interest in the films as a result of the consummation of the transaction.

5. INVESTMENT IN GLOBAL INTELLICOM, INC.:

    On December 8, 1994, the Company acquired 3,300,000 shares of Global Intellicom, Inc. ("Global") and subsidiaries, a Nevada corporation, for $1,000,000, representing 66% of Global's 5,000,000 outstanding

                          ODYSSEY PICTURES CORPORATION
                              (FORMERLY KNOWN AS)
                     COMMUNICATIONS AND ENTERTAINMENT CORP.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

5. INVESTMENT IN GLOBAL INTELLICOM, INC.: (CONTINUED) shares of common stock. Simultaneously and pursuant to a contract of sale entered into by Tech Acquisition Corp. ("Tech") (a wholly-owned subsidiary of Global) on October 28, 1994, Global purchased certain net assets of AMCOM Business Centers Corp.("AMCOM") (a Pennsylvania corporation) subject to certain liabilities and obligations. On December 8, 1994 Tech changed its name to AMCOM Business Centers Corp.

    AMCOM is a wholesale distributor of computer hardware and related products and serves customers throughout the United States.

    The total purchase price of the net assets of AMCOM was $5,280,000, $2,224,000 of which was paid to the sellers at closing. The balance of the purchase price of $3,056,000 is payable by Global in installments equal to 1% of gross sales effective January 1, 1994 (as defined by agreement) in quarterly installments through December 1995 and monthly thereafter until the obligation is satisfied. In addition, Global agreed to reimburse AMCOM stockholders for all income taxes incurred by them with respect to their distributive share of AMCOM's taxable income for the period January 1, 1994 through the closing date.

    During the quarter ended March 31, 1995, the then Board of Directors of the Company declared a dividend to its shareholders consisting of 1,700,000 shares of the common stock of Global, and also delivered 522,641 shares of Global common stock to its former outside counsel in payment of outstanding legal fees. Further, as of March 31, 1995 the then Board of Directors entered into the Settlement Agreement with the CECO Shareholder Committee which, among other things, provided for the sale of the Company's remaining interests in Global to persons affiliated with the prior Board. The sale closed on April 12, 1995.

6. DISCONTINUED OPERATIONS:

    For the quarter ended December 31, 1994, the Company's investment in Global was accounted for as a purchase. However, due to the subsequent sale of all of the Company's interest in Global, the accompanying consolidated financial statements have been reclassified to reflect the investment in Global as a discontinued operation.

    In March 1994, the Company discontinued the operations of its finance subsidiary, ComEnt Funding Corp. Accordingly, the consolidated financial statements have been reclassified to reflect ComEnt Funding as a discontinued operation for all periods presented. The loss from discontinued operations for the year ended June 30, 1994 included $368,971 of amortization expense related to the capitalized costs incurred in connection with the formation of ComEnt Funding Corp. The remaining assets of ComEnt Funding, comprised primarily of loans receivable aggregating $393,588 as of June 30, 1994, were written off and included in discontinued operations in fiscal 1995.

                          ODYSSEY PICTURES CORPORATION
                              (FORMERLY KNOWN AS)
                     COMMUNICATIONS AND ENTERTAINMENT CORP.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

7. FILM COSTS:

    Film costs are comprised of the following:

                                                                            JUNE 30,
                                                                   ---------------------------
COMPONENT                                                              1996          1995
-----------------------------------------------------------------  ------------  -------------
Films released, at cost..........................................  $  2,750,000  $  47,320,463
Less accumulated amortization....................................     1,798,290     36,744,600
                                                                   ------------  -------------
                                                                        951,710     10,575,863
                                                                   ------------  -------------
Projects in development..........................................        49,258         80,000
                                                                   ------------  -------------
Total film costs.................................................  $  1,000,968  $  10,655,863
                                                                   ------------  -------------
                                                                   ------------  -------------

    Based on the Company's estimates of gross revenues as of June 30, 1996, approximately 60%--70% of unamortized film costs applicable to released and/or distributable films will be amortized during the three years ending June 30, 1999; approximately 70%--80% will be amortized during the five year period ending June 30, 2001.

    The terms under which the Company licenses films to subdistributors in foreign markets generally provide for the exploitation of the films in all media, including theatrical exhibition, video and all forms of television, for a period of 5 to 7 years; however, the Company may sell rights for certain media separately. In general, films are first exhibited theatrically for a period of 4 to 6 months, after which they become available for distribution in the home video markets. The films become available for exhibition on pay or free television after approximately 18 to 24 months from the initial theatrical release. After the initial term of the license with the subdistributor, the rights revert back to the Company which may then relicense the rights for distribution in the territory.

8. DISPOSITION OF SUBSIDIARY:

    On June 30, 1991, the Company sold all of the issued and outstanding shares (the "Shares") of its wholly-owned subsidiary, Double Helix to GNG Industries of New York, Inc. ("GNG"). The Shares were sold to GNG in exchange for a secured, negotiable promissory note, in the principal amount of $3,600,000. The Note was recorded on the books of the Company at $3,243,868, which was the value of the underlying collateral on the books of Double Helix at June 30, 1991.

    In April 1993, Double Helix's lending bank sold its outstanding loan receivable from Double Helix to Carnegie Film Group, Inc. ("Carnegie"). The Company advanced $350,000 to Carnegie in connection with the transaction. The loan was senior to the indebtedness of GNG to the Company. In April 1993, Carnegie foreclosed on the loan and acquired all of the assets of Double Helix.

    In September 1993, all of the outstanding shares of Carnegie were acquired by ATC II, Inc. ("ATC"), a publicly traded company. Simultaneously, the Company agreed to exchange the Note for 1,000,000 common shares (25,000 after giving effect to a subsequent 1 for 40 reverse stock split) of ATC and $4,000,000 principal amount of 4% cumulative convertible preferred stock, convertible into common shares at $1.30 per share. In October 1993, the Company loaned Carnegie an additional $150,000.

    Carnegie defaulted on the $350,000 and the $150,000 loans, and notices of default and foreclosure were sent in March and April 1994. In May 1994, the Company filed legal action against ATC, Carnegie and others. In September 1994, the Company and ATC entered into a settlement agreement whereby ATC

                          ODYSSEY PICTURES CORPORATION
                              (FORMERLY KNOWN AS)
                     COMMUNICATIONS AND ENTERTAINMENT CORP.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

8. DISPOSITION OF SUBSIDIARY: (CONTINUED) agreed to effect the transfer of Carnegie assets pledged as collateral. The settlement also included a restructuring of ATC whereby ATC effected a 1 for 40 reverse stock split and issued the Company 900,000 shares, par value $.01 per share, of Series B convertible preferred stock paying a 7% cumulative dividend quarterly, in exchange for the $4,000,000 principal amount of 4% cumulative convertible preferred stock previously held by the Company. Each share of the Series B preferred stock is convertible into one share of ATC common stock. The Company retained the 25,000 shares of ATC common stock in its possession.

    Due to a decline in the market value of the common shares and due to the deterioration of the business of ATC, the Company recorded a provision for loss on its investment in the amount of $3,363,829 in the year ended June 30, 1994.

9. INCOME TAXES:

    Following is a reconciliation of the statutory federal tax rate, as it applies to the loss from continuing operations, to the effective rates for the years ended June 30:

                                                  1996                      1995                      1994
                                                 AMOUNT          %         AMOUNT          %         AMOUNT          %
                                              -------------  ---------  -------------  ---------  -------------  ---------
Federal tax (benefit) at statutory rates....  $  (1,686,000)     (34.0) $  (2,329,000)     (34.0) $  (2,475,000)     (34.0)
Valuation allowance.........................      1,686,000       34.0      2,329,000       34.0      2,296,000       31.5
                                              -------------  ---------  -------------  ---------  -------------  ---------
  Total.....................................  $    --              (--) $    --              (--) $    (179,000)      (2.5)
                                              -------------  ---------  -------------  ---------  -------------  ---------
                                              -------------  ---------  -------------  ---------  -------------  ---------

    The tax provision is reflected at the effective annual tax rate for the year and consists of:

                                                                               1996          1995         1994
                                                                            -----------  ------------  -----------
Federal benefit...........................................................  $       (--) $        (--) $  (179,000)
State provision...........................................................          (--)      --           --
                                                                            -----------  ------------  -----------
                                                                            $       (--) $        (--) $  (179,000)
                                                                            -----------  ------------  -----------
                                                                            -----------  ------------  -----------

    At June 30, 1996, the Company had a federal net operating loss carry forward, for tax purposes, of approximately $27,000,000, expiring through 2011. The utilization of approximately $4,900,000 of these losses in future periods is estimated by the Company to be limited to approximately $350,000 per year (the "annual earnout limitation").

    Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, which establishes accounting and reporting standards for the effects of income taxes that result from an enterprise's activities during the current and preceding years became effective for the Company for its fiscal year ended June 30, 1994. The cumulative effect of adopting SFAS 109 was immaterial and was recorded in the first quarter of fiscal 1994.

                          ODYSSEY PICTURES CORPORATION
                              (FORMERLY KNOWN AS)
                     COMMUNICATIONS AND ENTERTAINMENT CORP.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

10. NOTES AND LOANS PAYABLE:

    Notes and loans payable as of June 30, 1996 and 1995 include $179,000 principal amount of 6% Convertible Subordinated Debentures, due 1997.

    In April 1995, the Company issued a note in the principal amount of $70,000 to its outside legal counsel for legal services performed. The note was repayable in October 1995, together with interest at the rate of 7%. In February 1996 the note holder agreed to extend the due date to December 31, 1996. In connection with the extension, the Company granted warrants to purchase 16,667 shares of the Company's common stock at an exercise price of $1.88 per share, exercisable over a three year period. The amount of the note will be reduced, as of December 31, 1996, by one-half of the amount by which the average closing price of the stock, for the ten most recent trading days, exceeds the exercise price of the warrants.

    In August and October 1995, the Company received net proceeds of $219,250 and $50,750, respectively, from the private placement of an aggregate of $312,500 principal amount of 12% Senior Unsecured Promissory Notes (the "Notes"). The Notes are repayable with interest on the earlier of (a) the closing of a public offering of the Company's equity securities from which the Company receives gross proceeds of at least $10,000,000, or (b) one year from the issuance date. The Company also granted to the purchasers of the Notes an aggregate of 26,042 warrants (the "Warrants"), 20,833 of which are exercisable at $2.83 per share and 5,209 of which are exercisable at $2.37 per share. Each of the Warrants is exercisable at any time beginning one year after the date of issuance and expiring four years after the date of issuance.

    The Notes and interest were not repaid as scheduled. In August 1996, the Company sent letters to all Note holders requesting extension of the due date to December 15, 1997. In exchange, the Note holders were offered two alternative proposals. In the first proposal, existing warrants will be exchanged, subject to the Company's registration statements becoming effective, for registered shares of the Company's common stock in an amount equal to 20% of the principal
amount of the Note, with shares valued at $         .75 per share.
Alternatively, Note holders can exchange their Notes, subject to the Company's registration statements becoming effective, for registered shares of the Company's common stock in an amount equal to 150% of the principal amount of the Note, with shares valued at the price at the effective date of the registration. In both proposals the interest on the Notes will be paid when due. As of October 10, 1996, the Company had received elections from Note holders representing $212,500 principal amount of Notes, of which $162,500 elected the first proposal. Accordingly, the maturity date of those notes have been extended to December 15, 1997. Note holders representing $50,000 principal elected the second proposal to exchange their notes for shares of the Company's common stock. The remaining notes for $100,000 have not been paid on their respective due dates, although the Company have not yet received any indication from those noteholders that they will not consider one of the two alternative proposals offered. The Company has paid current interest on all of the notes through the first anniversary date of the respective notes.

11. COMMITMENTS AND CONTINGENCIES:

    LEASE COMMITMENTS:

    The Company presently leases office space in Los Angeles pursuant to an operating lease expiring in May 1998, which provides for monthly rental payments of $5,301. Minimum payments under the lease aggregate $63,612 and $58,311 for the fiscal years ending June 30, 1997 and 1998, respectively.

                          ODYSSEY PICTURES CORPORATION
                              (FORMERLY KNOWN AS)
                     COMMUNICATIONS AND ENTERTAINMENT CORP.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

11. COMMITMENTS AND CONTINGENCIES: (CONTINUED)
    The Company is party to a lease at 800 Third Avenue, New York, New York 10022, which will terminate in 1997. The Company vacated such office space during the year ended June 30, 1995. In September 1995 the landlord filed an action against the Company (see "Litigation"). Rent expense for the years ended June 30, 1996, 1995 and 1994 was $38,772, $297,287 and $489,559, respectively.

    The Company has entered into various agreements for the distribution of new pictures. Generally, the films that the Company represent are financed by the producers of the film, through independent or bank financing, utilizing the license agreements generated by the Company as collateral for production loans. The Company has assumed no financial obligations with respect to these pictures as of this date, except for commitments for writing services in the amount of $40,000, of which $20,000 has already been paid.

    LITIGATION:

    On December 20, 1990, a suit was filed against the Company seeking the payment of $300,000 for certain investment banking services allegedly provided. In October 1991, the Court granted a judgment in favor of the plaintiff. The judgment is stayed pending the determination of an action brought by the Company against the plaintiff described below. The Company has posted a non-collateralized bond pending the results of an appeal. In a separate action, the Company filed a complaint against the plaintiff claiming that services alleged to have been performed were never performed and demanding the return of funds and securities paid by the Company. In October 1994, the plaintiff filed a voluntary bankruptcy petition under Chapter 11 of the United States Code. Consequently, the Company's action has been automatically stayed. The Company has filed a proof of claim.

    On or about September 11, 1992, Joseph Duignan brought an action in the Superior Court of New Jersey, Mercer County, entitled Joseph Duignan v. Double Helix Films Limited Partnership No. 1, L.P. Double Helix Films, Inc., Cinecom International Films, Film Gallery, Inc., Stan Wakefield, Jerry Silva, Arthur Altarac and Anthony Tavone (MER-L-4262-92). Jerry Silva, the only defendant who was served, is former Vice Chairman of the Board of Directors of the Company. Mr. Silva has demanded that the Company indemnify him against any expenses, judgments, and amounts paid in settlement of the action. The Company contends that it is not required to indemnify Mr. Silva because he breached his fiduciary duties to the Company.

    Mr. Duignan claims that he invested $75,000 to acquire a partnership interest in Double Helix Films Limited Partnership No. 1 and that Mr. Silva forged or caused to be forged his signature on a Subscription Agreement dated July 28, 1986. The Complaint alleges claims for rescission, unjust enrichment (against Double Helix), conversion, fraud, breach of contract, breach of fiduciary duty and breach of covenants of good faith and fair dealing (against Mr. Silva and Double Helix). Mr. Duignan seeks to recover compensatory damages, including but not limited to, his alleged $75,000 investment, punitive damages and attorney's fees. Mr. Silva has answered the Complaint.

    On December 30, 1994, an individual, who allegedly served as President of Double Helix Films from about July 1991 until about March 1993, filed action against the Company, Norman Muller, a former Chairman and CEO of the Company, and others in which he alleges among other things breach of an oral agreement to pay him $152,000 (which he allegedly advanced for the benefit of Double Helix) and to give him 19.5% ownership interest in its corporate successors. He also alleges a claim for intentional infliction

                          ODYSSEY PICTURES CORPORATION
                              (FORMERLY KNOWN AS)
                     COMMUNICATIONS AND ENTERTAINMENT CORP.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

11. COMMITMENTS AND CONTINGENCIES: (CONTINUED) of emotional distress against Mr. Muller. He seeks to recover unspecified compensatory, punitive, exemplary and emotional distress damages. The trial date has been set for February 1997. Mr. Muller has demanded that the Company indemnify him against any expenses, judgements and amounts paid in settlement. The Company contends that it is not required to provide indemnification.

    In another matter, the alleged former President of Double Helix, filed a cross complaint in August 1995 against the Company, Double Helix and Norman Muller in which he seeks indemnification, apportionment of fault and declaratory relief in connection with another action in which he was named as a defendant. In addition to compensatory damages, he seeks punitive and exemplary damages, emotional distress damages and attorney's fees. The Company has answered the cross-complaint, and a trial date has been set for February 1997.

    On or about May 15, 1995, Credit Lyonnais Bank Nederland N.V. and Cinecom Entertainment Group, Inc. filed a complaint against the Company's subsidiary, Odyssey Distributors, Ltd. They allege that Odyssey collected but failed to remit to them assigned distribution proceeds in the amount of $566,283.33 from the foreign distribution of two pictures. The complaint alleges claims for breach of contract and breach of fiduciary duty and seeks damages in excess of $566,283, attorney's fees, an accounting, a temporary restraining order and a preliminary injunction. In June 1995, the Court denied plaintiffs an attachment and stayed the action pending arbitration in New York. In September, 1996 the Court dismissed the Complaint. No arbitration has yet been commenced in this action.

    In August 1995, G.P. Productions, Inc. ("GP") and Greenwich Subject Films, Inc. ("Greenwich") commenced an action entitled G.P. Productions, Inc., and Greenwich Studios, Inc. v. Double Helix Films, Inc., Communications and Entertainment, Inc., Krishna Shaw, Gerald Muller and Norman Muller in the United States District Court, Southern District of Florida (Case No. 95-1188). Mr. Muller has demanded that the Company indemnify him against any expenses, judgements and amounts paid in settlement of the action. The Company contends that, by virtue of Mr. Muller's breaches of fiduciary duty and violation of his obligations to the Company, it is not required to provide indemnification.

    GP and Greenwich allege that they are the exclusive owners of the films "The Gallery" and "South Beach". They assert claims for copyright infringement, unfair competition, breach of contract, accounting, conversion, civil theft, conspiracy and fraudulent conveyance. The Complaint demands a recall of the films, an attachment, preliminary and permanent injunctive relief, an accounting, and unspecified compensatory, punitive and treble damages. The Company has made a motion to dismiss the action for lack of personal jurisdiction and lack of venue. The motion is pending.

    In September 1995, the agent for the landlord for the premises in New York City previously occupied by the Company filed a Summons and Verified Complaint against the Company. The plaintiff alleges that it is due $66,694 from the Company (plus interest) for rent allegedly owed during the period from April through September, 1995. The Company vacated the premises on April 12, 1995. Summary judgment was awarded to the plaintiff and a judgment was entered for $74,142 in May, 1996. The Company has a motion pending for reconsideration of the matter on the grounds that the landlord wrongfully refused to consider and accept a subtenant for the balance of the term of the lease. In July, 1996, the landlord commenced a second action for $121,000 for rent allegedly owed during the period from October 1995 through July 1996.

                          ODYSSEY PICTURES CORPORATION
                              (FORMERLY KNOWN AS)
                     COMMUNICATIONS AND ENTERTAINMENT CORP.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

11. COMMITMENTS AND CONTINGENCIES: (CONTINUED)
The Company has not yet filed an Answer in this action and is seeking an extension of time in which to answer pending the resolution of its motion for reconsideration in the prior action.

    In October 1995, Canon Financial Services filed a complaint, in which it claims that it is due $47,499.83, plus damages, pursuant to a lease agreement. The Company has filed an Answer in this action and plaintiff has made a motion for summary judgment which is being defended by the Company.

    In January 1996, a former director brought an action against the Company on a promissory note in the amount of $25,000. The plaintiff obtained a summary judgment but has not yet moved to enforce it. The Company is considering whether or not it has a claim for indemnification against former management in connection with the issuance of the note..

    In January 1996, an action was filed against the Company in which the plaintiff seeks damages in the amount of $33,849.98 for legal services rendered. The complaint was served on the Company in April 1996. The Company has filed an answer in this action and an arbitration hearing has been scheduled for October 1996.

    In March 1996, an action was filed against the Company in which the plaintiff claims that she is due $17,920.49 pursuant to a promissory note previously issued to her. The Company has filed a cross-claim seeking offsets against the amount due and other damages.

    On or about March 25, 1996, a class action complaint was filed against the Company. The complaint seeks damages in connection with the Company's treatment in its financial statements of the disposition of its subsidiary, Double Helix Films, Inc., in June 1991. The complaint seeks unspecified damages on behalf of all persons who purchased shares of the Company's common stock from and after June 1992. The complaint was served on the Company in July 1996. The Company made a motion to dismiss the action and a hearing has been scheduled for October 1996. The Company's former Chairman has demanded that the Company indemnify him against any expenses, judgments and amounts paid in settlement of the litigation. The Company contends that it is not required to provide such indemnification.

    The Company was advised on October 10, 1996 that Film Bridge International, Inc. filed a Complaint against the Company in a Los Angeles court on September 18, 1996 seeking declaratory relief with respect to the Joint Venture. The Company is in the process of seeking restraining orders establishing its rights in the Joint Venture. The Company has not yet been served in this action.

    In The Private Lessons Partnership v. Carnegie Film Group, Inc., Monogram Pictures Corp., Filmways Entertainment Corp., ATC, Inc., Krishnah Shah, Lonnie Romati, Gerald Muller, Jerry Minsky and Does 1-100 (California Superior Court, Los Angeles County, Case No. BC091840), the plaintiff asserted claims for breach of oral contract, fraud in the inducement and fraudulent conveyance against Mr. Shah, seeking damages in the amount of $315,000, plus further unspecified compensatory damages and punitive damages. In August 1995, Mr. Shah filed a cross-complaint against the Company, Double Helix Films and Norman Muller for indemnification, apportionment of fault and declaratory relief. In addition to compensatory damages, he seeks punitive and exemplary damages, emotional distress damages and attorney's fees. The Company has answered the cross-complaint and a trial has been scheduled for February 1997.

                          ODYSSEY PICTURES CORPORATION
                              (FORMERLY KNOWN AS)
                     COMMUNICATIONS AND ENTERTAINMENT CORP.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

11. COMMITMENTS AND CONTINGENCIES: (CONTINUED)
    Management believes that the outcome of aforementioned matters and all other outstanding litigation will not, after consideration of reserves, have a materially adverse impact on the financial condition or results of operations of the Company.

12. SHAREHOLDERS' EQUITY:

    On March 6, 1996 the Board of Directors of the Company approved a one-for-six reverse stock split of the outstanding shares of the Company's Common Stock (the "Common Stock"). The Reverse Stock Split was effective as of March 18, 1996 (the "Record Date"). On the Record Date, each six shares of the Company's then outstanding Common Stock (the "Old Common Stock") were automatically converted into one share of the new Common Stock, par value $.01 per share (the "New Common Stock").

    No fractional shares of New Common Stock were issued. Rather, holders of Old Common Stock who are entitled to receive fractional shares of New Common Stock will be rounded up to the nearest whole share of New Common Stock.

    The Reverse Stock Split resulted in a net reduction of 11,408,973 in the number on Common Shares outstanding, including 1,995 shares issuable due to the rounding up of fractional shares.

    Except for the number of shares of Common Stock outstanding after the Reverse Stock Split, the Old Common Stock and the New Common Stock are identical.

    On February 14, 1995, the then Board of Directors of the Company declared a dividend payable to holders of record on February 24, 1995 ("the Dividend Record Date") of the Company's common stock and Class A stock. The dividend consisted of 1,700,000 shares of common stock, $.01 par value per share, of Global that were owned by the Company. Holders of the Company's common stock and Class A stock received .1233 and .0786 shares, respectively, of Global common stock for each share of the Company's stock. The dividend was recorded as a reduction of capital in excess of par value.

    The shares of Global common stock were distributed to an escrow agent on the Dividend Record Date pending registration of the shares. The Securities and Exchange Commission declared Global's registration statement effective as of September 1, 1995 and, accordingly, the escrow agent was authorized to distribute the dividend shares.

    Communications and Entertainment Corp. was originally formed to consummate the mergers of Double Helix Films, Inc. ("Double Helix") and Odyssey Entertainment Ltd. pursuant to the Agreement and Plan of Merger dated September 22, 1989 ("the Merger Agreement"). On September 6, 1990 the shareholders of Double Helix and Odyssey approved the Merger Agreement. Pursuant to the terms of the Merger Agreement, each share of common stock of Odyssey was convertible into one share of Class A stock of the Company and each share of Double Helix common stock was convertible into one share of the Company's common stock. Prior management's instructions to the transfer agent required that any shares of Odyssey or Double Helix outstanding at the time of the Merger not tendered to the Company's transfer agent for exchange by March 31, 1995 should be canceled. Accordingly, 86,790 shares of the Class A stock and 10,496 shares of the common stock reserved for exchange were canceled. The par value of the shares canceled, of $5,837, was transferred to capital in excess of par. Current management is investigating the basis for prior management's instructions to the transfer agent.

                          ODYSSEY PICTURES CORPORATION
                              (FORMERLY KNOWN AS)
                     COMMUNICATIONS AND ENTERTAINMENT CORP.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

12. SHAREHOLDERS' EQUITY: (CONTINUED)
    Additionally, in accordance with the Company's charter, all outstanding shares of the Company's Class A stock, automatically converted, on March 31, 1995, into shares of the Company's common stock at a rate of .6375 shares of common stock for each share of Class A stock.

    The Company's outstanding 6% Convertible Subordinated Debentures are convertible into common stock at a price of $75 per share. As of June 30, 1996, Debentures in the aggregate principal amount of $179,000 can be converted into an aggregate of 1,522 shares of common stock.

    In September 1992, the former Board of Directors approved a stock buyback program, authorizing the purchase of as many as three million shares of the Company's common stock from time to time in the open market. Through June 30, 1994, the Company had purchased 162,833 shares with an aggregate cost of $1,881,801. During the year ended June 30, 1994, the former Board of Directors authorized the retirement and cancellation of all shares purchased under the buyback program.

13. STOCK OPTIONS AND WARRANTS:

    The number of options and warrants, and exercise prices in the following paragraphs have been restated to give effect to a 1 for 6 Reverse Stock Split in March 1996.

    The Company has an Incentive Stock Option Plan (The "Option Plan") for its key employees providing for the granting of options to acquire common stock. The maximum number of shares of common stock subject to the Option Plan is 75,000, plus 5% of any increase in the number of issued shares after the effective date of the Merger, excluding any increase due to stock awards to key employees or as result of the conversion of Class A stock. The price for the shares covered by each option will not be less than 100% of the fair market value at the date of grant (110% for holders of more than 10% of the company's common stock). Options granted expire ten years from the date of grant (five years for holders of more than 10% of the Company's common stock).

    A summary of options under the plan is as follows:

                                                                                         SHARES    EXERCISE PRICE
                                                                                        ---------  ---------------
Outstanding, June 30, 1993*...........................................................     63,250  $  5.04--$15.54
Granted...............................................................................     19,167  $  9.00--$13.86
Canceled..............................................................................    (22,917) $  9.00--$15.36
                                                                                        ---------
Outstanding, June 30, 1994*...........................................................     59,500  $  5.04--$15.54
Canceled..............................................................................    (59,500) $  5.04--$15.54
                                                                                        ---------
Outstanding, June 30, 1995............................................................        -0-
                                                                                        ---------
Outstanding, June 30, 1996............................................................        -0-
                                                                                        ---------

------------------------

*   All exercisable.

    The Company issued an aggregate of 134,854 warrants to the purchasers of common stock of the Company sold in private placements during fiscal 1992. The exercise prices range from $18.00 to $25.50 per share. 21,024 of such warrants were exercised during 1992 at $18.00 per share. During the years ended

                          ODYSSEY PICTURES CORPORATION
                              (FORMERLY KNOWN AS)
                     COMMUNICATIONS AND ENTERTAINMENT CORP.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

13. STOCK OPTIONS AND WARRANTS: (CONTINUED)
June 30, 1995, 1994 and 1993, 58,652, 53,500 and 608 warrants, exercisable at
$25.50, $18.00 and 18.00 per share, respectively, expired, unexercised. The balance of the warrants, exercisable at $18.00 per share, expired unexercised in July 1996.

    An additional 70,833 warrants and options were granted during the year ended June 30, 1992 to outside consultants for services in connection with private placements. The exercise prices range from $12.00 to $25.50 per share. 8,333 of such options were exercised in 1992 at $12.00 per share. 4,167 options, exercisable at $16.50 per share, expired, unexercised, during fiscal 1993. The balance expired, unexercised, during fiscal 1995.

    In fiscal 1992, the Board of Directors approved the grant of options, to purchase 6,000 shares to the outside directors of the Company, for their services as directors, at an exercise price of $18.96 per share. An additional 6,000 options were granted during fiscal 1993 to the outside directors, at an exercise price of $10.08. The options to the directors have not yet been issued.

    During the year ended June 30, 1993, 8,333 options were granted outside of the plan, at an exercise price of $9.00, to an officer in connection with an employment agreement. Such options expired during fiscal 1995. Additionally, 1,667 options were granted, at an exercise price of $9.00, to a director of the Company for services rendered. Such options were exercisable as of June 30, 1996.

    During fiscal 1993, warrants to purchase 12,500 shares were also granted to outside consultants, for services rendered, at an exercise price of $13.14 per share. Warrants to purchase 70,833 shares were granted to outside consultants for services rendered during fiscal 1994, at exercise prices ranging from $7.50 to $21.00. 66,667 of such warrants, exercisable at $9.00 to $21.00 per share, expired unexercised during fiscal 1996. The balance of the warrants, were exercisable at June 30, 1996, at a price of $7.50 per share.

    In April 1995, following the change in management control, the Board of Directors authorized the issuance of 8,333 options to each of five new Directors and 16,667 options to the president of the Company. The Board also authorized the issuance of a total of 10,000 options to two outside consultants for services in connection with the proxy contest. All such warrants are exercisable for a four year period commencing October 13, 1995 at $3.92 per share.

    In August and October 1995, the Company issued an aggregate of 26,041 warrants to purchasers of 12% Senior Unsecured Notes sold in private placement. The exercises prices ranged from $2.37 to $2.83 per share. None of such warrants were exercisable as of June 30, 1996. In connection with the private placement, the Company also issued 33,333 warrants to its outside counsel in consideration for legal services performed, exercisable during the three year period commencing one year from the date of issuance, at a price per share of $2.83.

    During the year ended June 30, 1996, 769,167 warrants were granted outside of the Plan to officers and directors, at exercise prices ranging from $1.50 to $2.83. All such warrants were exercisable as of June 30, 1996.

    During fiscal 1996, the Company also granted 16,667 warrants, at an exercise price of $1.88 per share, to its outside counsel in connection with the extension of a note. Additionally, warrants to purchase

                          ODYSSEY PICTURES CORPORATION
                              (FORMERLY KNOWN AS)
                     COMMUNICATIONS AND ENTERTAINMENT CORP.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

13. STOCK OPTIONS AND WARRANTS: (CONTINUED)
167,500 shares were granted to consultants for services rendered during fiscal 1996, at exercise prices ranging from $.76 to $1.88 per share. All such warrants were exercisable as of June 30, 1996.

14. RELATED PARTY TRANSACTIONS:

    During the years ended June 30, 1994, the Company paid Dorian Industries, Inc. ("Dorian") $20,833 in consideration of consulting services rendered by N. Norman Muller, the former Chairman and Chief Executive Office of the Company, who is a consultant to Dorian.

    The firm of Goodkind, Labaton, Rudoff & Sucharow, of which David A. Mortman, a former Director of the Company was a member, received legal fees from the Company of $195,000 for the fiscal year ended June 30, 1995. Additionally, it received an aggregate of 522,641 shares of common stock of Global Intellicom, Inc., a subsidiary of the Company, valued at $155,905, in consideration of the cancellation of outstanding legal fees.

    The firm of David A. Mortman, P.C. and its predecessor firm, of which David
A. Mortman, a Director of the Company was a member, received legal fees from the Company of $16,585 and $387,987 during the fiscal years ended June 30, 1995 and 1994, respectively.

    Lawrence I. Schneider, a member of the Board of Directors of the Company and one of three Co-Chairmen in the Office of the Chairman of the Company, is a principal of Global Capital Resources, Inc., a New York based financial consulting services firm ("Global Capital"). During the 11 month period from May, 1995 through March, 1996, Global Capital rendered financial consulting services to the Company in connection with the change of management control of the Company. Such services were rendered to the Company at the agreed upon rate of $15,000 per month. However, in order to conserve the cash resources of the Company, Global Capital agreed to accept stock options from the Company in lieu of a cash payment. On March 6, 1996, the Board of Directors of the Company (with Mr. Schneider abstaining from the voting) authorized the issuance to Global Capital of stock options to purchase 83,333 shares of Common Stock of the Company, exercisable over a five-year period at the exercise price of $1.875 per share (after adjustment for the Reverse Split).

    During the fiscal year ended June 30, 1996, the law firm of Herbst & Greenwald, of which Mr. Greenwald, a director of the Company, is a member, received fees for legal services rendered to the Company in the amount of $9,075.

15. SUBSEQUENT EVENTS:

    In August 1996, the Company entered into an agreement, pursuant to which the Company agreed to grant certain subdistribution rights in and to sell other distribution rights to, certain films in the Company's film library. In exchange for these rights, the Company will receive a total cash consideration of $1,075,000, payable $500,000 on closing, $275,000 six months after closing, and $300,000 eighteen months after closing. In addition, the Company will retain a continuing right to receive revenues from certain of the films, valued by management at a minimum of approximately $150,000. Additionally, the purchaser will provide the Company with $500,000 revolving line of credit to be secured by accounts receivable and other contractual rights acquired by the Company. As part of the transaction, the Company will grant 100,000

                          ODYSSEY PICTURES CORPORATION
                              (FORMERLY KNOWN AS)
                     COMMUNICATIONS AND ENTERTAINMENT CORP.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

15. SUBSEQUENT EVENTS: (CONTINUED)
stock options, exercisable over a three year period at the bid price of the Company's common stock in effect on August 5, 1996 ($.625). The transaction closed on October 7, 1996.

    On August 1, 1996, the Board of Directors of the Company offered to reimburse the members of the CECO Shareholders Committee in kind for all expenses incurred by such members in connection with the change of management control of the Company effected in April, 1995. (See "Change in Control"). The Board offered to reimburse such expenses by issuing stock options to the committee members in an amount equal to one and one-third times the amount of such expenses. Robert Miller, a director of the Company, agreed to accept options to purchase 40,000 shares of the Company's Common Stock, exercisable over a five-year period at an exercise price of $.75 per share, representing the then current market price of the Company's Common Stock on the date of grant. In exchange, Mr. Miller released his claim for reimbursement of approximately $30,000 of expenses incurred by Mr. Miller in connection with the change of control. Lawrence I. Schneider, a director of the Company and also a member of the CECO Shareholders Committee, has not agreed to accept options in lieu of his claim for reimbursement of expenses in connection with the change of control. No accrual for these claims was made at June 30, 1996 as the Company does not expect to pay any amounts to these individuals.

    On September 25, 1996, the Company entered into an agreement with an unaffiliated third party for the purchase of 1,000,000 shares of the Company's common stock in consideration of $750,000, or $.75 per share, payable all cash at closing. In addition, the investor will receive 1,000,000 class A warrants and 1,000,000 class B warrants, each set of warrants being exercisable over a three year period for the purchase of 1,000,000 shares of common stock at the respective exercise prices of $.75 and $1.00 per share. The closing of the transaction is contingent upon (i) shareholder approval of an amendment to the Company's Articles of Incorporation authorizing an increase in the number of authorized shares of the Company, and (ii) the effectiveness of a registration statement filed by the Company on behalf of the investor with respect to the shares purchased and the shares underlying the warrants. The investor will pay the first $50,000 of such registration costs.

    In September, 1996, the Company reached a verbal understanding with Paramount, pursuant to which the Company believes that Paramount will agree to cancel the Company's contractual guarantee of $2.7 million in full, in exchange for which the Company agreed to (i) relinquish all further distribution rights to "Wuthering Heights"; (ii) assign to Paramount all of its rights in any outstanding distribution agreements for the film, and any receivables to be generated therefrom; and (iii) guarantee that Paramount will collect a total of $500,000 in sales revenue from existing distribution agreements no later than January 15, 1997. The Company anticipates that existing license agreements will yield at least $450,000 in revenue prior to January 15, 1997 (of which the Company would have been entitled to retain approximately 20% thereof in commissions), thereby minimizing the Company's exposure under the guarantee to Paramount.


16. UNAUDITED NOTES TO INTERIM QUARTERLY FINANCIAL STATEMENTS AND OTHER UNAUDITED NOTES:



a) SALE OF COMMON STOCK:



On February 26, 1997, the Company issued 500,000 shares of Common Stock to Equity Investors for an aggregate consideration of $375,000. It also granted warrants to purchase 500,000 shares of Common Stock

                          ODYSSEY PICTURES CORPORATION
                              (FORMERLY KNOWN AS)
                     COMMUNICATIONS AND ENTERTAINMENT CORP.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


16. UNAUDITED NOTES TO INTERIM QUARTERLY FINANCIAL STATEMENTS AND OTHER UNAUDITED NOTES: (CONTINUED)


at an exercise price of $1.06 per share to these Equity Investors. The Common Stock and warrants were issued in reliance on Regulation S under the Securities Act.



b) -- FAIR VALUE OF FINANCIAL INSTRUMENTS:



NOTE RECEIVABLE



The carrying amount approximates fair value because of the short maturity of this instrument.



NOTES AND LOANS PAYABLE



The Company was unable to determine a reasonable estimate of the fair value of Notes and Loans Payable without incurring excessive costs due to the nature of these liabilities and due to the financial condition of the Company at this time.



c) -- SUBSEQUENT EVENTS



On September 25, 1996, the Company entered into an agreement with an unaffiliated third party for the purchase of 1,000,000 shares of the Company's common stock in consideration of $750,000, or $.75 per share, payable all cash at closing. In addition, the investor will receive 1,000,000 class A warrants and 1,000,000 class B warrants, each set of warrants being exercisable over a three year period for the purchase of 1,000,000 shares of common stock at the respective exercise prices of $.75 and $1.00 per share.



    Following the purchaser's indication of an unwillingness to consummate this transaction, the parties reached a settlement in principle in June 1997, pursuant to which the purchaser agreed to purchase 66,667 shares of common stock of the company for $50,000, or $.75 per share.



d) -- LITIGATION



On September 18, 1996, Film Bridge International, Inc. ("Film Bridge") filed a complaint in Los Angeles County Superior Court, entitled "Film Bridge International v. Communications and Entertainment Corp., and Does 1 through 50, Inclusive," contending that the Company had breached the terms of an alleged joint venture agreement between the parties regarding the distribution rights to certain films. On December 19, 1996, the Company filed a cross-complaint against Film Bridge alleging that, since the end of June, 1996, Film Bridge had failed to furnish the Company with a proper accounting of its revenues and expenses in connection with the sale to foreign licensees of various films in which the company had an interest and had failed to make payment of at least $450,000 to the Company for monies due and owing to the Company from the foreign sales of such films. An agreement was reached between the parties in May, 1997, as a result of which the Company received $336,000 of the monies being held by Film Bridge, with the balance being retained by Film Bridge as sales commissions and in full settlement of the litigation.



    On or about March 25, 1996, a class action complaint was filed in Los Angeles Superior Court entitled "Dennis Blewitt v. Norman Muller, Jerry Minsky, Dorian Industries, Inc. and Communications and Entertainment Corp." The complaint seeks damages in connection with the Company's treatment in its financial statements of the disposition of its Double Helix subsidiary in June, 1991. The complaint seeks unspecified damages on behalf of all persons who purchased shares of the Company's common stock from and after June 1992. A second action, alleging substantially similar grounds, was filed in December 1996 in Federal court in the United States District Court for the Southern District of California under the caption

                          ODYSSEY PICTURES CORPORATION
                              (FORMERLY KNOWN AS)
                     COMMUNICATIONS AND ENTERTAINMENT CORP.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


16. UNAUDITED NOTES TO INTERIM QUARTERLY FINANCIAL STATEMENTS AND OTHER UNAUDITED NOTES: (CONTINUED)


heading of "Diana Pfannebecker v. N. Norman Muller, Communications and Entertainment Corp., Jay Behling, Jeffrey S. Konvitz, Tom Smith, Jerry Silva, David Mortman, Price Waterhouse & Co., Todman & Co., and Renato Tomacruz." Following the filing of the second action, the first action was dismissed by stipulation in May 1997. The Company has filed a motion to dismiss the complaint in the second action and a hearing on the motion has been scheduled for July 21, 1997. Messrs. Muller, Smith and Mortman, former directors of the Company, have asserted claims for indemnification against the Company. The Company has advised the claimants that it will not provide such indemnification, based on their wrongful actions and failure to comply with various obligations to the Company.



    On or about January 23, 1996, an action was filed in the Los Angeles Superior Court entitled "Greenberg, Glusker, Fields, Claman & Machtinger v. Odyssey Distributors, Ltd., Odyssey Entertainment Ltd. and Communications and Entertainment Corporation," in which the plaintiff seeks damages in the amount of $33,849.98 for legal services rendered to the Company and its subsidiaries. The parties have reached a tentative settlement in the matter, pursuant to which the Company will pay $7,000 to plaintiff, deliver 40,000 freely tradeable shares of the Company's Common Stock to plaintiff, and deliver an additional cash amount to the extent that the aggregate market value of the shares on the date of delivery is less than $40,000. The settlement is contingent on the Company's ability to deliver fully registered shares to plaintiff on or before August 15, 1997.



    The Company has also reached tentative settlements in the matters entitled "Joseph P. Day Realty Corp. v. Communications and Entertainment Corp.," pursuant to which plaintiff (as landlord) was seeking damages in connection with a lease for premises formerly occupied by the Company at 800 Third Avenue in New York City. The plaintiff had secured a judgment for $74,142 representing a portion of the lease term and had commenced a second action seeking additional damages for the period from October, 1995 through July, 1996. Pursuant to the settlement agreement, the Company will be required to deliver 177,500 shares of the Company's Common Stock to each of the landlord and its agent in full settlement of the actions, provided the shares are fully registered and delivered prior to August 15, 1997.



    In the proceeding entitled "In the Private Lessons Partnership v. Carnegie Film Group, Inc., Monogram Pictures Corp., Filmways Entertainment Corp., ATC, Inc., Krishnah Shah, Lonnie Romati, Gerald Muller, Jerry Minsky and Does 1-100," a cross complaint filed by Mr. Shah against the Company in August, 1995 has been dismissed.



e) DEFAULTS UPON SENIOR SECURITIES



    In August and October of 1995, the Company concluded a private placement pursuant to which it issued unsecured promissory notes to unaffiliated investors in the aggregate amount of $312,500. The notes were due in one year but were not paid on their respective due dates on August 28 and October 3, 1996. The Company has made alternative proposals to the noteholders, one of which involves the exchange of notes for registered shares of the Company in an amount equal to 150% of the principal amount of the notes, with shares valued either at $.75 per share or the market value on the date of delivery of the shares. Noteholders representing $262,500 in notes have accepted this proposal (with all but a $50,000 noteholder electing to value their shares at $.75 per share), subject to the delivery of fully registered shares. The remaining note for $50,000 (held by a single noteholder) has not been paid and remains in default.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDERS OR BY ANY UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                            ------------------------

                               TABLE OF CONTENTS

                            ------------------------


                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................    6
Use of Proceeds...........................................................   10
Price Range of Common Stock...............................................   11
Dividend Policy...........................................................   12
Determination of Offering Price...........................................   12
Capitalization............................................................   13
Dilution..................................................................   13
Selected Consolidated Financial Data......................................   14
Management's Discussion and Analysis of Financial Condition and Results of
  Operations..............................................................   15
Business..................................................................   20
Legal Proceedings.........................................................   28
Management................................................................   32
Certain Relationships and Related Transactions............................   39
Principal Stockholders....................................................   40
Selling Stockholders......................................................   41
Plan of Distribution......................................................   41
Description of Securities.................................................   42
Shares Eligible for Future Sale...........................................   44
Legal Matters.............................................................   45
Experts...................................................................   45
Interest of Named Experts and Counsel.....................................   46
Additional Information....................................................   46
Index to Financial Statements.............................................  F-1



                              4,456,637 SHARES OF
                                  COMMON STOCK
                                ($.01 PAR VALUE)


                          ODYSSEY PICTURES CORPORATION

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                                          , 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table itemizes the expenses anticipated to be incurred by Odyssey Pictures Corporation (the "Company" or "Odyssey"), in connection with the issuance and distribution of the securities being registered. All the amounts shown are estimates except the Securities and Exchange Commission registration filing fee. The first $50,000 of such expenses will be paid by certain Selling Stockholders, and the balance will be paid by the Company.

Registration Fee..................................................  $   1,125
Legal Fees and Expenses...........................................     75,000*
Blue Sky Fees & Expenses..........................................     10,000*
Accounting Fees...................................................     15,000*
Printing Costs....................................................     20,000*
Miscellaneous.....................................................      5,000*
                                                                    ---------
                                                                    $ 126,125*

------------------------

*   Estimated

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 78.751(1) of the Nevada Revised Statutes provides that a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his conduct was unlawful.

    Section 78.751(2) provides that a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

    Section 78.751 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (1) and (2) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith, including attorney's fees; that a Nevada corporation may advance (or pay as incurred) any expenses incurred by an officer or director of the corporation in defending a civil or criminal action, upon receipt of an undertaking by such officer or director to repay any amounts so advanced if it is ultimately determined by a court that the officer or director was not entitled to indemnification by the corporation; that indemnification provided for by Section 78.751 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled (except that indemnification may not be made if a final adjudication establishes that the acts in question involved intentional misconduct, fraud or knowing violations of law); and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Nevada law.

    The Company's Articles of Incorporation provide for indemnification of the Company's officers and directors to the fullest extent permitted by law. The Company's Articles of Incorporation also permit the Board of Directors to authorize the Company to purchase and maintain insurance against any liability asserted against any director, officer, employee or agent of the Company arising out of his capacity as such. The Company does not maintain any such liability insurance at the present time.

    Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers, or controlling persons of the Company pursuant to the Company's Articles of Incorporation, its By-Laws and the Nevada Revised Statutes, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

    As permitted by the Nevada Revised Statutes, the Company's Articles of Incorporation provide that directors of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for acts or omissions not in good faith or which involve intentional misconduct, fraud or a knowing violation of law, or (ii) under certain sections of Nevada law relating to prohibited dividends or distributions. As a result of this provision, the Company and its stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care to the Company.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

    Since January 1, 1994, the Company has issued the following unregistered securities:

COMMON STOCK:

    (a) In consideration of services rendered to the Company, and in consideration of the cancellation of deferred compensation notes, the Company issued the following shares of Common Stock to each of Stephen R. Greenwald, Ira
N. Smith and Lawrence I. Schneider on the dates and in consideration of the amounts indicated: (i) on June 10, 1996, the Company issued to each of the foregoing 83,120 Shares of Common Stock upon conversion of a note representing deferred compensation (including interest) in the amount of $62,339.86; (ii) on June 30, 1996, the Company issued to each of the foregoing 19,231 Shares of Common Stock upon conversion of a note representing deferred compensation (no interest applicable) in the amount of $15,000; and (iii) on September 30, 1996, the Company issued to each of the foregoing 26,316 Shares of Common Stock upon conversion of a note representing deferred compensation (no interest applicable) in the amount of $15,000.

    (b) On October 4, 1996, the Company issued 10,000 Shares of Common Stock to Howard J. Kerker in consideration of services rendered to the Company.

    (c) On March 6, 1996, the Company issued 333,334 shares of Common Stock to its wholly owned subsidiary, Odyssey Distributors, Ltd. in consideration of the transfer of certain distribution rights to the Company.


    (d) On February 26, 1997, the Company issued 500,000 shares of Common Stock to the Equity Investors for an aggregate consideration of $375,000 in reliance on Regulation S under the Securities Act.



    (e) On February 26, 1997, the Company issued 26,000 shares of Common Stock to Corporate Imaging in consideration of services rendered to the Company.

    (f) On February 26, 1997, the Company issued 7,500 shares of Common Stock to Lloyd Trufelman in consideration of services rendered to the Company.



    (g) On the effective date of this Registration Statement, the Company will issue (i) 595,455 shares of Common Stock to Exchanging Noteholders in cancellation of 12% notes in the aggregate face amount of $262,500, (ii) 120,000 shares of Common Stock to Olshan Grundman in cancellation of a promissory note in the face amount of $70,000, (iii) 66,667 shares of Common Stock to David A. Somerstein, (iv) 40,000 shares of Common Stock to Greenberg, Glusker, Fields, Claman & Machtinger, and (v) 177,500 shares of Common Stock to the attorneys for each of 800 Third Avenue Associates and Joseph P. Day Realty Corp.


NOTES:

    In August and October of 1995, the Company concluded a private placement pursuant to which it issued unsecured promissory notes to unaffiliated investors in the aggregate amount of $312,500. The notes have a maturity date of one year and bear interest at the rate of 12% per annum. A total of 6.25 units were sold at a purchase price of $50,000 per unit (the "Units"). In addition, warrants were issued to the purchasers at the rate of 4,167 warrants for each unit sold, or a total of 26,042 warrants (on a post Reverse Split basis). Each warrant certificate entitles the holder thereof to purchase one share of common stock at an exercise price of either $2.83 per share (the August warrants) or $2.37 per share (the October warrants) over a three year period commencing one year after the closing of the private placement. The purchasers of the Units were as follows: William M. Tucker, Ken Chamberlin, Harold Fogelquist, Martha and Craig London, Lois and Alan Bauer, Jack Spitzer, Gerald Peretz, Brian and Helen Meyers, Marilyn and Robert Chandross, and William Schwartz (collectively, the "Unit Purchasers").


    In April, 1997, the Company borrowed an aggregate of $100,000 from the following directors of the Company: Stephen R. Greenwald ($50,000), Lawrence I. Schneider ($25,000) and Robert E. Miller, Jr. ($25,000). The Company issued demand promissory notes to the lenders in the amounts indicated, each note bearing interest at the rate of 9.25% per annum. In June, 1997, the Company borrowed an additional $25,000 from Aaron Richard Golub, an unaffiliated party, on the same terms as the loans made by Messrs, Greenwald, Schneider & Miller.


WARRANTS:


    During the 1994 calendar year, the Company granted warrants to purchase 4,167 shares of Common Stock at an exercise price of $7.50 per share to H.L. Lanzet. During the 1995 calendar year, the Company granted warrants to purchase an aggregate of 223,540 shares of Common Stock at exercise prices ranging from $2.37 per share to $3.91 per share, to the following persons: Lawrence Schneider, Henry Schneider, Patrick Haynes, Russell T. Stern, Jr., Robert E. Miller, Jr., Shane O'Neil, Robert Hesse, Jeffry Konvitz, Olshan Grundman Frome & Rosensweig, Jay Behling, Ira N. Smith, Stephen R. Greenwald, and the Unit Purchasers. During the 1996 calendar year, the Company granted warrants to purchase an aggregate of 1,385,833 shares of Common Stock at exercise prices ranging from $.625 per share to $2.83 per share, to the following persons: G&H Media, Ltd. (Stephen R. Greenwald), Ira N. Smith, Lawrence Schneider, Olshan Grundman Frome & Rosensweig, Global Capital Resources (Lawrence Schneider), Robert E. Miller, Jr., Howard Kerker, Josh Grode, Cerberus Group (Shane O'Neil), Film Bridge International, Inc., Trylon Communications, Inc., Wayne Koby, Kinnevik Media, Ltd., Andrea Miller, Marvin Grossman, Brenda Reiss, Leonard Machtinger and Franz Afman.


    In addition, in December, 1996, the Company lowered the exercise price on the following warrants to $1.00 per share: 8,333 warrants to Robert Miller at an original exercise price of $3.91 per share; 33,333 warrants to Robert Miller at an original exercise price of $2.83 per share; 25,000 warrants to Robert Miller at an original exercise price of $1.87 per share; 8,333 warrants to Lawrence Schneider at an original exercise price of $3.91 per share; 16,667 warrants to each of Lawrence Schneider, G & H Media, Ltd. and

Ira Smith at an original exercise price of $2.83 per share; and 200,000 warrants to each of Lawrence Schneider, G & H Media, Ltd. and Ira Smith at an original exercise price of $1.87 per share.


    In February, 1997, the Company granted warrants to purchase 125,000 shares of Common Stock at an exercise price of $1.06 per share to each of the following four persons: Johann Schotte, A Hero from Zero N.V., Gold Leaf Pictures Belgium bvba, and Chardonnay Enterprises, Ltd. The warrants were issued pursuant to Regulation S of the Securities Act.



    In April and June, 1997, the Company granted an aggregate of 125,000 warrants to purchase shares of Common Stock at an exercise price of $1.00 per share to the following persons: G & H Media, Ltd. (an affiliate of Stephen R. Greenwald), Lawrence I. Schneider, Robert E. Miller, Jr., and Aaron Richard Golub.



    Except as otherwise indicated, all of the securities described in this
Section 15 were offered and sold in reliance upon the exemption from registration set forth in Section 4(2) of the Securities Act, relative to sales made by an issuer not involving a public offering.


ITEM 16. EXHIBITS


      3.1  Articles of Incorporation, as amended through June 30, 1995(1)
      3.2  Amendments to Articles of Incorporation filed in March and June, 1996(8)
      3.3  Amendment to Articles of Incorporation filed in January, 1997(9)
      3.4  By-laws(1)
      4.1  Indenture between Odyssey and Continental Stock Transfer and Trust Company
           ("Continental") dated as of July 15, 1987(1)
      4.2  Form of Supplemental Indenture between Continental and the Company(1)
      4.3  Form of Common Stock Certificate(1)
      4.4  Form of options granted of officers, directors and 5% stockholders(2)
      4.5  Form of Warrant issued to purchasers parties to the 1995 Private Placement completed
           September 30, 1995(5)
      4.6  Form of 12% Unsecured Promissory Note issued to purchasers parties to the 1995
           Private Placement completed September 30, 1995(5)
      4.7  Form of Stock Option Agreement by and between the Company and officers and directors of the Company, for stock options issued in April 1995(5)
      4.8  General form of Common Stock Purchase Warrant by and between the Company and officers, directors, employees and consultants of the Company(8)
      4.9  Common Stock Purchase Warrant, dated March 6, 1996, between the Company and G & H
           Media, Ltd. (assignee of Stephen R. Greenwald)(7)
     4.10  Common Stock Purchase Warrant, dated March 6, 1996, between the Company and Lawrence
           I. Schneider(7)
     4.11  Common Stock Purchase Warrant, dated March 6, 1996, between the Company and Ira N.
           Smith(7)
     4.12  Form of Common Stock Purchase Warrant, dated December 2, 1996, between the Company and each of G & H Media, Ltd., Lawrence I. Schneider and Ira N. Smith(9)
     4.13  Form of Common Stock Purchase Warrant issued to each of Johann Schotte, A Hero from
           Zero N.V., Gold Leaf Pictures Belgium bvba, and Chardonnay Enterprises, Ltd., on
           February 26, 1997.(10)
     4.14  Form of Common Stock Purchase Warrant issued to each of Lawrence I. Schneider, Robert
           E. Miller, Jr. and Aaron Richard Golub, on April 29, April 29 and June 16, 1997,
           respectively.(10)
     4.15  Form of Common Stock Purchase Warrant issued to G & H Media, Ltd. on April 29,
           1997(10)
     4.16  Form of Promissory Note issued to each of Lawrence I. Schneider, Robert E. Miller,
           Jr. and Aaron Richard Golub, on April 29, April 29 and June 16, 1997,
           respectively.(10)

     4.17  Form of Promissory Note issued to G & H Media, Ltd. on April 29, 1997.(10)
      5.1  Opinion of Howard J. Kerker, P.C.(9)
     10.1  1989 Long Term Incentive Plan(1)
     10.2  Agreement of Settlement and Release, dated October 2, 1995, by and between Home Box
           Office, Inc. and Odyssey(5)
     10.3  Private Placement Memorandum used in connection with 1995 Private Placement (the
           "1995 Private Placement Memorandum")(5)
     10.4  Supplement to the 1995 Private Placement Memorandum(5)
     10.5  Supplement No. 2 to the 1995 Private Placement Memorandum(5)
     10.6  Supplement No. 3 to the 1995 Private Placement Memorandum(5)
     10.7  Settlement Agreement, dated as of March 31, 1995, by and between the Company,
           Odyssey, Global Intellicom, Inc., N. Norman Muller, Thomas W. Smith, David Mortman,
           Robert Ferraro, the CECO Shareholders Committee, Lawrence Schneider, Robert E.
           Miller, Henry Schneider, Robert Hesse, Shane O'Neil, Patrick Haynes, Russell T.
           Stern, Jr., Thurston Group, Inc., The Insight Fund, L.P. and Lois Muller(3)
     10.8  Memorandum of Agreement, dated as of August 24, 1995 between the Company and Multipix
           Communications, Inc.(4)
     10.9  Termination Agreement, dated as of January 2, 1996, between Regency International
           Pictures, B.V. and Odyssey Distributors B.V.(6)
    10.10  Employment Agreement dated October 1, 1995, between the Company and Stephen R.
           Greenwald(6)
    10.11  Employment Agreement dated October 1, 1995, between the Company and Lawrence I.
           Schneider(6)
    10.12  Employment Agreement dated October 1, 1995, between the Company and Ira N. Smith (6)
    10.13  Agreement, dated March 6, 1996, between Communications and Entertainment Corp. and its wholly-owned subsidiary, Odyssey Distributors, Ltd.(7)
    10.14  Severance and Consulting Agreement, dated March 26, 1996, between the Company and
           Shane O'Neil, and related modifying agreement dated March 28, 1996(7)
    10.15  Management Agreement between the Company and Stephen R. Greenwald, dated March 6,
           1996, superseding the Employment Agreement dated October 1, 1995(8)
    10.16  Management Agreement between the Company and Lawrence I. Schneider, dated March 6,
           1996, superseding the Employment Agreement dated October 1, 1995(8)
    10.17  Management Agreement between the Company and Ira N. Smith, dated March 6, 1996, superseding the Employment Agreement dated October 1, 1995(8)
    10.18  Addendum to Management Agreements of Messrs. Schneider, Greenwald and Smith(8)
    10.19  Joint Venture Letter between the Company and Film Bridge International, Inc., dated
           March 11, 1996(8)
    10.20  Lease for office premises at 1875 Century Park East, Suite 2130, Los Angeles,
           California, dated May 9, 1996(8)
    10.21  Agreement dated August 29, 1996, between the Company and Kinnevik Media Properties,
           Ltd.(8)
    10.22  Agreement dated September 6, 1996 between the Company and Mr. David Somerstein(8)
    10.23  Settlement Agreement and Release between Paramount Pictures Corporation and Odyssey
           Distributors, Ltd. (a wholly owned subsidiary of the Company), and Guarantee
           Agreement of the Company, each dated as of September 26, 1996(9)
    10.24  Form of Settlement Agreement with Generale Bank Nederland, N.V., dated as of December
           18, 1996(9)
     21.1  Subsidiaries of the Registrant(3)
     23.1  Consent of Howard J. Kerker, P.C. (included in opinion filed as Exhibit 5.1).(9)

     23.2  Consent of Price Waterhouse LLP(11)


------------------------

(1) Incorporated herein by reference to the Company's Registration Statement on Form S-4, File No. 33-34627.

(2) Incorporated herein by reference to the Company's Registration Statement on Form S-1, File No. 33-43371.

(3) Incorporated herein by reference to the Company's Current Report on Form 8-K filed April 12, 1995, File No. 0-18954.

(4) Incorporated herein by reference to the Company's Current Report on Form 8-K filed August 30, 1995, File No. 0-18954.

(5) Incorporated herein by reference to the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1995, File No. 0-18954.

(6) Incorporated herein by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1995, File No. 0-18954.

(7) Incorporated herein by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996, File No. 0-18954.

(8) Incorporated herein by reference to the Company's Annual Report on Form 10-K for the year ended June 30, 1996, File No. 0-18954.

(9) Previously filed.


(10) Incorporated herein by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, File No. 0-18954.



(11) To be filed by amendment.


ITEM 17. UNDERTAKINGS.

    The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4) That, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this Amendment to the report to be signed on its behalf by the undersigned, thereunto duly authorized.



                                ODYSSEY PICTURES CORPORATION

                                BY:           /S/ STEPHEN R. GREENWALD
                                     -----------------------------------------
                                               Stephen R. Greenwald,
                                              CHIEF EXECUTIVE OFFICER
DATED: JULY 2, 1997




    Pursuant to the requirements of the Securities Exchange Act of 1934, this Amendment to the report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.



          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------

                                Chief Executive Officer;
   /s/ STEPHEN R. GREENWALD       Co-Chairman in the Office
------------------------------    of Chairman; Director            7/2/97
     Stephen R. Greenwald         (Principal Executive
                                  Officer)

                                Exec. Vice-President &
     /s/ MARVIN GROSSMAN          Chief Financial Officer
------------------------------    (Principal Financial and         7/2/97
       Marvin Grossman            Accounting Officer)

       /s/ IRA N. SMITH         President; Co-Chairman in
------------------------------    the Office of Chairman;          7/2/97
         Ira N. Smith             Director

  /s/ LAWRENCE I. SCHNEIDER     Co-Chairman in the Office
------------------------------    of Chairman; Director            7/2/97
    Lawrence I. Schneider

  /s/ ROBERT E. MILLER, JR.     Director
------------------------------                                     7/2/97
    Robert E. Miller, Jr.

                                 EXHIBIT INDEX


      3.1  Articles of Incorporation, as amended through June 30, 1995(1)
      3.2  Amendments to Articles of Incorporation filed in March and June, 1996(8)
      3.3  Amendment to Articles of Incorporation filed in January, 1997(9)
      3.4  By-laws(1)
      4.1  Indenture between Odyssey and Continental Stock Transfer and Trust Company
           ("Continental") dated as of July 15, 1987(1)
      4.2  Form of Supplemental Indenture between Continental and the Company(1)
      4.3  Form of Common Stock Certificate(1)
      4.4  Form of options granted of officers, directors and 5% stockholders(2)
      4.5  Form of Warrant issued to purchasers parties to the 1995 Private Placement completed
           September 30, 1995(5)
      4.6  Form of 12% Unsecured Promissory Note issued to purchasers parties to the 1995
           Private Placement completed September 30, 1995(5)
      4.7  Form of Stock Option Agreement by and between the Company and officers and directors of the Company, for stock options issued in April 1995(5)
      4.8  General form of Common Stock Purchase Warrant by and between the Company and officers, directors, employees and consultants of the Company(8)
      4.9  Common Stock Purchase Warrant, dated March 6, 1996, between the Company and G & H
           Media, Ltd. (assignee of Stephen R. Greenwald)(7)
     4.10  Common Stock Purchase Warrant, dated March 6, 1996, between the Company and Lawrence
           I. Schneider(7)
     4.11  Common Stock Purchase Warrant, dated March 6, 1996, between the Company and Ira N.
           Smith(7)
     4.12  Form of Common Stock Purchase Warrant, dated December 2, 1996, between the Company and each of G & H Media, Ltd., Lawrence I. Schneider and Ira N. Smith(9)
     4.13  Form of Common Stock Purchase Warrant issued to each of Johann Schotte, A Hero from
           Zero N.V., Gold Leaf Pictures Belgium bvba, and Chardonnay Enterprises, Ltd., on
           February 26, 1997.(10)
     4.14  Form of Common Stock Purchase Warrant issued to each of Lawrence I. Schneider, Robert
           E. Miller, Jr. and Aaron Richard Golub, on April 29, April 29 and June 16, 1997,
           respectively.(10)
     4.15  Form of Common Stock Purchase Warrant issued to G & H Media, Ltd. on April 29,
           1997(10)
     4.16  Form of Promissory Note issued to each of Lawrence I. Schneider, Robert E. Miller,
           Jr. and Aaron Richard Golub, on April 29, April 29 and June 16, 1997,
           respectively.(10)
     4.17  Form of Promissory Note issued to G & H Media, Ltd. on April 29, 1997.(10)
      5.1  Opinion of Howard J. Kerker, P.C.(9)
     10.1  1989 Long Term Incentive Plan(1)
     10.2  Agreement of Settlement and Release, dated October 2, 1995, by and between Home Box
           Office, Inc. and Odyssey(5)
     10.3  Private Placement Memorandum used in connection with 1995 Private Placement (the
           "1995 Private Placement Memorandum")(5)
     10.4  Supplement to the 1995 Private Placement Memorandum(5)
     10.5  Supplement No. 2 to the 1995 Private Placement Memorandum(5)
     10.6  Supplement No. 3 to the 1995 Private Placement Memorandum(5)
     10.7  Settlement Agreement, dated as of March 31, 1995, by and between the Company,
           Odyssey, Global Intellicom, Inc., N. Norman Muller, Thomas W. Smith, David Mortman,
           Robert Ferraro, the CECO Shareholders Committee, Lawrence Schneider, Robert E.
           Miller, Henry Schneider, Robert Hesse, Shane O'Neil, Patrick Haynes, Russell T.
           Stern, Jr., Thurston Group, Inc., The Insight Fund, L.P. and Lois Muller(3)
     10.8  Memorandum of Agreement, dated as of August 24, 1995 between the Company and Multipix
           Communications, Inc.(4)
     10.9  Termination Agreement, dated as of January 2, 1996, between Regency International
           Pictures, B.V. and Odyssey Distributors B.V.(6)
    10.10  Employment Agreement dated October 1, 1995, between the Company and Stephen R.
           Greenwald(6)

    10.11  Employment Agreement dated October 1, 1995, between the Company and Lawrence I.
           Schneider(6)
    10.12  Employment Agreement dated October 1, 1995, between the Company and Ira N. Smith (6)
    10.13  Agreement, dated March 6, 1996, between Communications and Entertainment Corp. and its wholly-owned subsidiary, Odyssey Distributors, Ltd.(7)
    10.14  Severance and Consulting Agreement, dated March 26, 1996, between the Company and
           Shane O'Neil, and related modifying agreement dated March 28, 1996(7)
    10.15  Management Agreement between the Company and Stephen R. Greenwald, dated March 6,
           1996, superseding the Employment Agreement dated October 1, 1995(8)
    10.16  Management Agreement between the Company and Lawrence I. Schneider, dated March 6,
           1996, superseding the Employment Agreement dated October 1, 1995(8)
    10.17  Management Agreement between the Company and Ira N. Smith, dated March 6, 1996, superseding the Employment Agreement dated October 1, 1995(8)
    10.18  Addendum to Management Agreements of Messrs. Schneider, Greenwald and Smith(8)
    10.19  Joint Venture Letter between the Company and Film Bridge International, Inc., dated
           March 11, 1996(8)
    10.20  Lease for office premises at 1875 Century Park East, Suite 2130, Los Angeles,
           California, dated May 9, 1996(8)
    10.21  Agreement dated August 29, 1996, between the Company and Kinnevik Media Properties,
           Ltd.(8)
    10.22  Agreement dated September 6, 1996 between the Company and Mr. David Somerstein(8)
    10.23  Settlement Agreement and Release between Paramount Pictures Corporation and Odyssey
           Distributors, Ltd. (a wholly owned subsidiary of the Company), and Guarantee
           Agreement of the Company, each dated as of September 26, 1996(9)
    10.24  Form of Settlement Agreement with Generale Bank Nederland, N.V., dated as of December
           18, 1996(9)
     21.1  Subsidiaries of the Registrant(3)
     23.1  Consent of Howard J. Kerker, P.C. (included in opinion filed as Exhibit 5.1).(9)
     23.2  Consent of Price Waterhouse LLP(11)


------------------------

(1) Incorporated herein by reference to the Company's Registration Statement on Form S-4, File No. 33-34627.

(2) Incorporated herein by reference to the Company's Registration Statement on Form S-1, File No. 33-43371.

(3) Incorporated herein by reference to the Company's Current Report on Form 8-K filed April 12, 1995, File No. 0-18954.

(4) Incorporated herein by reference to the Company's Current Report on Form 8-K filed August 30, 1995, File No. 0-18954.

(5) Incorporated herein by reference to the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1995, File No. 0-18954.

(6) Incorporated herein by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1995, File No. 0-18954.

(7) Incorporated herein by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996, File No. 0-18954.

(8) Incorporated herein by reference to the Company's Annual Report on Form 10-K for the year ended June 30, 1996, File No. 0-18954.

(9) Previously filed.


(10) Incorporated herein by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, File No. 0-18954.



(11) To be filed by amendment.